PAGE

                          SCHEDULE 14A INFORMATION

                 Proxy Statement Pursuant to Section 14(a)
                   of the Securities Exchange Act of 1934

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /
Check the appropriate box:
/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Section 240.14a-11(c) or Section
    240.14a-12

                            Rexnord Corporation
              (Name of Registrant as Specified in its Charter)

                            Rexnord Corporation
                 (Name of Person(s) Filing Proxy Statement)
Payment of Filing Fee (Check the appropriate box):
/ / $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:
                                     Common Stock

    2) Aggregate number of securities to which transaction applies:
                                        9,583,944

    3) Per unit price or other underlying value of transaction computed pur-suant to Exchange Act Rule 0-11:
                                     $215,638,740

    4) Proposed maximum aggregate value of transaction:
                                     $215,638,740
/X/ Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:  $43,127.75


    2) Form, Schedule or Registration Statement No.: Schedule 14A


    3) Filing Party: Rexnord Corporation


    4) Date Filed: December 22, 1993



PAGE

                                   [LOGO]

                            REXNORD CORPORATION
                        4701 WEST GREENFIELD AVENUE
                         MILWAUKEE, WISCONSIN 53214

                                                          January  5, 1994

Dear Stockholder:

    You are cordially invited to attend a Special Meeting of Stockholders of Rexnord Corporation (the "Company"), to be held at The Pfister Hotel, 424 East Wisconsin Avenue, Milwaukee, Wisconsin, on Thursday, January 27, 1994 at 10:00 a.m., local time. A notice of the Special Meeting, a proxy and a proxy statement containing information about the matters to be acted upon are en-closed. All holders of the Company's outstanding shares of Common Stock as of the close of business on December 30, 1993 (the "Record Date") will be entitled to notice of and to vote at the Special Meeting.

    At the Special Meeting, you will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of December 1, 1993 (the "Merger Agreement"), between the Company and BTR Dunlop Holdings, Inc., a Delaware corporation ("BTR Holdings"), and the transactions contemplated thereby, pursuant to which, among other things,
(i) BTR Holdings or, at the discretion of BTR Holdings, a subsidiary thereof, will be merged with and into the Company, with the Company being the surviving corporation (the "Merger") and (ii) each outstanding share of the common stock, par value $.01 per share ("Common Stock"), of the Company (other than shares of Common Stock owned by BTR Holdings or the Com-pany or any affiliate thereof and other than shares of Common Stock held by the Company as treasury stock immediately prior to the Effective Time (as defined in the Merger Agreement), which shares will be cancelled, and other than shares of Common Stock held by stockholders, if any, who properly exer-cised their dissenters' rights under Delaware law) will be cancelled and converted into the right to receive in cash the greater of (a) $22.50 or (b) the highest price paid by BTR Holdings (or any affiliate thereof) to pur-chase shares of Common Stock from any affiliate of the Company at or prior to the Effective Time. The Company has been advised by BTR Holdings that it has not purchased and has no intention to purchase shares of Common Stock from any affiliate of the Company for a price higher than $22.50 per share. BTR Holdings is an indirect wholly-owned subsidiary of BTR plc, a United Kingdom limited liability company ("BTR"). BTR is not a party to the Merger Agreement.

    Details of the Merger and other important information are set forth in the accompanying Proxy Statement, which you are urged to read carefully.

    Approval and adoption of the Merger Agreement requires the affirmative vote of holders of at least a majority of the outstanding shares of the Com-mon Stock of the Company. BTR Holdings, as of the Record Date, beneficially owned approximately 52.8% of the outstanding shares of Common Stock and, therefore, has sufficient voting power to approve all matters to be consid-ered at the Special Meeting, regardless of the vote of any other stockholder of the Company. BTR Holdings has informed the Company that it intends to PAGE vote all of its shares of Common Stock in favor of the approval and adoption of the Merger Agreement and transactions contemplated thereby. Nevertheless, your Board of Directors believes that your representation at the Special Meeting is important and urges you to vote your shares of Common Stock.

    Your Board of Directors, together with a special committee of indepen-dent directors (the "Special Committee"), has carefully reviewed and con-sidered the terms and conditions of the Merger. In addition, the Special Committee has received the written opinion of its financial advisor, Donald-son, Lufkin & Jenrette Securities Corporation, to the effect that the con-sideration to be received by the Company's stockholders (other than stock-holders who are affiliates of the Company) in the Merger is fair to such stockholders from a financial point of view.

    Your Board of Directors, upon recommendation of the Special Committee, has unanimously determined that the terms of the Merger are fair to, and in the best interests of, the Company and its stockholders (other than stock-holders who are affiliates of the Company), has approved and adopted the Merger Agreement and the transactions contemplated thereby and recommends that the stockholders of the Company vote FOR the approval and adoption of the Merger Agreement and the transactions contemplated thereby.

    WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE AS SOON AS POSSIBLE SO THAT YOUR SHARES WILL BE REPRESENTED. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                                      Sincerely,

                                      James R. Swenson
                                      Chairman of the Board, President
                                       and Chief Executive Officer

PAGE

                                   [LOGO]

                            REXNORD CORPORATION
                        4701 WEST GREENFIELD AVENUE
                         MILWAUKEE, WISCONSIN 53214

                              --------------------

                 NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                             JANUARY 27, 1994

TO THE STOCKHOLDERS OF REXNORD CORPORATION:


    Notice is hereby given that a Special Meeting of the stockholders of Rexnord Corporation (the "Company") will be held at The Pfister Hotel, 424 East Wisconsin Avenue, Milwaukee, Wisconsin, on Thursday, January 27, 1994 at 10:00 a.m., local time, for the following purposes:

    (1) To consider and vote upon a proposal to approve and adopt the Agree-ment and Plan of Merger, dated as of December 1, 1993 (the "Merger Agreement"), between the Company and BTR Dunlop Holdings, Inc. a Delaware corporation ("BTR Holdings"), and the transactions con-templated thereby, pursuant to which, among other things, (i) BTR Holdings or, at the discretion of BTR Holdings, a subsidiary thereof, will be merged with and into the Company, with the Company being the surviving corporation (the "Merger") and (ii) each out-standing share of the common stock, par value $.01 per share (the "Common Stock"), of the Company (other than shares of Common Stock owned by BTR Holdings or the Company or any affiliate thereof and other than shares of Common Stock held by the Company as treasury stock immediately prior to the Effective Time (as defined in the Merger Agreement), which shares will be cancelled, and other than shares of Common Stock held by stockholders, if any, who properly exercised their dissenters' rights under Delaware law) will be can-celled and converted into the right to receive in cash the greater of (a) $22.50 or (b) the highest price paid by BTR Holdings (or any affiliate thereof) to purchase shares of Common Stock from any af-filiate of the Company at or prior to the Effective Time (the Com-pany has been advised by BTR Holdings that it has not purchased and has no intention to purchase shares of Common Stock from any affili-ate of the Company for a price higher than $22.50 per share), as more fully described in the accompanying Proxy Statement; and

    (2) To transact such other business as may properly be brought before the meeting or any adjournment or postponement thereof.

    A copy of the Merger Agreement is attached as Annex A to the Proxy Statement that accompanies this Notice of Special Meeting.

    Your Board of Directors, upon recommendation of the Special Committee (consisting of three disinterested directors), has unanimously determined that the terms of the Merger are fair to, and in the best interests of, the Company and its stockholders (other than stockholders who are affiliates of the Company), has approved and adopted the Merger Agreement and the transac-tions contemplated thereby and recommends that the stockholders of the Com-pany vote FOR the approval and adoption of the Merger Agreement and the transactions contemplated thereby.

    Stockholders of record at the close of business on December 30, 1993 (the "Record Date") are entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements thereof.

    BTR Holdings, as of the Record Date, beneficially owned approximately 52.8% of the outstanding shares of the Common Stock and, therefore, has sufficient voting power to approve all matters to be considered at the Spe-cial Meeting, regardless of the vote of any other stockholder of the Com-pany. BTR Holdings has informed the Company that it intends to vote all of its shares of Common Stock in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby. Nevertheless, your Board of Directors believes that your representation at the Special Meeting is important and urges you to vote your shares of Common Stock.

    WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE PROMPTLY. IF YOU ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO BY REVOKING YOUR PROXY AT ANY TIME PRIOR TO THE VOTING THEREOF.

                                      By order of the Board of Directors,

                                      Thomas J. Jansen,
                                      Secretary

Milwaukee, Wisconsin
January 5, 1994

PAGE

                            REXNORD CORPORATION
                        4701 WEST GREENFIELD AVENUE
                         MILWAUKEE, WISCONSIN 53214

                              --------------------

                              PROXY STATEMENT

                              --------------------

                      SPECIAL MEETING OF STOCKHOLDERS
                      TO BE HELD ON JANUARY 27, 1994

                              --------------------

    This Proxy Statement is furnished to holders of common stock, par value $.01 per share (the "Common Stock"), of Rexnord Corporation, a Delaware corporation (the "Company"), in connection with the solicitation by the Board of Directors of the Company of proxies to be used at the Special Meet-ing of Stockholders of the Company to be held on January 27, 1994, and any adjournments or postponements thereof (the "Special Meeting"). The date on which this Proxy Statement and the enclosed proxy are being first sent to stockholders is on or about January 5, 1994.

    At the Special Meeting, stockholders will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of December 1, 1993, a copy of which is attached hereto as Annex A (the "Merger Agreement"), between the Company and BTR Dunlop Holdings, Inc., a Delaware corporation ("BTR Holdings"), and the transactions contemplated thereby, pursuant to which, among other things, (i) BTR Holdings or, at the discretion of BTR Holdings, a subsidiary thereof, will be merged with and into the Company, with the Company being the surviving corporation (the "Merger") and (ii) each outstanding share of the Common Stock (other than shares of Common Stock owned by BTR Holdings or the Company or any affiliate thereof and other than shares of Common Stock held by the Company as trea-sury stock immediately prior to the Effective Time (as defined herein), which shares will be cancelled and other than shares of Common Stock held by stockholders, if any, who properly exercised their dissenters' rights under Delaware law) will be cancelled and converted into the right to receive in cash the greater of (a) $22.50 or (b) the highest price paid by BTR Holdings (or any affiliate thereof) to purchase shares of Common Stock from any af-filiate of the Company prior to the Effective Time. The Company has been ad-vised by BTR Holdings that it has not purchased and has no intention to pur-chase shares of Common Stock from any affiliate of the Company for a price higher than $22.50 per share. BTR Holdings is an indirect wholly-owned sub-sidiary of BTR plc, a United Kingdom limited liability company ("BTR").
BTR is not a party to the Merger Agreement.

    Stockholders of record at the close of business on December 30, 1993 (the "Record Date") are entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements thereof. At the Record Date there were outstanding 18,895,356 shares of Common Stock, each of which will be entitled to one vote on each matter to be acted upon at the Special Meeting and all adjournments thereof.

    The information herein concerning (i) the Company and its advisors has been furnished by the Company, (ii) BTR, BTR Holdings and their advisors has been furnished by BTR and BTR Holdings and (iii) The Fairchild Corporation, a Delaware corporation ("TFC"), has been furnished by TFC.

    The Merger is conditioned upon, among other things, approval of the Merger by holders of at least a majority of the outstanding shares of Common Stock. BTR Holdings, as of the Record Date, beneficially owned approximately 52.8% of the outstanding shares of Common Stock and, therefore, has suffi-cient voting power to approve all matters to be considered at the Special Meeting, regardless of the vote of any other stockholder of the Company. BTR Holdings has informed the Company it intends to vote all of its shares of Common Stock in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby.

    NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT IN CONNEC-TION WITH THE SOLICITATION OF PROXIES HEREBY AND, IF GIVEN OR MADE, SUCH IN-FORMATION OR REPRESENTATION MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON.
PAGE

                             TABLE OF CONTENTS

                                                                        Page

SUMMARY ................................................................  5

THE SPECIAL MEETING .................................................... 11
    Date, Place and Time ............................................... 11
    Matters to be Considered at the Meeting ............................ 11
    Record Date; Voting at the Meeting ................................. 11
    Vote Required ...................................................... 12
    Solicitation, Revocation and Use of Proxies ........................ 12

THE MERGER ............................................................. 13
    Background of the Merger ........................................... 13
    Recommendation of the Board of Directors; Reasons for the Merger ... 15
    Opinion of Financial Advisor ....................................... 16
    Interests of Certain Persons in the Merger ......................... 21

THE MERGER AGREEMENT ................................................... 25
    The Merger ......................................................... 25
    Representations and Warranties ..................................... 26
    Certain Covenants .................................................. 26
    Conditions to the Merger ........................................... 28
    Amendment and Modification ......................................... 28
    Termination ........................................................ 29
    Indemnification .................................................... 29
    Merger Agreement Guarantee ......................................... 30
    Federal Income Tax Consequences .................................... 30
    Accounting Treatment ............................................... 31
    Regulatory Matters ................................................. 31

APPRAISAL RIGHTS ....................................................... 32

CERTAIN OTHER AGREEMENTS ............................................... 34
    The Standstill Agreement ........................................... 34
    The Purchase Agreements ............................................ 34

SELECTED FINANCIAL DATA ................................................ 36

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS ........................................................ 38
    Results of Operations .............................................. 38
    Pro Forma Financial Results ........................................ 44
    Liquidity, Capital Expenditures and Financial Condition ............ 44
    Inflation .......................................................... 46

THE COMPANY'S BUSINESS ................................................. 47
    Overview ........................................................... 47
    History ............................................................ 47
    Products ........................................................... 48
    Sales and Marketing ................................................ 49
    Competition ........................................................ 50
    Backlog of Orders .................................................. 51
    International Operations ........................................... 51
    Raw Materials ...................................................... 51
PAGE

                                                                        Page
    Research and Development ........................................... 51
    Patents and Trademarks ............................................. 51
    Executive Officers of the Company .................................. 52
    Employees .......................................................... 53
    Environmental Matters .............................................. 53
    1988 Restructuring ................................................. 55
    Properties ......................................................... 55
    Certain Legal Proceedings .......................................... 56
    Change of Control of the Company ................................... 57

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT ........................................................... 58

MARKET PRICE DATA ...................................................... 59
    Market Information ................................................. 59
    Approximate Number of Stockholders ................................. 59
    Dividend History and Restrictions .................................. 59

CERTAIN INFORMATION CONCERNING BTR HOLDINGS ............................ 59

INDEPENDENT AUDITORS ................................................... 59

OTHER MATTERS .......................................................... 59

STOCKHOLDER PROPOSALS .................................................. 60

INDEX TO FINANCIAL STATEMENTS .......................................... 61

Annex A - Merger Agreement

Annex B - Appraisal Rights

Annex C - Opinion of Donaldson, Lufkin & Jenrette Securities Corporation



PAGE

                                  SUMMARY

    The following is a summary of certain information contained elsewhere in this Proxy Statement. Reference is made to, and this summary is qualified in its entirety by, the more detailed information appearing in this Proxy Statement and the Annexes hereto. Unless otherwise defined herein, capital-ized terms used in this summary have the respective meanings set forth else-where in this Proxy Statement. Stockholders are urged to read this Proxy Statement and the Annexes hereto in their entirety.

                               THE COMPANIES
Rexnord Corporation.....  The Company is one of the largest manufacturers and suppliers of mechanical power transmission components and related products in the world, offering the broadest product line in the indus-try. The principal executive offices of the Com-pany are located at 4701 West Greenfield Avenue, Milwaukee, Wisconsin 53214 and the telephone number is (414) 643-3000.
BTR Dunlop Holdings,
Inc.....................  BTR Holdings, a Delaware corporation, is an indi-
                            rectly wholly-owned subsidiary of BTR. BTR, through its operating subsidiaries, is princi-pally engaged in the manufacture and sale of various industrial, electrical, energy, trans-portation and consumer products throughout the world. BTR Holdings is one of BTR's United States holding companies. BTR Holdings' princi-pal offices are located at 1105 North Market Street, Suite 1300, Wilmington, Delaware 19801-8985 and the telephone number is (302) 427-7650.

                            THE SPECIAL MEETING
Date, Place and Time....  The Special Meeting of stockholders of the Company is to be held at The Pfister Hotel, 424 East
                            Wisconsin Avenue, Milwaukee, Wisconsin on Janu-ary 27, 1994 at 10:00 a.m., local time. See "THE SPECIAL MEETING-Date, Place and Time."
Matters to be Considered
at the Special Meeting..  The purposes of the Special Meeting are to (i)
                            consider and vote upon the Merger Agreement and
                            (ii) transact any other business as may properly come before the Special Meeting. See "THE SPE-CIAL MEETING-Matters to be Considered at the Special Meeting."
Record Date; Voting at
the Meeting.............  Holders of record of shares of Common Stock at the close of business on December 30, 1993 are enti-tled to notice of and to vote at the Special Meeting. At the Record Date there were outstand-ing 18,895,356 shares of Common Stock, each of which will be entitled to one vote on each mat-ter to be acted upon at the Special Meeting and all adjournments thereof. See "THE SPECIAL MEETING-Record Date; Voting at the Meeting."

Vote Required...........  The Merger is conditioned on, among other things, the affirmative vote of holders of a majority of the outstanding shares of Common Stock. BTR Holdings, which, as of the Record Date benefi-cially owned approximately 52.8% of the out-standing shares of Common Stock, has informed the Company that it intends to vote all of its shares of Common Stock in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby. Accordingly, the Merger will be approved regardless of the vote of any other stockholder of the Company. See "THE SPECIAL MEETING-Vote Required."
Solicitation, Revocation
and Use of Proxies......  All expenses of the solicitation of the stockhold-
                            ers of the Company in connection with this Proxy Statement will be borne by the Company. Any proxy given pursuant to this solicitation may be revoked at any time prior to its exercise by the execution of a proxy signed at a later date or by the giving of written notice of revocation to the Secretary of the Company at any time before the taking of the vote at the Special Meeting. See "THE SPECIAL MEETING-Solicitation, Revoca-tion and Use of Proxies."

                                 THE MERGER
Background of the
Merger..................  See "THE MERGER-Background of and Reasons for the
                            Merger."
Recommendation of the
Board of Directors; Rea-
sons for the Merger.....  The Board of Directors of the Company, upon recom-
                            mendation of the Special Committee and pursuant to Section 203 of the Delaware General Corpora-tion Law ("DGCL"), has unanimously approved the Merger Agreement and the transactions con-templated thereby and recommends that the hold-ers of Common Stock vote FOR its approval and adoption. For a discussion of the factors con-sidered by the Board of Directors in reaching its decision, see "THE MERGER-Recommendation of the Board of Directors; Reasons for the
                            Merger."
Opinion of Financial Ad-
visor...................  Donaldson, Lufkin & Jenrette Securities Corpora-
                            tion ("DLJ") on December 1, 1993 delivered its oral opinion to the Special Committee to the ef-fect that, as of such date, the Merger Consider-ation is fair from a financial point of view to holders of Common Stock (other than stockholders who are affiliates of the Company). A copy of the confirmatory written opinion of DLJ, dated December 2, 1993, which sets forth the assump-tions made, matters considered and limits of its review, is attached to this proxy statement as Annex C and should be read in its entirety. See "THE MERGER-Opinion of the Financial Advisor."

Interests of Certain
Persons in the Merger...  In considering the recommendation of the Board of
                            Directors of the Company with respect to the Merger Agreement, stockholders should be aware that certain members of the Board of Directors and of the Company's management may have certain interests in the Merger that are in addition to or different from the interests of stockholders of the Company generally. See "THE MERGER-In-terests of Certain Persons in the Merger." The Board of Directors was aware of these interests and considered them, among other matters, in ap-proving and adopting the Merger Agreement.

                            THE MERGER AGREEMENT
The Merger..............  Upon consummation of the Merger, pursuant to the
                            Merger Agreement (i) BTR Holdings or, at the
                            discretion of BTR Holdings, a subsidiary
                            thereof, will be merged with and into the Com-pany, with the Company being the surviving cor-poration (the "Surviving Corporation") and
                            (ii) each outstanding share of Common Stock
                            (other than shares of Common Stock owned by BTR Holdings or the Company or any affiliate thereof and other than shares of Common Stock held by the Company as treasury stock immediately prior to the Effective Time, which shares will be can-celled, and other than shares of Common Stock held by stockholders, if any, who properly exer-cised their dissenters' rights of appraisal un-der Delaware law) will be cancelled and converted into the right to receive in cash the greater of (a) $22.50 or (b) the highest price paid by BTR Holdings (or any affiliate thereof) to purchase shares from any affiliate of the Company at or prior to the Effective Time (the "Merger Consideration") payable to the holder thereof, without interest, upon surrender of the certificate evidencing such share in accordance with the Merger Agreement. BTR Holdings has ad-vised the Company that it has not purchased, and has no intention to purchase, shares of Common Stock from any affiliate of the Company for a price greater than $22.50 per share. See "THE MERGER AGREEMENT-The Merger."
Effective Time of the
Merger..................  The Merger will become effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as is provided in such certificate (the "Effective Time"). See "THE MERGER AGREEMENT-The Merger."
Closing.................  After the Merger Agreement is approved and adopted by the requisite vote of the stockholders of the Company and certain other conditions to the Merger are satisfied or waived, a closing of the Merger (the "Closing") will be held as soon as practicable, but in any event not later than the date that is two business days after the date on which the last of the required conditions to Closing has been satisfied or waived, or such other date as is agreed upon by the Company and BTR Holdings. The date on which the Closing oc-curs is referred to herein as the "Closing Date." See "THE MERGER AGREEMENT-The Merger."
Conditions to the
Merger..................  The respective obligations of the Company and BTR
                            Holdings to consummate the Merger are subject to the satisfaction or, where permissible, waiver of the following conditions: (i) approval by holders of at least a majority of the outstand-ing shares of Common Stock and (ii) the absence of any permanent injunction or restraining order issued by any court or other governmental entity of competent jurisdiction which prohibits or re-stricts the consummation of the Merger. The ob-ligation of the Company to consummate the Merger is subject to additional conditions. See "THE MERGER AGREEMENT-Conditions to the Merger." BTR Holdings, which, as of the Record Date benefi-cially owned approximately 52.8% of the out-standing shares of Common Stock, has informed the Company that it intends to vote all of its shares of Common Stock in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby. Accordingly, the condition described in clause (i) above will be satisfied.
Termination of the
Merger Agreement........  The Merger Agreement may be terminated (i) by mu-
                            tual consent of the Company and BTR Holdings,
                            (ii) by either the Company or BTR Holdings if a condition to such party's obligation to consum-mate the Merger becomes incapable of satisfac-tion prior to Closing of the Merger (iii) by ei-ther the Company or BTR Holdings if the Closing does not occur on or prior to March 31, 1994, or
                            (iv) by the Company, if the Board of Directors of the Company determines in good faith pursuant to its fiduciary duties to approve another transaction in accordance with the Merger Agree-ment. See "THE MERGER AGREEMENT-Termination."
Indemnification.........  The Merger Agreement provides that the existing indemnification available to present and former directors, officers and employees of the Company will be continued for a period of six years af-ter the Effective Time. See "THE MERGER AGREE-MENT-Indemnification." In addition, the members of the Special Committee are parties to separate indemnification agreements with the Company. See "THE MERGER-Interests of Certain Persons in the Merger."
Merger Agreement Guaran-
tee.....................  On December 1, 1993, concurrent with the execution of the Merger Agreement, the Merger Agreement Guarantee was executed by BTR Dunlop, Inc., a wholly-owned subsidiary of BTR Holdings. Pursu-ant to such guarantee, BTR Dunlop, Inc. uncondi-tionally guaranteed the (i) due and punctual payment of the Merger Consideration by BTR Hold-ings and (ii) BTR Holdings' indemnity obliga-tions under the Merger Agreement. See "THE MERGER AGREEMENT-Merger Agreement Guarantee."
Certain Federal Income
Tax Consequences........  The receipt of cash by a stockholder of the Com-
                            pany pursuant to the Merger or pursuant to the exercise of dissenters' rights under Delaware law will be a taxable transaction for federal income tax purposes for stockholders generally subject to federal income tax, the gain or loss recognized thereon generally will be treated as a capital gain or capital loss, and such trans-action may also be taxable under applicable state, local and foreign tax laws and may be subject to backup withholding. All stockholders are urged to consult their own tax advisors. For a discussion of the federal income tax conse-quences to the Company, see "THE MERGER-Federal Income Tax Consequences."
Accounting Treatment....  The Merger will be accounted for as a "purchase"
                            under generally accepted accounting principles. See "THE MERGER AGREEMENT-Accounting
                            Treatment."
Regulatory Matters......  The Company is not aware of any federal or state regulatory approvals that must be obtained in order to consummate the Merger other than ap-provals which have been obtained. See "THE MERGER AGREEMENT-Regulatory Matters."
Appraisal Rights........  Pursuant to the DGCL, holders of shares of Common
                            Stock will be entitled to dissenters' rights of appraisal in connection with the Merger. See "APPRAISAL RIGHTS" and Annex B hereto.

                          CERTAIN OTHER AGREEMENTS
The Standstill Agree-
ment....................  The Company is party to an Exchange and Standstill
                            Agreement (the "Standstill Agreement"), dated as of June 19, 1992, among it, TFC and Rexnord Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of TFC ("RHI"). The Standstill Agreement provides, among other things, that during the period from June 19, 1992 until July 9, 1995, without the approval of a majority of the directors not designated by TFC, RHI or their affiliates, neither TFC nor an affiliate thereof (a) may acquire in excess of 46% of the voting stock of the Company, subject to certain exceptions, or (b) may transfer any shares of Common Stock of the Company unless the transferee agrees to be bound by the Standstill Agreement, subject to certain exceptions. The requisite directors consented to the transfer of shares of Common Stock from TFC and RHI Holdings (as defined below) to BTR Holdings pursuant to the TFC Purchase Agreement (as defined herein). See "CERTAIN OTHER AGREEMENTS-The Standstill Agreement."
The Purchase Agreements.  On December 23, 1993, BTR Holdings purchased (i)
                            from TFC and RHI Holdings, Inc., a Delaware cor-poration and a wholly owned subsidiary of TFC ("RHI Holdings"), 8,083,248 shares of Common Stock pursuant to a Purchase Agreement dated as of December 2, 1993 (the "TFC Purchase Agree-ment") and (ii) from Weiss Peck & Greer, L.P., a limited partnership ("WPG"), 1,039,500 shares of the Common Stock pursuant to a Pur-chase Agreement dated as of December 2, 1993 (the "WPG Purchase Agreement"), in each case for a purchase price of $22.50 per share, in cash. Pursuant to the TFC Purchase Agreement, TFC and RHI Holdings have agreed to indemnify BTR Holdings and the Company for certain liabil-ities and TFC has entered into an escrow agree-ment to secure the payment of certain liabili-ties. See "CERTAIN OTHER AGREEMENTS-The
                            Purchase Agreements."

PAGE

                            THE SPECIAL MEETING

Date, Place and Time

    The Special Meeting will be held at The Pfister Hotel, 424 East Wiscon-sin Avenue, Milwaukee, Wisconsin, on Thursday, January 27, 1994 at 10:00 a.m., local time.

MATTERS TO BE CONSIDERED AT THE MEETING

    At the Special Meeting, the stockholders of the Company as of the Record Date (as defined herein) will be asked: (i) to consider and vote upon a pro-posal to approve and adopt the Merger Agreement and the transactions contem-plated thereby; and (ii) to transact such other business as may properly come before the Special Meeting and any adjournments or postponements thereof.

    The Board of Directors, upon the unanimous recommendation of the Special Committee (as defined herein), has unanimously approved the Merger Agreement and the transactions contemplated thereby and recommends a vote FOR approval and adoption of the Merger Agreement and the transactions contemplated thereby by the stockholders of the Company.

RECORD DATE; VOTING AT THE MEETING

    The Board of Directors has fixed December 30, 1993, as the Record Date for the determination of the stockholders of the Company entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof. On the Record Date, there were 18,895,356 shares of Common Stock outstanding which shares were held by approximately 38 holders of record. Shares of Common Stock are the only authorized voting securities of the Com-pany. Each holder of record of Common Stock on the Record Date is entitled to cast one vote per share, exercisable in person or by properly executed proxy, upon each matter properly submitted for the vote of the stockholders at the Special Meeting. The presence, in person or by properly executed proxy, of holders of a majority of the shares of Common Stock outstanding and entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting. The Board of Directors of the Company has de-termined that the terms of the Merger are fair to, and in the best interests of, the Company and its stockholders (other than stockholders who are affil-iates of the Company), has approved and adopted the Merger Agreement and the transactions contemplated thereby and recommends that the stockholders of the Company vote FOR the approval and adoption of the Merger Agreement and the transactions contemplated thereby.

    The Company is holding a meeting of its stockholders and soliciting proxies for the approval and adoption of the Merger Agreement because the rules of the New York Stock Exchange, Inc. (the "NYSE") require that ac-tively operating listed companies solicit proxies for all meetings of stock-holders, annual or special. If the Company wished to have its stockholders act by written consent in lieu of holding a meeting of stockholders in order to approve and adopt the Merger Agreement, the approval of the NYSE would have been required. Even if such approval had been granted, the NYSE gener-ally requires that the consent of all stockholders be solicited and, gener-ally, that disclosure and timing requirements relating to proxy statements for stockholder meetings be followed. In any event, holders of Common Stock will be entitled to dissenters' appraisal rights under the Delaware General Corporation Law (the "DGCL") in connection with the Merger regardless of whether a meeting of stockholders is held to vote upon the Merger, stock-holders' consents to act in lieu of a meeting are solicited or if BTR Hold-ings, as beneficial owner of a majority of Common Stock, were to execute a stockholder consent approving the Merger. Stockholders of the Company who vote in favor of the Merger, however, will waive their dissenters' appraisal rights. See "APPRAISAL RIGHTS."

    This Proxy Statement is being furnished to stockholders of the Company in connection with the solicitation of proxies by and on behalf of the Board of Directors for use at the Special Meeting. All shares of Common Stock which are entitled to vote and are represented at the Special Meeting by properly executed proxies received and not duly and timely revoked will be voted at the Special Meeting in accordance with the instructions contained therein. IN THE ABSENCE OF CONTRARY INSTRUCTIONS, SUCH SHARES WILL BE VOTED FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

    If any other matters are properly presented for consideration at the Special Meeting, the persons named in the enclosed proxy and acting thereun-der will have discretion to vote on such matters in accordance with their best judgment.

VOTE REQUIRED

    The Merger cannot be effected unless, among other conditions, it is ap-proved by holders of a majority of the outstanding shares of Common Stock. As of the Record Date, BTR Holdings beneficially owned 9,982,052 shares of Common Stock (representing approximately 52.8% of the shares of Common
Stock outstanding on such date) and, therefore, has sufficient voting power to constitute a quorum and to approve and adopt the Merger Agreement regard-less of the vote of any other stockholder of the Company. BTR Holdings has informed the Company that it intends to vote all of its shares of Common Stock in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby.

SOLICITATION, REVOCATION AND USE OF PROXIES

    All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement will be borne by the Company. In addition to solicitation by use of the mails, proxies may be solicited by directors, of-ficers and employees of the Company or its subsidiaries in person or by telephone, telegram or other means of communication. Such directors, offic-ers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such so-licitation. Arrangements will be made with custodians, nominees and fiducia-ries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and the Company will reimburse such custodians, nominees and fiduciaries for reason-able expenses incurred in connection therewith. D.F. King & Co., Inc. has been retained by the Company to solicit proxies for a fee estimated at $5,000 and reimbursement of expenses.

    Any proxy given pursuant to this solicitation may be revoked at any time prior to its exercise by the execution of a proxy signed at a later date or by the giving of written notice of revocation to the Secretary of the Com-pany at any time before the taking of the vote at the Special Meeting. Fur-thermore, a stockholder giving a proxy may revoke such proxy by attending the Special Meeting and voting his or her shares in person. However, a revo-cation during the Special Meeting will not affect any vote previously taken. Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Rexnord Corporation, 4701 West Greenfield Avenue, Milwaukee, Wisconsin 53214, Attention: Secretary, or hand delivered to the Secretary of the Company at or before the taking of the vote at the Special Meeting.

    STOCKHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY
CARDS.
PAGE

                                 THE MERGER

BACKGROUND OF THE MERGER

    In early October 1993, a senior BTR officer contacted Jeffrey Steiner, the Chairman of TFC, who expressed BTR's interest in the possible purchase of certain of TFC's assets including acquiring the Common Stock owned by TFC.

    On October 19, a representative of TFC met with representatives of BTR in New York who reiterated BTR's interest in purchasing the Common
Stock from TFC. Following the meeting, the BTR representatives were advised that TFC would only consider such a sale if the same opportunity was made available to all of the Company's stockholders.

    On October 29, several TFC representatives as well as TFC's outside counsel, met in London with several BTR representatives, BTR's financial advisor, Dillon, Read & Co. Inc., and BTR's outside counsel to discuss publicly available information concerning the Company and possible transaction structures. A sub-group, which included certain senior officers, met again in the morning of October 30. Throughout these meetings, it was TFC's position that it would not sell Common Stock it owned unless a similar offer was extended (on similar terms and conditions, including the same price) to all other stockholders of the Company. At these meetings, BTR responded that it would be willing to acquire all of the Company, but only if it were able to acquire at least a majority of the Common Stock in connection with the execution of an acquisition agreement.

    In early November 1993, TFC was provided with a due diligence request list from BTR and during the week ended November 5, 1993 and into the early part of the following week, BTR participated in several meetings in Washing-ton, D.C. with representatives of TFC regarding certain tax and environmen-tal matters relating to the 1988 Restructuring (as defined below in "THE COMPANY'S BUSINESS-Overview"). On November 16, certain members of senior management of the Company were advised of BTR's interest.

    At a Company Board of Directors meeting held on November 19, 1993, the directors were informed by Mr. Steiner that TFC was in preliminary discus-sions with BTR with respect to the possible sale by TFC of the approximately 44% block of Common Stock held by TFC and its affiliates (the "TFC
Shares") to BTR or an affiliate thereof. Mr. Steiner also informed the Board that as part of any such sale the public holders of Common Stock not affiliated with TFC (the "Public Holders") were expected to be given the opportunity to sell their shares of Common Stock to BTR or an affiliate thereof in a merger transaction (as defined below) at a cash price no less than that being paid to TFC.

    Following the November 19, 1993 Board of Directors' meeting, the Company formed a special committee of its disinterested directors (the "Special Committee") consisting of John P. Calhoun, Alain de Wulf and Peter H. Bard-ach, who was designated as Chairman. None of the members of the Special Com-mittee are or were officers or employees of the Company or directors, offic-ers or employees of TFC or any affiliate thereof, other than Mr. Calhoun who retired as Chairman of the Company in June 1990 and served as an officer and director of a subsidiary of TFC from August 1988 to June 1990. In addition, Mr. Calhoun and Mr. Bardach hold options to purchase Common Stock. See "In-terests of Certain Persons in the Merger." The Special Committee was given full authority to (i) consider any and all proposals requiring approval of the Board of Directors of the Company with respect to the sale of the Com-pany including, without limitation, by merger (a "merger transaction"),
(ii) negotiate on behalf of the Board of Directors and the Company the terms of any such merger transaction and (iii) engage counsel and one or more fi-nancial advisors and other consultants deemed necessary by the Special Com-mittee to assist it in the exercise of its authority. Following such meet-ing, the Special Committee met with representatives of and retained Dewey Ballantine as special counsel to the Special Committee. At such Special Com-mittee meeting, the Special Committee discussed with Dewey Ballantine the Special Committee's role generally in any merger transaction and the fidu-ciary obligations of the Special Committee to the Public Holders.

    The Special Committee met with representatives of Dewey Ballantine on November 22, 1993 to interview investment bankers and to discuss the role of the financial advisor to the Special Committee. Also on November 22, BTR de-livered to the Special Committee a draft merger agreement which proposed the merger of a wholly-owned indirect subsidiary of BTR with and into the Com-pany, but did not provide for an amount of Merger Consideration. On November 23, 1993 the Special Committee met with representatives of Dewey Ballantine and retained Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") as its financial advisor to advise and assist the Special Committee in their consideration of and negotiations with respect to the financial terms of a merger transaction and to issue an opinion as to the fairness, from a finan-cial point of view, of the Merger Consideration to be received by the Public Holders in connection therewith. DLJ had significant familiarity with the Company as a result of prior engagements by, or relating to, the Company, as discussed below. At such meeting DLJ reviewed generally the methodologies it would employ in evaluating the fairness, from a financial point of view, of any Merger Consideration received by the Public Holders. The Special Commit-tee met again with representatives of Dewey Ballantine on November 24, 1993 to discuss the terms of the draft merger agreement received from BTR and to review the role of DLJ.

    On November 26, 1993, the members of the Special Committee met with rep-resentatives of Dewey Ballantine and DLJ. First, the Special Committee re-viewed with Dewey Ballantine the Special Committee's fiduciary obligations to the Public Holders. Thereafter, representatives of DLJ reported on DLJ's progress to date and discussed generally the financial condition of the Com-pany and the valuation methodologies and factors DLJ would employ and con-sider in connection with evaluating the fairness, from a financial point of view, to the Public Holders of the Merger Consideration, when and if pro-posed. The DLJ representatives indicated that these methodologies and fac-tors would include, but would not be limited to, analysis of trading statis-tics for comparable companies, analysis of comparable acquisition statistics, discounted cash flow valuation analysis, leveraged buyout analy-sis, as well as a review of the initial public offering prices in the Com-pany's initial public offering of Common Stock in July 1992 (the "IPO") and previous efforts to sell the Company.

    On November 28, 1993, the members of the Special Committee met with rep-resentatives of Dewey Ballantine to discuss further the status of the nego-tiation of the draft merger agreement with BTR and to discuss the Special Committee's fiduciary obligations in the context of the Merger. Also at such meeting, representatives of Dewey Ballantine reported on its due diligence review of the Company.

    On November 29, 1993, representatives of BTR proposed to the Special Committee that the Merger Consideration for each share of Common Stock in the Merger be $22.10. The Special Committee informed DLJ of the $22.10 offer and met with representatives of DLJ and Dewey Ballantine later that day and again on November 30, 1993.

    At the November 29 meeting, the DLJ representatives reviewed with the Special Committee their preliminary analysis of the Company. Such analysis included a review of the filing and offering prices in the Company's initial public offering, a trading history analysis (including a performance compar-ison among the Company's common stock, the S&P 400 Index and an index based on the performance of a group of comparable companies), a publicly traded comparable company analysis, a review of multiples (of revenue, EBITDA, EBIT, net income and book value) paid in recent mergers and acquisitions transactions involving industrial companies, an analysis of control premiums paid in recent mergers and acquisitions transactions, a leveraged buyout analysis and a discounted cash flow analysis. The DLJ representatives also reviewed DLJ's published research reports with respect to the Company and DLJ's engagement in 1990 and 1991, as well as their subsequent attempts, re-lating to the sale of the Company. Also at the November 29 meeting, repre-sentatives of Dewey Ballantine reviewed with the members of the Special Com-mittee their fiduciary obligations to the Public Holders.

    Following the November 29 meeting, after discussion with Dewey Ballan-tine and DLJ, the Special Committee instructed DLJ to contact BTR to negoti-ate for an increase in the Merger Consideration. On November 29 and November 30, representatives of DLJ had discussions and negotiations with representa-tives of BTR with respect to the Merger Consideration and representatives of Dewey Ballantine had discussions and negotiations with BTR's legal advisors with respect to the terms and conditions of the Merger Agreement. As a re-sult of such discussions and negotiations, BTR proposed an increase of the Merger Consideration to $22.50 per share of Common Stock.

    On December 1, 1993, the Special Committee met with Dewey Ballantine and DLJ and reviewed in detail the proposed terms of the merger transaction in-cluding the increased Merger Consideration of $22.50 per share of Common Stock. At such meeting, DLJ updated certain of the preliminary analyses as to fairness from a financial point of view of the Merger Consideration to the Public Holders presented earlier to the Special Committee and rendered its oral fairness opinion to the Special Committee with respect to the Merger Consideration. Dewey Ballantine reviewed for the Special Committee the history of the negotiations of the Merger Agreement, described in detail certain key provisions of the draft Merger Agreement and again reviewed with the Special Committee their fiduciary obligations to the Public Holders. Following the presentations by DLJ (including the rendering of their fair-ness opinion) and Dewey Ballantine, the Special Committee instructed DLJ to attempt to negotiate a transaction more favorable to the Public Holders with representatives of BTR. BTR informed DLJ and the Special Committee that their merger proposal, including Merger Consideration of $22.50, represented BTR's final and best offer. After further discussion with DLJ and Dewey Bal-lantine, the Special Committee concluded that the proposed Merger was the best available alternative for the Public Holders.

    In light of the foregoing, the financial advice of DLJ, and the render-ing of their fairness opinion (see "Opinion of Financial Advisor") and af-ter full consideration of the terms of the draft Merger Agreement, the Spe-cial Committee at the December 1, 1993 meeting unanimously determined that it would recommend to the full Board of Directors of the Company that the Merger Agreement, including the increased Merger Consideration of $22.50 per share of Common Stock, and the transactions contemplated thereby be approved and adopted.

    On December 1, following the Special Committee meeting, the Board of Di-rectors of the Company, based upon the unanimous recommendation of the Spe-cial Committee, voted unanimously to, among other things, approve and adopt the Merger Agreement, to authorize its execution and delivery by the Company and to recommend that the stockholders of the Company vote in favor of the Merger Agreement. In addition, at such meeting the Board of Directors unani-mously waived the applicable provisions of the Standstill Agreement and con-sented to the transfer by TFC to BTR Holdings of the TFC Shares, thereby making Section 203 of the DGCL inapplicable. See "CERTAIN OTHER AGREEMENTS-The Standstill Agreement."

    On December 1, WPG was contacted and BTR and WPG commenced negotiations regarding the acquisition of the approximately 6% of the Common Stock of the Company which WPG controlled. At such time, BTR continued its negotiations with TFC regarding the purchase of the TFC Shares. Agreements were reached and signed regarding these purchases on December 2, 1993. See "CERTAIN
OTHER AGREEMENTS-The Purchase Agreements."

    Following approval by the Board of Directors, the Merger Agreement was executed by the Company and BTR Holdings as of December 1, 1993. See "THE MERGER AGREEMENT." Following the execution of the Merger Agreement, the Purchase Agreements (as defined below) were executed by BTR Holdings with TFC, RHI and WPG. See "CERTAIN OTHER AGREEMENTS-The Purchase Agreements."

RECOMMENDATION OF THE BOARD OF DIRECTORS; REASONS FOR THE MERGER

    The Board of Directors believes that the Merger is in the best interests of the Company. Accordingly, the Board of Directors has unanimously approved and adopted the Merger Agreement and recommends to the Company's stockhold-ers that they vote FOR approval and adoption of the Merger Agreement and the transactions contemplated thereby.

    At meetings of the Board of Directors of the Company held on November 19, 1993 and December 1, 1993 and meetings of the Special Committee held on November 19, 22, 23, 24, 26, 28, 29 and 30, and December 1, 1993, the Board of Directors of the Company and the Special Committee, respectively, received presentations from, and carefully reviewed the terms of the Merger Agreement with representatives of Dewey Ballantine and DLJ. See "Background of the Merger."

    In reaching its conclusions, the principal factors considered by the Board of Directors were as follows:

        (i) The relationship of the Merger Consideration to the historical market prices for the shares of Common Stock. The Merger Consideration represents a significant premium over the $18.25 per share closing price on December 1, 1993, the last date that the Common Stock was traded prior to the announcement of the Merger.

        (ii) The Special Committee's recommendation to adopt and approve the Merger Agreement and the transactions contemplated thereby. The Special Committee determined that the Merger is fair to and in the best inter-ests of the Public Holders and recommended to the Board of Directors of the Company that the Board of Directors approve the Merger and submit the Merger Agreement to the holders of Common Stock with the favorable recommendation of the Board of Directors of the Company.

        (iii) The opinion of DLJ that the Merger Consideration of $22.50 per share of Common Stock is fair, from a financial point of view, to the Public Holders. A copy of DLJ's written opinion is set forth as Annex C to this Proxy Statement. See "Opinion of Financial Advisor."

        (iv) The fact that DLJ had been engaged to sell the Company during the period November 1990 to March 1991 during which time DLJ marketed the Company to a total of 71 companies without receiving any firm offers and that DLJ subsequently had maintained contact with certain of such companies and from time to time discussed with such companies an acqui-sition of the Company without receiving any indication of interest. See "Opinion of Financial Advisor."

        (v) The Special Committee's belief, based upon (A) presentations by DLJ with respect to alternative methods of valuing the Common Stock, (B) the large number of shares of Common Stock comprising the TFC Shares and TFC's willingness to sell such shares to BTR and (C) the earlier attempts to market the Company, that it was unlikely that the Public Holders would receive an alternative offer superior to that of BTR.

        (vi) The knowledge the Special Committee and the Board of Directors had regarding the Company's financial condition, business, operating re-sults and prospects. The Special Committee and the Board of Directors reviewed and considered information supplied by the Company, including, but not limited to, historical and current financial statements and in-formation, annual reports and annual proxy statements. The Special Com-mittee also reviewed certain data compiled by DLJ in connection with the rendering of its opinion. See "Opinion of Financial Advisor."

        (vii) The relative certainty of BTR Holdings completing the Merger by virtue of the fact BTR's offer was and is not subject to any financ-ing contingency and the terms of the Merger Agreement provide for lim-ited conditions to BTR Holdings' obligations to close the Merger. See "THE MERGER AGREEMENT-Conditions to the Merger."

        (viii) The fact that the Merger Consideration would be paid in cash, which the Board of Directors believed would be desired by most stock-holders, and was not subject to reduction.

        (ix) The increase in the Merger Consideration to $22.50 per share of Common Stock from the $22.10 initially offered by BTR.

        (x) The limited growth prospects for the Company due to its high le-verage combined with the slow pace of the U.S. economic recovery in the industrial segments in which the Company operates and the current eco-nomic outlook for Europe.

    The Board of Directors believes that, based on the foregoing reasons, the Merger is in the best interests of the Company and its Public Holders. In view of the variety of factors considered in connection with its evalua-tion of the Merger, the Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination.

OPINION OF FINANCIAL ADVISOR

    As described above under "Background of the Merger" and "Recommen-dation of the Board of Directors; Reasons for the Merger," the Company en-gaged DLJ to act as its financial advisor to advise and assist the Special Committee in their consideration of and negotiations with respect to the fi-nancial terms of a merger transaction and to issue an opinion as to the fairness, from a financial point of view, of the Merger Consideration to be received by the Public Holders in connection therewith. On December 1, 1993, at the meeting of the Special Committee at which the forms, terms and provi-sions of the Merger Agreement were approved and adopted by the Special Com-mittee, DLJ delivered its oral opinion to the Special Committee that the Merger Consideration to be received by the holders of Common Stock in the Merger was fair, from a financial point of view, to the Public Holders. No limitations were placed on DLJ by the Board of Directors with respect to the investigation made or the procedures followed in preparing and rendering its opinion.

    In arriving at its opinion, DLJ reviewed the Merger Agreement and finan-cial and other information which was publicly available as well as informa-tion furnished to it by the Company, including information provided during discussions with the Company's management. Included in the information pro-vided by management were certain financial projections for the Company for the years ending June 30, 1994 through June 30, 1998. DLJ also discussed the past and current operations, financial conditions and prospects of the Com-pany with its management and conducted such other financial studies, analy-ses and investigations as DLJ deemed appropriate for the purposes of its opinion.

    In rendering its opinion, DLJ assumed, without independent verification, the accuracy, completeness and fair presentation of all financial and other information that was available to it from public sources and that was pro-vided to it by the Company or its representatives. With respect to the fi-nancial projections supplied to it, DLJ assumed that such projections were reasonably prepared on the basis reflecting the best currently available es-timates and judgments of the management of the Company as to the future op-erating and financial performance of the Company. DLJ did not make any inde-pendent evaluation of the Company's assets or liabilities and relied without independent verification on the accuracy of all the information reviewed by it.

    DLJ's opinion is necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to it as of, the date of its opinion. It should be understood that, although subsequent developments may affect its opinion, DLJ does not have any obli-gation to update, revise or reaffirm its opinions. However, as of the date hereof, the Company has made inquiry of DLJ and DLJ has not advised the Com-pany that anything has come to its attention which would cause it to with-draw or otherwise modify its opinion.

    The following presentation summarizes certain financial analyses per-formed by DLJ in arriving at its oral opinion of December 1, 1993 and its confirmatory written opinion dated December 2, 1993.

    Comparable Company Analysis: DLJ compared selected historical share, price, earnings and operating and financial ratios for the Company to the corresponding data and ratios for certain other comparable companies whose securities are publicly traded. Such data and ratios included (i) the ratio of total market capitalization of common stock plus long-term debt less cash on hand ("Enterprise Value") to (A) the latest twelve-months' ("LTM") earnings before depreciation, amortization, interest and taxes ("EBITDA"),
(B) LTM earnings before interest and taxes ("EBIT"), and (C) LTM revenues, as well as (ii) the ratio of current stock price to (A) LTM net earnings ("earnings"), (B) calendar 1993 earnings (as estimated by Institutional Brokers Estimating System ("IBES")), (C) 1994 calendar year estimated earnings (as estimated by IBES), (D) after tax cash flow (defined as net in-come plus depreciation and amortization plus changes in deferred taxes) and
(E) book value. All of these items were adjusted for non-recurring and ex-traordinary items. In addition, DLJ looked at the relative five-year growth rates for revenues, EBITDA, EBIT and earnings for comparable companies as well as average EBITDA, EBIT and net income margins for the past five years for the Company and comparable companies. The financial multiples implied by the BTR offer and the Company's historical and projected financial results were compared to the results of two sets of industrial companies.

    The first set of comparisons was made to a selected group of six large industrial companies which were the same companies used for comparative pur-poses by DLJ when it acted as lead managing underwriter in connection with the IPO. These companies were BWIP Holdings, Inc., Cooper Industries, Inc., Illinois Tool Works, Ingersoll Rand Co., Parker-Hannifan Corp. and Reliance Electric Co. (the "Large Capitalization Companies"). In general, most of these companies (with the exception of BWIP and Reliance Electric) were sig-nificantly larger than the Company and had better historical growth rates than did the Company.

    The second set of comparisons was made to a selected group of smaller industrial companies with smaller market capitalizations whose size and his-torical growth patterns more closely resembled those of the Company than the size and growth characteristics of the first group of comparable companies. These companies were BWIP Holdings, Inc., Duriron Company, Inc., Interlake Corp., Kaydon Corporation, Kennametal, Inc., Moorco International, Inc. and Reliance Electric Co. (the "Smaller Capitalization Companies"). The
Smaller Capitalization Companies have generally been valued over the past few years at a discount to the first group of companies described above.

    DLJ noted that it used the Large Capitalization Companies to determine the price range which was included on the cover page of the preliminary pro-spectus used in connection with the IPO. Such price range was $21.00 to $24.00 per share with the midpoint of such range ($22.50) representing the following premiums/(discounts) to the average public trading multiples of such companies at the time of the IPO: price to LTM earnings (20.8%); price to calendar year 1992 estimated earnings (4.5%); price to 1993 estimated earnings (17.1%); price to LTM after cash flow (28.4%); price to book value 26.1%; Enterprise Value to LTM revenues 40.0%; Enterprise value to LTM EBITDA 1.4% and Enterprise Value to LTM EBIT (7.0%). The IPO price was ulti-mately set at $17.00 per share which represented the following premiums/(di-scounts) to the average trading prices of such companies: price to LTM earn-ings (28.6%); price to calendar year 1992 projected earnings (14.1%); price to calendar year 1993 projected earnings (26.8%); price to LTM after tax cash flow (37.9%); price to book value 4.3%; Enterprise Value to LTM reve-nues 25.0%; Enterprise Value to LTM EBITDA (4.1%); and Enterprise Value to LTM EBIT (12.0%). DLJ further noted that since the IPO, the Common Stock had consistently traded at a discount to the trading multiples of the Large Cap-italization Companies and that the current market price of the Common Stock ($18.00 per share immediately prior to the public announcement of the Merger) represented the following premiums/(discounts) to the average trad-ing multiples of such companies: price to LTM earnings (17.6%); price to projected calendar 1993 earnings (20.1%); price to projected calendar 1994 earnings (35.9%); price to LTM after tax cash flow (47.2%); price to book value 28.0%; Enterprise Value to LTM revenues 18.2% Enterprise Value to EBITDA (13.8%) and Enterprise Value to EBIT (15.2%).

    Comparing the Merger Consideration to the trading ranges of the Large Capitalization Companies, the analysis of Enterprise Value to LTM revenues yielded a range of 0.6x to 1.5x for the six comparable companies versus 1.5x for the Merger Consideration. The analysis of Enterprise Value to EBITDA yielded a range of 5.5x to 9.7x for the six comparable companies versus 7.7x for the Merger Consideration. The analysis of Enterprise Value to EBIT yielded a range of 8.6x to 13.9x for the six comparable companies versus 10.6x for the Merger Consideration. The analysis of stock price to LTM earn-ings yielded a range of 17.4x to 22.0x for the six comparable companies ver-sus 21.2x for the Merger Consideration. The analysis of stock price to pro-jected 1993 calendar earnings yielded a range of 17.0x to 24.5x for the six comparable companies versus 19.8x for the Merger Consideration. The analysis of stock price to projected 1994 calendar year earnings yielded a range of 14.3x to 18.9x for the six comparable companies versus 13.4x for the Merger Consideration. The analysis of stock price to after tax cash flow yielded a range of 6.8x to 15.0x for the six comparable companies versus 6.9x for the Merger Consideration. The analysis of stock price to book value yielded a range of 1.8x to 3.5x for the six comparable companies versus 4.0x for the Merger Consideration.

    With regard to the Smaller Capitalization Companies, the analysis of En-terprise Value to revenues yielded a range of 0.6x to 1.7x for the seven comparable companies versus 1.5x for the Merger Consideration. The analysis of Enterprise Value to EBITDA yielded a range of 5.5x to 9.0x for the seven comparable companies versus 7.7x for the Merger Consideration. The analysis of Enterprise Value to EBIT yielded a range of 7.3x to 12.5x for the seven comparable companies versus 10.6x for the Merger Consideration. The analysis of stock price to LTM earnings yielded a range of 11.9x to 24.3x for the seven comparable companies versus 21.2x for the Merger Consideration. The analysis of stock price to projected 1993 calendar earnings yielded a range of 11.7x to 22.9x for the seven comparable companies versus 19.8x for the Merger Consideration. The analysis of stock price to projected 1994 calendar year earnings yielded a range of 10.3x to 16.0x for the seven comparable companies versus 13.4x for the Merger Consideration. The analysis of stock price to after tax cash flow yielded a range of 6.6x to 13.0x for the seven comparable companies versus 6.9x for the Merger Consideration. The analysis of stock price to book value yielded a range of 1.8x to 3.4x for the seven comparable companies versus 4.0x for the Merger Consideration.

    Transaction Analysis: DLJ reviewed the transaction multiples paid on eleven selected industrial company M&A transactions that occurred in the past three years where the transaction size was greater than $75 million. DLJ excluded stock swap transactions from this analysis. Although in general the transactions DLJ was able to identify were not directly comparable to the Company due to the size of the targets and the nature of the targets' respective businesses, DLJ compared certain financial multiples (consisting of Enterprise Value to LTM revenues, Enterprise Value to LTM EBITDA, Enter-prise Value to LTM EBIT, price to LTM net income and price to tangible book value) paid in such transactions to the multiples implied by the Merger Con-sideration.

    An analysis of Enterprise Value to LTM revenues yielded a range of 0.5x to 1.8x for the industrial transactions versus a multiple of 1.5x for the Merger Consideration. An analysis of Enterprise Value to LTM EBITDA yielded a range of 6.0x to 18.1x for the industrial transactions versus a multiple of 7.7x for the Merger Consideration. An analysis of Enterprise Value to LTM EBIT yielded a range of 9.0x to 39.4x for the industrial transactions versus a multiple of 10.6x for the Merger Consideration. An analysis of price to LTM net income yielded a range of 11.9x to 53.3x for the industrial transac-tions versus a multiple of 21.2x for the Merger Consideration. The analysis of price to tangible book value was not relevant due to the Company having negative tangible net worth at the time the Merger was proposed.

    M&A Premium Analysis: DLJ examined premiums paid in completed and pend-ing M&A transactions during 1992 and 1993 to the stock price of the target in those transactions, in each case one day, one week and one month prior to the announcement of those transactions. DLJ also performed the same analysis for "going private" and "squeeze out" transactions from 1991 to 1993.
DLJ then compared those premiums to the premiums implied by the Merger Con-sideration. In performing this analysis, DLJ removed certain transactions from the analysis (those transactions effected at a discount to the current stock price of the target or at a premium in excess of 60% of a target's stock price) before calculating average premiums paid. The average premiums paid in these merger transactions one day, one week and one month prior to announcement were 24.6%, 28.1% and 30.2%, respectively, in 1992; and 29.1%, 30.9% and 31.5%, respectively, for 1993. The average premiums paid in going private transactions were 24.3%, 34.8% and 31.8%, respectively, for 1993 and 25.5% 29.0% and 29.7%, respectively, for 1992. When DLJ considered only all-cash transactions, the average premiums paid were 32.3%, 30.1% and 34.5%, respectively, in 1993 and 28.8%, 29.8% and 29.1%, respectively, in 1992. The average premiums for squeeze out transactions for the period 1992 to 1993 were 23.6%, 27.2% and 24.9%, respectively. These premiums compared to the 25% premium being offered at each of the listed intervals for the BTR offer.

    Leveraged Buyout Analysis: DLJ performed an analysis designed to deter-mine the price that could be paid by a financial investor who wished to com-plete a leveraged buyout ("LBO") of the Company. Such analysis assumed that (i) an LBO investor would require a 25% return on its equity invest-ment; (ii) the Company could be sold at a multiple of EBITDA of 6.9x (equal to the trading multiple of the Company in the public market immediately prior to BTR's offer) after a five-year holding period; (iii) the transac-tion could be financed using a capital structure of (a) 35% bank debt at an assumed interest rate equal to the prime rate plus 1.5%, (b) 35% subordi-nated debt at an assumed interest rate of 11%, and (c) 30% equity; (iv) the Company's 10.75% Senior Notes due 2002 (the ("Senior Notes") could be re-purchased at a price of 110% (approximately equal to the current market price); and (v) management's operating projections for the Company for the next five years were realized. DLJ performed this same analysis assuming a transaction financed with 20% equity.

    These LBO analyses returned a purchase price of approximately $18.00 (assuming a 30% equity capitalization) and approximately $22.50 (assuming a 20% equity capitalization) per share for the Common Stock.

    Discounted Cash Flow Analysis: DLJ estimated the present value of the cash flows that the holders of Common Stock could expect to receive if they were to hold the stock for a five year period. DLJ then discounted these cash flows back to the present using a leveraged equity discount rate. This analysis was designed to act as a proxy for the value of Common Stock to current shareholders if they decided to hold such stock. The assumptions used in this analysis were as follows: (i) all free cash flow from the Com-pany's operations (after interest payments and capital expenditures) would be applied in the following priority: (a) to amortize bank debt, (b) to am-ortize the Senior Notes (assuming that they were callable at par at the time of realization of such excess cash flow), and (c) payment of dividends to holders of Common Stock; and (ii) an exit multiple in five years equal to 10.7x the projected net income for the following year (the one-year forward trading multiple for the Company immediately prior to the announcement of the Merger).

    Because there is no published Beta for the Corporation due to the fact that it has only been publicly traded for about one and a half years, DLJ was unable to use the Capital Asset Pricing Model ("CAP-M") to determine the Company's leveraged cost of equity. Accordingly, DLJ selected a range of leveraged costs of equity from 10% to 20%. Assuming a risk-free rate of 5.0% (the five-year T-Bill rate) and a risk premium of 7.9% (the historical ex-cess return of stocks to the risk free rate), this range would cover Betas from .63 (at the low end) to 1.89 (at the high end).

    This discount cash flow analysis returned a range of value from $15.18 per share (using a 20% discount rate which implies a Beta of 1.89) to $23.46 per share (using a 10% discount rate which implies a Beta of .63).

    Stock Trading History: DLJ examined the history of the trading prices and volume for the Common Stock and the relationship between movements in the price of the Common Stock and movements in certain stock indices from the time the Company became a public company to the present. DLJ also exam-ined a comparison of trading multiples based on projected one-year forward earnings.

    Since the time of the IPO, the highest and lowest prices at which the Common Stock has traded were $19.50 per share and $14.00 per share, respec-tively. Since the time of the announcement of the Merger, the Common Stock has traded in the range of $21.75 to $22.125 per share which tends, in DLJ's view, to support DLJ's overall analysis and opinion as to the fairness of the Merger Consideration from a financial point of view.

    Other Factors: In November 1990, DLJ was retained by Banner Industries, Inc. ("Banner") to act as its agent in attempting to sell the Company. In the ten-month period following that date, DLJ contacted a total of 71 compa-nies including 27 U.S. companies, 22 European companies, 18 Japanese compa-nies and 4 Asian and Pacific companies. DLJ received no firm offers for the Company. Banner terminated DLJ's engagement in March 1991. Since that time, DLJ maintained contact with six U.S. companies with whom it had discussed the Company and from time to time raised with such companies the idea of buying the Company. No firm offers were received by DLJ.

    Other factors which DLJ took into account in determining the fairness of the Merger Consideration were: (i) the lack of historical and projected rev-enue growth at the Company, (ii) the large amount of goodwill on the Com-pany's balance sheet, (iii) the non-availability of "pooling of interest" accounting for a prospective purchaser until July 1, 1994, (iv) the Company's dependence upon a limited number of product lines for a signifi-cant portion of the Company's operating profits, (v) the expensive, non-callable Senior Notes and (vi) the current economic outlook for the U.S. and Europe.

    No company or transaction used in DLJ's analysis is directly comparable to the Company or the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical nor necessarily precise; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of companies and other factors that could affect the public trading volumes.

    The summary set forth above is not a complete description of the analy-ses performed by DLJ. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors sum-marized above, DLJ believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all of the analyses and factors, would create an in-complete view of the evaluation process underlying its opinion. In perform-ing its analyses, DLJ made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analy-ses performed by DLJ are not necessarily indicative of actual values or fu-ture results, which may be significantly more or less favorable than those suggested by such analyses.

    The Special Committee selected DLJ as its financial advisor because DLJ is a nationally recognized investment banking firm with substantial experi-ence in transactions similar to the Merger and because of DLJ's significant familiarity with the Company as a result of prior engagements by, or relat-ing to, the Company. As part of its investment banking business, DLJ is reg-ularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, cor-porate and other purposes.

    Pursuant to an engagement letter dated November 23, 1993, for its ser-vices as financial advisor to the Company in connection with the Merger, DLJ has earned fees of $750,000. The Company has also agreed to reimburse DLJ for its expenses up to an amount of $50,000 and to indemnify DLJ against certain liabilities, including liabilities under the federal securities laws, relating to or arising out of services performed by DLJ as the Com-pany's financial advisor. As set forth above, from November 1990 until Sep-tember 1991, DLJ was engaged by Banner to sell the Company. DLJ has also acted as the lead-managing underwriter for the IPO and as a co-managing un-derwriter for the Senior Notes offering of July 1992 for which DLJ received normal and customary compensation; and, in addition, in mid-1993 DLJ per-formed preliminary work relating to the issuance of an Exchangeable Deben-ture for TFC which would have been exchangeable into Common Stock and fur-ther performed preliminary work on the sale of the TFC Shares in a secondary public offering. DLJ did not receive any compensation from either TFC or the Company in relation to those proposed transactions. Wendy Evrard Lane, a di-rector of the Company, is the wife of Frederick Lane, a Managing Director of DLJ. Except as described above, no material relationship has existed between DLJ and the Company, nor between DLJ and TFC or TFC's other affiliates, dur-ing the past two years. The terms of the fee arrangement with DLJ, which are customary in transactions of this nature, were negotiated at arm's length between the Company and DLJ and, at the time it received DLJ's fairness opinion, the Board of Directors and the Special Committee were aware of such fee arrangement.

    THE FULL TEXT OF THE OPINION OF DLJ, WHICH SETS FORTH CERTAIN ASSUMP-TIONS MADE, MATTERS CONSIDERED, AND LIMITATIONS ON THE REVIEWS UNDERTAKEN, IS ATTACHED HERETO AS ANNEX C. THE COMPANY'S STOCKHOLDERS ARE URGED TO READ SUCH OPINION CAREFULLY IN ITS ENTIRETY. THE DLJ OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE MEETING.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    In considering the recommendation of the Company's Board of Directors with respect to the Merger Agreement, stockholders should be aware that cer-tain members of the Company's management and Board of Directors have certain interests in the Merger that are in addition to or different from the inter-ests of the stockholders of the Company generally. The Board of Directors was aware of these interests and considered them, among other matters, in approving and adopting the Merger Agreement.

  1989 Stock Option Plan and 1992 Stock Option Plan

    Under the terms of the Company's 1989 Stock Option Plan (the "1989 Plan"), if the Company is merged or consolidated with another corporation, the Stock Option Committee (the "Committee") may, by written notice to the grantee of any stock option, provide that (i) all of the grantee's outstand-ing options will be terminated unless exercised within 30 days (or such longer period as the Committee shall determine) after the date of such no-tice, and (ii) the date upon which any such affected options will be fully exercisable (if not already so) will be advanced to the date of such notice.

    The Company's 1992 Stock Option Plan (the "1992 Plan") provides that the stock options will become fully exercisable upon the occurrence of any "Triggering Event" (as defined in the 1992 Plan). The acquisition by BTR Holdings of Common Stock from TFC and WPG pursuant to the Purchase Agree-ments constitutes such a Triggering Event. See "CERTAIN OTHER AGREEMENTS-The Purchase Agreements" and "THE COMPANY'S BUSINESS-Change in Control."
In addition, under the terms of the 1992 Plan, if there is a Triggering Event, then the Committee may, by written notice to a grantee of any stock option, provide that all of the grantee's outstanding options will be termi-nated unless exercised within 30 days (or such longer period as the Commit-tee shall determine) after the date of such notice.

    Under the 1989 Plan and the 1992 Plan, stock options to purchase 670,640 shares of Common Stock were outstanding as of December 30, 1993. All stock options under the 1989 Plan became currently exercisable upon delivery, as described above, of a written notice dated December 28, 1993 and, as described above, all stock options under the 1992 Plan became currently ex-ercisable on December 23, 1993 upon consummation of the transactions contem-plated by the Purchase Agreements. See "CERTAIN OTHER AGREEMENTS-The Pur-chase Agreements."

    The Merger Agreement requires the Committee to take the necessary action to terminate the stock options outstanding at the Effective Time in exchange for a cash payment with respect to each such stock option equal to the ex-cess of the Merger Consideration over the exercise price per share subject to each stock option (the "Cash Payment"). The 1989 Plan and the 1992 Plan each have been amended in accordance with such requirements of the Merger Agreement. The Cash Payment will be made by the Surviving Corporation at or as promptly as practicable after the Effective Time and will be subject to applicable withholding of income and other taxes.

    The following table indicates, for each person who is an executive of-ficer or director of the Company and who held stock options at December 30, 1993, (a) the number of shares of Common Stock subject to such options that were vested at December 22, 1993, (b) the number of shares of Common Stock subject to such options that would not have been vested at December 30, 1993 but for the consummation of the transactions contemplated by the Purchase Agreements on December 23, 1993, (c) the weighted average exercise price per share of Common Stock of all such options, (d) the total cash payment that would be payable to such holder assuming that (i) all such options continue to be outstanding at the Effective Time, and (ii) the Merger Consideration will equal $22.50:

                                                                Common Stock      Weighted
                                                  Common Stock   Subject to       Average       Aggregate
                                                   Subject to     Unvested   Exercise Price of    Cash
                  Option Holder                  Vested Options  Options (1)   Stock Options     Payment
James R. Swenson ...............................      47,500        52,500         $ 12.50     $1,000,000
Robert R. Wallis ...............................      21,875        30,000         $ 13.57        463,438
Peter C. Wallace ...............................      20,875        30,000         $ 13.79        442,938
Robert M. MacQueen .............................      12,500        15,000         $ 12.91        263,750
Thomas J. Jansen ...............................       9,500        32,500         $ 16.43        254,750
William C. Andersen ............................      14,375        22,500         $ 14.20        305,938
Michael N. Andrzejewski ........................      10,000        22,500         $ 15.85        216,250
Peter H. Bardach ...............................       5,000             -         $ 17.00         27,500
John P. Calhoun ................................       5,000             -         $ 17.00         27,500
      Total ....................................     146,625       205,000           -         $ 3,002,064



(1) All such options vested on December 23, 1993 upon the consummation of the transactions contemplated by the Purchase Agreements. See "CERTAIN OTHER AGREEMENTS-The Purchase Agreements."


    On December 24, 1993, pursuant to a letter agreement with BTR Holdings dated December 2, 1993 following written notice from BTR Holdings, Jeffrey Steiner exercised vested options for 238,054 shares of Common Stock (of which 102,750 options were granted under the 1989 Plan and the 1992 Plan).
Upon issuance of such shares of Common Stock, Mr. Steiner assigned such shares to BTR Holdings. In connection therewith, Mr. Steiner received from BTR Holdings an amount in cash equal to the Merger Consideration for each such share. In addition, on December 24, 1993 Mr. Steiner exercised the remaining 221,250 options held by him, which options vested upon the consummation of the transactions contemplated by the Purchase Agreements on December 23, 1993, and sold such Common Stock to BTR Holdings for an amount in cash equal to the Merger Consideration for each such share. The weighted average exercise price of all such options exercised by Mr. Steiner was $11.72.

  CERTAIN EMPLOYMENT/SEVERANCE AGREEMENTS

    On October 15, 1992, Messrs. Swenson, Wallace, Wallis and Jansen and two other executive officers (collectively, the "Employees") entered into new employment agreements with the Company (collectively, the "1992 Executive Employment Agreements"). Pursuant to the 1992 Executive Employment Agree-ments, if a "Change in Control" (as defined in the 1992 Executive Employ-ment Agreements) of the Company occurs, Mr. Swenson (if terminated within 60 days prior to or within two years after the occurrence of a Change of Con-
trol) will receive his monthly base salary for three years after the date of termination and three years of bonus under the Company's Performance Incen-tive Plan (the "PIC Plan") and Messrs. Wallis, Wallace and Jansen (in each case if terminated within 60 days prior to or two years after the occurrence of a Change of Control) will each receive his monthly base salary for two years after the date of termination and two years of bonus under the PIC
Plan. The acquisition by BTR Holdings of Common Stock from TFC and WPG pur-suant to the Purchase Agreements constitutes a Change of Control for pur-poses of the 1992 Executive Employment Agreements, entitling Messrs. Swen-son, Wallis, Wallace and Jansen to severance payments of $1,048,252 ($1,371,717 before giving effect to the reduction referred to in the following paragraph), $547,603, $469,926 and $309,168, respectively. See "CERTAIN OTHER AGREEMENTS-The Purchase Agreements," and "THE COMPANY'S BUSINESS-Change in Control." In order to induce such executive officers to continue their em-ployment with the Company, BTR Holdings has agreed to pay to each such exec-utive officer who does not terminate his employment with the Company and does not exercise his right to receive such severance payments for 180 days following the Merger a bonus equal to such executive officer's total compen-sation for such 180-day period.

    Under the 1992 Executive Employment Agreements, if any amount payable to the Employee would be deemed a "Parachute Payment" under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), the amount payable to the Employee would be reduced by an amount necessary to reduce the aggregate amount of all such payments to the Employee to one dollar less than three times the Executive's "Base Amount" (as defined in the 1992 Ex-ecutive Employment Agreements).

    Jeffrey Steiner entered into an employment agreement with the Company which was effective July 9, 1992 (the "Steiner Agreement"). Upon the oc-currence of a "Triggering Event" (as defined in the Steiner Agreement), Mr. Steiner was entitled to receive a severance payment equal to 2.99 times the sum of (i) his base salary as of the date immediately preceding the Triggering Event and (ii) the amount of the bonus or bonuses paid to Mr. Steiner by the Company during the fiscal year immediately preceding the date of the Triggering Event less that portion of the acceleration of payments under stock options which are vested solely as a result of the Triggering Event which are considered parachute payments. The acquisition by BTR Hold-ings of Common Stock from TFC and WPG pursuant to the Purchase Agreements on December 23, 1993 constituted such a Triggering Event for purposes of the Steiner Agreement and all of such payments, constituting $1,377,219, were made by the Company on December 24, 1993. See "CERTAIN OTHER AGREEMENTS-The Purchase Agreements" and "THE COMPANY'S BUSINESS-Change in Control."

  Indemnification

    The Merger Agreement provides that the existing indemnification avail-able to present and former directors, officers and employees of the Company will be continued for a period of six years after the Effective Time. The Company has also entered into indemnification agreements with each of the Special Committee members. See "THE MERGER AGREEMENT-Indemnification."

  Other Matters

    BTR Holdings has agreed to take all necessary action to cause the Sur-viving Corporation to assume all continuing obligations of the Company under the Company's employment agreement with John P. Calhoun, dated July 1, 1988, which agreement includes the Company's continuing obligation to provide to Mr. Calhoun group term life insurance coverage in the amount of $715,000.

    Upon the establishment of the Special Committee, Peter H. Bardach, as Chairman of the Special Committee, received a fee of $50,000 and John P. Calhoun and Alain de Wulf each received a fee of $35,000. Additionally, each Special Committee member received the regular directors' fee of $1,000 for each meeting attended, or $500 if more than one meeting occurred within a twenty-four hour period, whether a Special Committee or Board of Directors meeting.

    Pursuant to the Merger Agreement, the officers of the Company immedi-ately prior to the Effective Time will be the officers of the Surviving Cor-poration. See "THE MERGER AGREEMENT-The Merger."

PAGE

                            THE MERGER AGREEMENT

    The following is a brief summary of the Merger Agreement, a copy of which is attached hereto as Annex A to this Proxy Statement and is incorpo-rated herein by reference. Such summary is qualified in its entirety by ref-erence to the Merger Agreement. Capitalized terms which are not otherwise defined in this summary have the meanings set forth in the Merger Agreement.

THE MERGER

    The Merger Agreement provides that, upon the satisfaction or waiver of certain conditions, BTR Holdings or, at its election a subsidiary thereof, will be merged with and into the Company, and the separate corporate exist-ence of BTR Holdings (or such subsidiary) will cease and the Company will continue as the surviving corporation (the Company, in such capacity is sometimes referred to herein as the "Surviving Corporation").

    The Merger will become effective at the time (the "Effective Time") of filing with the Delaware Secretary of State of a duly executed Certificate of Merger or at such later time as is provided in such Certificate.

    Pursuant to the Merger Agreement, at the Effective Time (i) each share of the Common Stock issued and outstanding immediately prior to the Effec-tive Time (other than shares of Common Stock owned by BTR Holdings or the Company or any affiliate thereof and other than shares of Common Stock held by the Company as treasury stock immediately prior to the Effective Time, which shares will be cancelled, and other than shares of Common Stock, held by stockholders, if any, who properly exercised their dissenters' rights un-der the DGCL) will be cancelled and converted into the right to receive in cash the greater of (i) $22.50 or (ii) the highest price paid by BTR Hold-ings (or any affiliate thereof) to purchase shares from any affiliate of the Company at or prior to the Effective Time (the "Merger Consideration") payable to the holder thereof, without interest, upon surrender of the cer-tificate evidencing such share in the manner provided below. The Company has been advised by BTR Holdings that it has not purchased and has no intention to purchase, shares of Common Stock from any affiliate of the Company for a price higher than $22.50 per share. BTR Holdings is an indirect wholly-owned subsidiary of BTR. BTR is not a party to the Merger Agreement. No interest will be paid on the Merger Consideration.

    Promptly after the Effective Time, letters of transmittal will be mailed by an exchange agent selected by BTR Holdings (the "Exchange Agent") to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented issued and outstanding shares of the Common Stock, accompanied by instructions for use in effecting the surrender of the certificates for payment therefor. After receipt of such transmittal form, each holder of certificates formerly representing the Common Stock should surrender such certificates together with a duly executed letter of transmittal to the Exchange Agent, and each such holder will receive in ex-change therefor such amount of cash to which such holder has become enti-tled. STOCKHOLDERS OF THE COMPANY SHOULD NOT SEND IN THEIR CERTIFICATES UN-TIL THEY RECEIVE A TRANSMITTAL FORM.

    Until so surrendered and exchanged, each certificate evidencing Common Stock will be deemed, for all purposes, to evidence the right to receive the Merger Consideration in respect of the number of shares previously evidenced by such certificate, without any interest thereon.

    After the Merger Agreement is approved and adopted by the requisite vote of the stockholders of the Company and certain other conditions to the Merger are satisfied or waived, the Closing will be held as soon as is prac-ticable, but in any event not later than the date that is two business days after the date on which the last of the required conditions to Closing has been satisfied or waived, or such other date as is agreed upon by the Com-pany and BTR Holdings.

    The Merger Agreement also provides that (i) the certificate of incorpo-ration of the Company, as in effect at the Effective Time, will be the cer-tificate of incorporation of the Surviving Corporation, (ii) the by-laws of the Company, as in effect at the Effective Time, will be the by-laws of the Surviving Corporation, (iii) directors of BTR Holdings immediately prior to the Effective Time will be the directors of the Surviving Corporation and
(iv) the officers of the Company immediately prior to the Effective Time will be the officers of the Surviving Corporation.

REPRESENTATIONS AND WARRANTIES

    The Merger Agreement contains various representations and warranties of the Company as to, among other things, (i) the due organization and good standing of the Company; (ii) the authorization, execution and delivery of the Merger Agreement, the validity and enforceability thereof against the Company and the non-contravention thereof with the certificate of incorpora-tion, by-laws, material contracts and agreements of the Company and with any material applicable laws, judgments, orders or decrees; (iii) the Company's ownership of all issued and outstanding shares of capital stock of each of the Company's subsidiaries, except as provided; (iv) the possession by the Company of the material franchises, licenses, authorizations and approvals needed to conduct its business; (v) the capitalization of the Company; (vi) equity interests owned by the Company; (vii) the material compliance with the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended (the "Exchange Act") in connection with the Company's required filings with the Securities and Exchange Commission (the "SEC") since March
31, 1989 and the accuracy of certain financial statements of the Company and the absence of undisclosed liabilities; (viii) certain environmental matters;
(ix) the ownership or lease of real and personal property of the Company;
(x) the ownership or right to use all intellectual property of the Company;
(xi) material litigation with respect to the Company; (xii) the absence of material adverse changes in the business of the Company; (xiii) compliance by the Company with material applicable laws; (xiv) the adequacy of the Company's insurance policies; (xv) certain pension plan matters; (xvi) certain tax matters and (xvii) the composition of the Company's Board of Directors.

    The Merger Agreement also contains representations and warranties of BTR Holdings as to, among other things, (i) its due organization and good stand-ing; (ii) the authorization, execution and delivery of the Merger Agreement, the validity and enforceability thereof against BTR Holdings and the non-contravention thereof with the certificate of incorporation, by-laws, mate-rial contracts and agreements of BTR Holdings and with any material laws, judgments, orders or decrees; (iii) the absence of actions, proceedings or claims likely to materially affect BTR Holdings' ability to consummate the Merger; and (iv) the availability of funds sufficient to enable BTR Holdings to consummate the Merger.

CERTAIN COVENANTS

  Conduct of Business Prior to Effective Time

    The Company has agreed that, except as contemplated by the Merger Agree-ment or as expressly agreed to in writing by BTR Holdings, during the period from the date of the Merger Agreement to the Effective Time, the Company and its subsidiaries will each conduct its operations according to its ordinary and usual course of business consistent with past practice, and the Company and its subsidiaries will each use all reasonable efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with suppliers, distributors, customers and others. The Company and its subsidiaries also have agreed not to do any of the following without the prior written consent of BTR Holdings: (i) amend its certificate of incorporation or by-laws; (ii) authorize for issuance, issue, sell, deliver or agree to commit to issue, sell or deliver any shares of any class of its capital stock or any securi-ties or other rights convertible or exchangeable into or exercisable for shares of any class of its capital stock, other than pursuant to currently outstanding options; (iii) split, combine or reclassify any shares of its capital stock, or declare or pay any dividend or other distribution in re-spect of its capital stock or purchase, redeem or otherwise acquire any shares of its own capital stock or any of its subsidiaries; (iv) except in the ordinary and usual course of business, consistent with past practice (x) create, incur, assume, maintain or permit to exist or prepay any long-term debt or any short-term debt for borrowed money, other than existing lines of credit; (y) assume, guarantee, endorse or otherwise become liable or respon-sible for the obligations of any other person except wholly-owned subsidiar-ies of the Company in the ordinary and usual course of business, consistent with past practice; (z) make any loans, advances or capital contributions to, or investments in, any other person; (v) except in connection with the Company's restructuring plan announced in October 1993 or as contemplated by the Merger Agreement or plans existing on the date of the Merger Agreement,
(a) increase the compensation or benefits of any director, officer or em-ployee, except in the ordinary course of business and in accordance with its customary past practice; (b) pay or agree to pay any pension, retirement al-lowance or other employee benefit not required, or enter into or agree to enter into any agreement or arrangement with such director, officer or em-ployee, whether past or present, relating to any such pension, retirement, allowance or other employee benefit, except as required under currently ex-isting agreements, plans or arrangements, or as consistent with past prac-tice; (c) grant any severance or termination pay to, or enter into any em-ployment, change of control, termination, severance, indemnification, management, consultation, confidentiality or invention rights, agreement with any director, officer or other employee of the Company or its subsid-iaries, or amend any of such agreements in existence on the date of the Merger Agreement, except on a basis consistent with past practice and other than indemnification agreements with independent directors of the Company on a basis consistent with existing indemnification provisions or (d) except in accordance with its customary past practices or as may be required to comply with applicable law, become obligated (other than pursuant to any new or re-newed collective bargaining agreement) under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, benefit arrangement, or similar plan or arrangement, which was not in existence on the date of the Merger Agreement, including any bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other benefit plan, agreement or arrangement, with or for the benefit of any person, and to amend any of such plans or any of such agreements in existence on the date of the Merger Agreement; (vi) except in the ordinary and usual course of business, consistent with past practices, sell, transfer, lease, license, pledge, mortgage or otherwise dispose of, any material properties, real, personal or mixed; (vii) enter into any other agreement, commitments or contracts, except agreements, com-mitments or contracts contemplated by the Merger Agreement or for the pur-chase, sale or lease of goods or services in the ordinary course of busi-ness, consistent with past practice; (viii) authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into any agreement in principle or an agreement with respect to, any plan of liquida-tion or dissolution (other than the Merger), any acquisition of a material amount of assets or securities, any disposition of a material amount of as-sets or securities or any material change in its capitalization, or any en-try into a material contract or any amendment or modification of any mate-rial contract or any release or relinquishment of any material contract rights not in the ordinary and usual course of business, except as contem-plated by the Merger Agreement; (ix) except as previously approved by the Board of Directors of the Company and as identified to BTR Holdings prior to the date of the Merger Agreement or otherwise consistent with past practice, authorize or commit to make capital expenditures in an amount in excess of the Company's 1994 budget for capital expenditures; (x) permit any insurance policy naming it as a beneficiary or a loss payee to be cancelled or termi-nated, except in the ordinary and usual course of business; (xi) make any change to its accounting methods, principles or practices, except as may be required or permitted by generally accepted accounting principles; or (xii) maintain the books and records of the Company in a manner not consistent with past business practices. The Company has also agreed not to agree to do any of (i) through (xii) above.

 Other Agreements of the Company and BTR Holdings

    Pursuant to the Merger Agreement, the Company has agreed to take all ac-tion necessary to convene the Special Meeting to consider and vote upon the approval and adoption of the Merger Agreement and the transactions contem-plated thereby. The Company also agreed through its Board of Directors, sub-ject to the Board of Directors' fiduciary obligations, to recommend to the Company's stockholders the approval and adoption of the Merger Agreement and the transactions contemplated thereby and to use all reasonable efforts to obtain such approval and adoption.

    The Company has agreed that, prior to the Effective Time, it will not, and will not permit any of its directors, officers, employees, agents or representatives or those of any of its subsidiaries to directly or indirectly, solicit, initiate or encourage (including by way of furnishing non-public information) inquiries or proposals concerning any merger, con-solidation or acquisition or purchase of all or any substantial portion of the assets or capital stock of the Company or negotiate with any third party (other than BTR Holdings or its affiliates) with respect to any such trans-action; provided, however, that (i) the Company may engage in discussions or negotiations with a third party who seeks to initiate such discussions or negotiations and may furnish such third party information concerning the Company and its business, properties and assets, (ii) the Company's Board of Directors may take and disclose to the Company's stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act and (iii) following receipt of a proposal for such a transaction made in accordance with the foregoing clause (i), the Board of Directors of the Company will notify BTR Holdings of the terms and conditions of such proposal and then, the Board of Directors of the Company may withdraw, modify or not make its recommendation to the stockholders to approve and adopt the Merger Agreement, but in each case referred to in the foregoing clauses (i) through (iii) only to the extent that the Board of Directors of the Company conclude in good faith on the basis of the advice of the Company's outside counsel that such action is required by the Board of Directors' fiduciary obligations under applicable law.

    Pursuant to the Merger Agreement, the Company and BTR Holdings have agreed not to issue any press release or other public statements concerning the Merger without consulting with the other party, except as required by law or court order, in which case the Company and BTR Holdings will make reasonable efforts to consult with each other prior to the making of such public statement.

CONDITIONS TO THE MERGER

    The respective obligations of the Company and BTR Holdings to consummate the Merger are subject to the satisfaction of certain conditions, including
(i) the approval and adoption of the Merger Agreement by holders of a major-ity of the outstanding shares of Common Stock and (ii) the expiration or termination of all necessary waiting periods applicable under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). BTR Holdings has advised the Company that it intends to vote all of its shares of Common Stock (52.8% of the outstanding shares as of the Record Date) in favor of the Merger, thereby satisfying the condition de-scribed in clause (i), and the Federal Trade Commission granted early termi-nation of the waiting period under the HSR Act on December 21, 1993, thereby causing the condition described in (ii) to be satisfied.

    The obligation of BTR Holdings to consummate the Merger is further sub-ject to the satisfaction (or waiver by BTR Holdings) of the following condi-tions: (i) the representations and warranties of the Company being true and correct in all material respects on the date of the Merger Agreement and at and on the Closing Date; (ii) the compliance by the Company in all material respects with all agreements, obligations and covenants required by the Merger Agreement to be complied with on or prior to the Closing, and the re-ceipt of a certificate of an authorized officer of the Company to that ef-fect; (iii) the absence of any injunction or order of any court or govern-mental entity against the Company or BTR Holdings, which prohibit or restrict the consummation of the Merger and (iv) the receipt of an opinion of the Associate General Counsel of the Company and/or Dewey Ballantine, as special counsel to the Company.

    The obligation of the Company to consummate the Merger is further sub-ject to the satisfaction (or waiver by the Company) of the following condi-tions: (i) the representations and warranties of BTR Holdings being true and correct in all material respects as of the date of the Merger Agreement and at and on the Closing Date; (ii) the compliance by BTR Holdings in all mate-rial respects with all agreements, obligations and covenants required by the Merger Agreement to be complied with on or prior to the Closing, and the re-ceipt of a certificate of an authorized officer of BTR Holdings to that ef-fect; (iii) the absence of any injunction or order of any court or govern-mental entity against the Company or BTR Holdings, which prohibit or restrict the consummation of the Merger and (iv) the receipt of an opinion of Cahill Gordon & Reindel, as special counsel to BTR Holdings.

AMENDMENT AND MODIFICATION

    The Merger Agreement may be amended, modified or supplemented only by written agreement of BTR Holdings and the Special Committee of the Board of Directors of the Company at any time prior to the Effective Time but, after approval and adoption of the Merger Agreement by the stockholders of the Company, no such amendment or modification may reduce the amount or change the form of the consideration to be delivered to the stockholders of the Company.

TERMINATION

    The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time: (i) by mutual written consent of the re-spective Board of Directors of the Company and BTR Holdings; (ii) by either the Company or BTR Holdings if, without fault of such terminating party, the Merger shall not have been consummated on or before March 31, 1994; (iii) by either BTR Holdings or the Company if any court of competent jurisdiction or other governmental body in the United States shall have issued an order (other than a temporary restraining order), decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action shall have become final and non-appealable; (iv) by either BTR Holdings or the Company if the stockholders of the Company fail to duly adopt and approve the Merger Agreement; (v) by the Board of Directors of BTR Holdings, at any time prior to the Effective Time, before or after approval and adoption by the stockholders of the Com-pany, if the conditions to the obligations of BTR Holdings are not capable of satisfaction prior to the Closing; and (vi) by the Board of Directors of the Company, at any time prior to the Effective Time, before or after the approval and adoption of the stockholders of the Company if (x) the condi-tions to the obligations of the Company are not capable of satisfaction prior to the Closing or (y) the Board of Directors determines in good faith that its fiduciary duties require it to approve a merger, consolidation or acquisition to purchase all or any substantial portion of the assets or cap-ital stock of the Company.

INDEMNIFICATION

    The Merger Agreement provides that for a period not ending sooner than the sixth anniversary of the Effective Time, the Surviving Corporation will maintain all rights to indemnification (including with respect to advance-ment of expenses incurred in the defense of any action or suit) existing on the date of the Merger Agreement in favor of the present and former direc-tors, officers, employees and agents of the Company and its subsidiaries and affiliates (the "Indemnified Persons") as provided in the Company's cer-tificate of incorporation and by-laws or otherwise in each case in effect on the date of the Merger Agreement, subject to applicable law, and that during such period, the certificate of incorporation and by-laws of the Surviving Corporation will not be amended to reduce or limit the rights of indemnity afforded to the Indemnified Persons, or the ability of the Surviving Corpo-ration to indemnify them, subject to applicable law.

    The Merger Agreement further provides that the Surviving Corporation will indemnify against all losses, damages, liabilities or claims made against Indemnified Persons arising from their service as an officer, direc-tor, employee or agent prior to and including the Effective Time, to the fullest extent as such persons are currently required to be indemnified pur-suant to the Company's certificate of incorporation and by-laws, subject to applicable law, for a period ending not sooner than the sixth anniversary of the Effective Time. To the extent that the Surviving Corporation does not satisfy its obligation to indemnify the Indemnified Persons pursuant to the Merger Agreement, BTR Holdings will indemnify the Indemnified Persons.

    The Merger Agreement provides that (i) the Surviving Corporation will maintain directors' and officers' liability insurance with respect to mat-ters occurring prior to the Effective Time for a period ending not sooner than the sixth anniversary of the Effective Time at no expense to the bene-ficiaries thereof and (ii) with respect to non-continuing officers and di-rectors, prior to the Closing, the Company will purchase (x) a run-off pol-icy for current directors' and officers' liability insurance maintained by the Company, such policy to become effective at the Closing and remain in effect for a period of six years after Closing, at a premium not to exceed five times the annual premium of the Company's director's and officer's in-surance policy in effect on the date of the Merger Agreement and (y) run-off policies for current fiduciary liability insurance maintained by the Company for directors, officers, employees of the Company and its subsidiaries ap-plicable to employee benefit plans of the Company and its subsidiaries, such policies to become effective at the Closing and remain in effect for a pe-riod of six years after the Closing, at a premium not to exceed five times the annual premium of the Company's director's and officer's insurance pol-icy in effect on the date of the Merger Agreement.

    In addition, the Company has entered into indemnification agreements, each dated as of November 19, 1993, with each of the Special Committee mem-bers that provide for the indemnification of such Special Committee members by the Company to the fullest extent permitted by applicable law in effect on the date of such agreements. The indemnification agreements provide for, among other things, the indemnification by the Company of certain costs and expenses of the Special Committee members in connection with actions or pro-ceedings against any Special Committee member (i) by reason of the fact that he is or was a director, officer, employee, agent or fiduciary of the Com-pany or is or was serving at the request of the Company in any such capacity of any other entity or by reason of anything done or not done by him in any such capacity and (ii) brought by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, agent or fiduciary of the Company or is, or was serving at the request of the Company in any such capacity of any other entity or by reason of anything done or not done by him in any such capacity. The indem-nification provided for in the indemnification agreements survives for a pe-riod ending upon the later of: (A) ten years after the Special Committee member has ceased to occupy any of the positions or have any of the rela-tionships described in (i) and (ii) above or (B) the final termination of all pending or threatened actions or proceedings with respect to such Spe-cial Committee member.

    The representations, warranties, covenants and agreements of the Company and BTR Holdings contained in the Merger Agreement will not survive the Ef-fective Time or the termination of the Merger Agreement, as the case may be, except that the agreements with respect to (i) further assurances, (ii) con-version of shares, (iii) indemnification and insurance and (iv) expenses will survive the Effective Time and certain provisions regarding (i) notices, (ii) effect of termination and abandonment, (iii) governing law,
(iv) severability and (v) interpretation will survive any termination of the Merger Agreement.

MERGER AGREEMENT GUARANTEE

    BTR Dunlop, Inc., a wholly-owned subsidiary of BTR Holdings, has pursu-ant to the Merger Agreement Guarantee dated December 1, 1993 (the "Merger Agreement Guarantee"), unconditionally guaranteed the (i) due and punctual payment of the Merger Consideration pursuant to the terms and conditions of the Merger Agreement and (ii) BTR Holdings' indemnity obligations under the Merger Agreement. See "Indemnification."

FEDERAL INCOME TAX CONSEQUENCES

    The following is a summary of certain federal income tax consequences of the Merger to stockholders of the Company. This summary does not purport to discuss all tax consequences of the Merger to all stockholders.

    The receipt of cash by a stockholder of the Company pursuant to the Merger or pursuant to the exercise of dissenters' rights of appraisal, will be a taxable event for federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign or other tax laws. In general, a stockholder will recognize a gain or loss equal to the differ-ence, if any, between the stockholder's adjusted tax basis in his or her shares and the amount of cash received for such shares in the Merger. In general, a stockholder who is not exercising his or her dissenters' rights of appraisal will recognize such gain or loss at the Effective Time. In gen-eral, such gain or loss will be capital gain or loss, provided the shares are held as capital assets, and will be a long-term capital gain or loss if the stockholder's holding period for such shares exceeds one year.

    The receipt of cash by a stockholder pursuant to the Merger (or exercise of dissenter's rights) may be subject to backup withholding at the rate of 31% unless the stockholder (i) is a corporation or comes within certain other exempt categories, or (ii) provides a certified taxpayer identifica-tion number on Form W-9 and otherwise complies with the backup withholding rules. Backup withholding is not an additional tax; any amounts so withheld may be credited against the federal income tax liability of the stockholder subject to the withholding.

    EACH STOCKHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IN HIS OR HER OWN INDI-VIDUAL CIRCUMSTANCES AND WITH RESPECT TO THE STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES OF THE MERGER. FURTHER, ANY STOCKHOLDER WHO IS A CITIZEN OR RESIDENT OF A COUNTRY OTHER THAN THE UNITED STATES SHOULD CONSULT HIS OR HER OWN TAX ADVISOR WITH RESPECT TO THE TAX TREATMENT IN SUCH COUNTRY OF THE MERGER AND WITH RESPECT TO THE QUESTION OF WHETHER TAX CONSEQUENCES OTHER THAN THOSE DESCRIBED ABOVE MAY APPLY BY REASON OF THE PROVISIONS OF THE IN-TERNAL REVENUE CODE APPLICABLE TO FOREIGN PERSONS OR THE PROVISIONS OF ANY TAX TREATY APPLICABLE TO SUCH STOCKHOLDER.

ACCOUNTING TREATMENT

    The Merger will be accounted for as a "purchase" under generally ac-cepted accounting principles.

REGULATORY MATTERS

    Under the HSR Act, and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger may not be consummated until no-tifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Anti-trust Division") and specified waiting period requirements have been satis-fied. On December 2, 1993 and December 8, 1993, BTR Holdings and the Com-pany, respectively, filed notification and report forms under the HSR Act with the FTC and the Antitrust Division. Early termination of the required waiting period under the HSR Act was granted effective December 21, 1993. At any time before or after the closing of the Merger, the FTC, the Antitrust Division or others could take action under the antitrust laws with respect to the Merger, including seeking to enjoin the consummation of the Merger or seeking the divestiture of stock or businesses acquired as a result of the Merger. Pursuant to German law, certain information with respect to the Merger was required to be filed with the German Federal Cartel Office. On December 6, 1993, BTR Holdings filed the relevant information with the Ger-man Federal Cartel Office. Termination of the Merger review was granted by the German Federal Cartel Office on December 10, 1993. Except as aforesaid, the Company is not aware of any federal or state regulatory approvals that must be obtained to consummate the Merger other than approvals which have also been obtained.
PAGE

                              APPRAISAL RIGHTS

    Under the DGCL, any stockholder who does not wish to accept the Merger Consideration provided for in the Merger Agreement has the right to dissent from the Merger and to seek an appraisal of, and to be paid the fair cash value for, his or her shares of Common Stock (the "Dissenting Shares") provided that the stockholder complies with the provisions of Section 262 of the DGCL ("Appraisal Rights").

    The following is intended as a brief summary of the material provisions of the statutory procedures required to be followed by a stockholder in or-der to dissent from the Merger and perfect the stockholder's Appraisal Rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the text of which is set forth in Annex B hereto.

    If any stockholder elects to demand appraisal of his or her shares of Common Stock, the stockholder must satisfy each of the following conditions:

        (i) the stockholder must deliver to the Company a written demand for appraisal of his or her shares of Common Stock before the vote with re-spect to the Merger is taken (this written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or against the Merger; voting against or failing to vote for the Merger by itself does not constitute a demand for appraisal within the meaning of
    Section 262); and

        (ii) the stockholder must not vote in favor of the Merger (an ab-stention or failure to vote will satisfy this requirement, but a vote in favor of the Merger, by proxy or in person, will constitute a waiver of the stockholder's Appraisal Rights in respect of the shares of Common Stock so voted and will nullify any previously filed written demands for appraisal).

    If any stockholder fails to comply with either of these conditions and the Merger becomes effective, the stockholder will be entitled to receive the Merger Consideration as provided for in the Merger Agreement but will have no Appraisal Rights with respect to his or her shares of Common Stock.

    All demands for appraisal should be addressed to Rexnord Corporation, 4701 West Greenfield Avenue, Milwaukee, Wisconsin 53214, Attention: Secre-tary, before the vote on the Merger Agreement is taken at the Special Meet-ing, and should be executed by, or on behalf of, the holder of record of the shares of Common Stock. The demand must reasonably inform the Company of the identity of the stockholder and the intention of the stockholder to demand appraisal of his or her shares of Common Stock.

    To be effective, a demand for appraisal must be made by or in the name of the registered stockholder, fully and correctly, as the stockholder's name appears on his or her stock certificate(s) and cannot be made by the beneficial owner if the beneficial owner does not also hold the shares of Common Stock of record. The beneficial holder must, in such cases, have the registered owner submit the required demand in respect of such shares of Common Stock.

    If shares of Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for ap-praisal should be made in such a capacity, and if the shares of Common Stock are owned of record by more than one person, as in joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An au-thorized agent, including one for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares of Common Stock as a nomi-nee for others, may exercise his or her right of appraisal with respect to the shares of Common Stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In such case, the written demand should state the number of shares of Common Stock as to which appraisal is sought. Where no number of shares of Common Stock is expressly mentioned, the demand will be presumed to cover all shares of Common Stock held in the name of such record owner.

    Within ten days after the Effective Time, the Company must give written notice that the Merger has become effective to each stockholder who so filed a written demand for appraisal and who did not vote in favor of the Merger. Within 120 days after the Effective Time, but not thereafter, either the Company or any stockholder who has complied with the requirements of Section 262 of the DGCL may file a petition in the Delaware Court of Chancery (the "Court") demanding a determination of the fair value of the shares of Com-mon Stock held by all stockholders entitled to appraisal. The Company does not presently intend to file such a petition in the event there are dissent-ing stockholders. Inasmuch as the Company has no obligation to file such a petition, the failure of a stockholder to do so within the period specified could nullify such stockholder's previously written demand for appraisal. At any time within 60 days after the Effective Time, any stockholder who has demanded appraisal has the right to withdraw the demand and to accept the payment of the Merger Consideration pursuant to the Merger Agreement.

    If a petition for appraisal is duly filed by a stockholder and a copy thereof is delivered to the Company, the Company will then be obligated within 20 days thereafter to provide the Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of Common Stock. After notice to such stockhold-ers, the Court is empowered to conduct a hearing upon the petition, to de-termine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to Appraisal Rights. The Court may require the stockholders who have demanded payment for their shares of Common Stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    After determination of the stockholders entitled to an appraisal, the Court will appraise the shares of Common Stock, determining their fair value exclusive of any element of value arising from the accomplishment or expec-tation of the Merger. When the value is so determined, the Court will direct the payment by the Company of such value, with interest thereon accrued dur-ing the pendency of the proceeding if the Court so determines, to the stock-holders entitled to receive the same, upon surrender to the Company by such holders of the certificates representing such shares of Common Stock. In de-termining fair value, the Court is required to take into account all rele-vant factors.

    Stockholders considering seeking appraisal should be aware that the fair value of their shares of Common Stock determined under Section 262 could be more, the same, or less than the Merger Consideration that they are entitled to receive pursuant to the Merger Agreement if they do not seek appraisal of their shares of Common Stock, and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262.

    Costs of the appraisal proceeding may be imposed upon the parties thereto (i.e., the Company and the stockholders participating in the appraisal proceeding) by the Court as the Court deems equitable in the cir-cumstances. Upon the application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attor-neys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares of Common Stock entitled to appraisal.

    Any stockholder who had demanded Appraisal Rights will not, after the Effective Time, be entitled to vote shares of Common Stock subject to such demand for any purpose or to receive payments of dividends or any other dis-tribution with respect to such shares of Common Stock (other than with re-spect to payment as of a record date prior to the Effective Time) or to re-ceive the Merger Consideration pursuant to the Merger Agreement; however, if no petition for appraisal is filed within 120 days after the Effective Time, or if such stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the Merger, either within 60 days after the Effective Time, or thereafter with written approval of the Company, then the right of such stockholder to appraisal will cease and such stockholder will be entitled to receive the Merger Consideration without interest.

    Failure to follow the steps required by Section 262 of the DGCL for per-fecting Appraisal Rights may result in the loss of such rights. In view of the complexity of Section 262 of the DGCL, stockholders of the Company who are considering dissenting from the Merger should consult their legal advi-sors.

PAGE

                          CERTAIN OTHER AGREEMENTS

THE STANDSTILL AGREEMENT

    The Company, TFC and TFC's wholly-owned subsidiary, RHI, are parties to the Standstill Agreement which provides, among other things, that during the "Restricted Period" (June 19, 1992 through July 9, 1995), without the approval of a majority of the Company's directors not designated by TFC, RHI or their affiliates (i) neither TFC nor an affiliate thereof may acquire in excess of 46% of the Voting Power of the Company; provided, however, that TFC and its affiliates may (A) acquire Common Stock or other securities of the Company in connection with an offering by the Company to all stockhold-ers if the transaction is effected on substantially the same terms available to all other holders of Common Stock, (B) convert any other security not ac-quired in contravention of the Standstill Agreement into Common Stock or (C) purchase Common Stock at a price less than two-thirds of the price of Common Stock paid by purchasers in the equity offering; and (ii) neither TFC nor an affiliate thereof may transfer any shares of Common Stock of the Company un-less the transferee agrees to be bound by the Standstill Agreement; provided, however, that such restriction will not prohibit a transfer of Re-stricted Shares (as defined below) (i) to any person who would be the bene-ficial owner of less than 20% of total Voting Power (as defined below) of the Company after such transfer, (ii) to any person who is not the benefi-cial owner of the Restricted Shares but who is the holder for the benefit of certain persons, (iii) pursuant to an underwritten public offering of Re-stricted Shares, (iv) to any person who acquires 50% or more of the total Voting Power of the Company or (v) sold, transferred or exchanged pursuant to any Extraordinary Transaction (as defined below).

    For purposes of the Standstill Agreement, "Extraordinary Transaction" means generally a merger, consolidation, sale or transfer of assets, liqui-dation, dissolution, recapitalization, reclassification of securities or other extraordinary corporate transaction or a series of related transac-tions involving the Company; "Restricted Shares" means the Common Stock issued to RHI in certain exchange offers (the "Covered Common Stock"), the Common Stock acquired upon the exercise of certain options (the "Option Shares"), any security received as a dividend or in connection with a stock split, recapitalization or similar transaction involving the Covered Common Stock or the Option Shares or exchangeable or exchanged thereof in any transaction and any other shares of stock in the Company held by TFC or its affiliates during the Restricted Period including, without limitation, all shares of Common Stock held by TFC or its affiliates on the date of the Standstill Agreement or immediately after consummation of the aforementioned exchange offers; and "Voting Power" means the percentage of the aggregate votes of all voting securities outstanding entitled under ordinary circum-stances to be cast in the election of directors.

    In connection with the Merger, the Board of Directors of the Company consented to the transfer of shares of Common Stock from TFC and RHI Hold-ings to BTR Holdings pursuant to the TFC Purchase Agreement, thereby waiving the applicable provisions of the Standstill Agreement. As a result, BTR Holdings is not subject to the terms, conditions and restrictions set forth in the Standstill Agreement.

THE PURCHASE AGREEMENTS

    On December 23, 1993, BTR Holdings purchased (i) from TFC and RHI Hold-ings an aggregate of 8,083,248 shares of Common Stock pursuant to a Purchase Agreement, dated as of December 2, 1993 (the "TFC Purchase Agreement"), and (ii) from WPG 1,039,500 shares of the Common Stock pursuant to a Pur-chase Agreement dated as of December 2, 1993 (the "WPG Purchase
Agreement"), in each case for a purchase price of $22.50 per share, in cash. The TFC Purchase Agreement and the WPG Purchase Agreement are referred to herein collectively as, the "Purchase Agreements." In accordance with the WPG Purchase Agreement, in the event that the consideration paid to the Company's stockholders pursuant to the Merger is in excess of $22.50 per share, then the purchase price paid to WPG will be increased to such higher price.

    In addition, pursuant to the TFC Purchase Agreement, TFC and RHI Hold-ings have agreed to indemnify BTR Holdings and the Company for certain envi-ronmental liabilities for prior periods. Pursuant to a Tax Agreement among TFC, RHI Holdings, the Company and BTR Holdings, dated December 2, 1993, TFC and RHI Holdings have agreed jointly to indemnify BTR Holdings and the Com-pany for certain tax liabilities. Pursuant to an Escrow Agreement among TFC, RHI Holdings and BTR Holdings, dated December 2, 1993, TFC is required to deposited in escrow at the Closing under the TFC Purchase Agreement shares of common stock of Banner Aerospace, Inc., a Delaware corporation, having an aggregate market value equal to $25 million for the purpose of securing the payment of certain tax liabilities indemnified against under the Tax Agree-ment. Pursuant to an undertaking, dated December 2, 1993, by BTR Holdings, BTR Holdings agreed upon consummation of the Merger, to cause the Surviving Corporation to pay to each of the directors of the Company (other than James Swenson and Jeffrey Steiner) the sum of $36,562.50 in lieu of any stock op-tions to which such director would have been entitled to under the Company's Directors Stock Option Plan approved by the Board of Directors of the Com-pany on October 7, 1993.
PAGE

                          SELECTED FINANCIAL DATA

    The following table sets forth selected historical financial data for the Company and its subsidiaries. The data should be read in connection with the financial statements and the notes thereto in this Proxy Statement. The financial information for the Company set forth in the table has been de-rived from historical financial statements of the Company.

                                                                                                            Nine
                                                                                                           Months
                                             Three Months Ended                                            Ended
                                                September 30,           Years Ended June 30,              June 30,
                                                1993      1992      1993      1992      1991      1990      1989
                                                        (Dollars in Thousands, Except Per Share Data)
INCOME STATEMENT DATA:
Net Sales ..................................  $128,038  $126,618  $532,499  $514,809  $551,970  $566,580  $416,967
Operating Expenses .........................   112,554   108,155   449,792   443,475   455,045   470,415   346,672
Restructuring Charge (a) ...................    11,000         -         -     3,100         -         -         -
Operating Profit ...........................     4,484    18,463    82,707    68,234    96,925    96,165    70,295
Interest Expense, net ......................     8,868    10,269    39,803    56,793    64,075    65,050    51,881
Earnings Before Income Taxes................    (4,384)    8,194    42,904    11,441    32,850    31,115    18,414
Provision for Income Taxes .................    (1,720)    3,851    19,018     8,348    19,103    18,690    11,935
Net Earnings Before Extraordinary Loss, Cu-
  mulative Effect of Change in Accounting
  Principles and Dividends on Preferred
  Stock ....................................    (2,664)    4,343    23,886     3,093    13,747    12,425     6,479
Extraordinary Loss-Recapitalization (b) ....         -   (28,303)  (28,303)        -         -         -         -
Cumulative Effect on Prior Years of Changes
  in Accounting Principles (c)
    -Post retirement benefits ..............   (26,245)        -         -         -         -         -         -
    -Income taxes ..........................    (1,835)        -         -         -         -         -         -
Net Earnings (Loss) ........................   (30,744)  (23,960)   (4,417)    3,093    13,747    12,425     6,479
Dividends on Preferred Stock (d) ...........         -     1,158     1,158    22,114    18,882    15,984    11,229
Net Earnings (Loss) Applicable to Common
  Shares ...................................  $(30,744) $(25,118) $ (5,575) $(19,021) $ (5,135) $ (3,559) $ (4,750)

Earnings Per Share:
Earnings Before Extraordinary Loss and Cumu-
  lative Effect of Change in Accounting
  Principles................................  $   (.14) $    .19  $   1.27  $  (3.80) $  (1.02) $   (.71) $   (.95)
Extraordinary Loss-Recapitalization (b) ....         -     (1.58)    (1.58)        -         -         -         -
Cumulative Effect on Prior Years of Changes
  in Accounting Principles (c) .............     (1.53)        -         -         -         -         -         -
Net Earnings (Loss) Per Share ..............  $  (1.67) $  (1.39) $   (.31) $  (3.80) $  (1.02) $   (.71) $   (.95)


BALANCE SHEET DATA:
Working Capital ............................  $ 83,843  $102,145  $ 89,128  $ 85,703  $ 71,502  $ 77,478  $ 95,723
Total Assets ...............................   725,770   672,555   680,151   663,223   671,115   715,440   720,560
Long-Term Debt .............................   376,131   382,366   379,293   404,573   400,388   433,518   461,673
Stockholders' Equity .......................   104,031   118,090   134,249    74,486    70,955    58,089    44,268

OPERATING DATA:
EBITDA (e) .................................  $ 23,107  $ 24,361  $105,761  $ 90,453  $117,961  $120,611  $ 85,944

PAGE

[CAPTION]

                                                                                                     Nine
                                                                                                     Months
                                             Three Months Ended                                      Ended
                                                September 30,           Years Ended June 30,        June 30,

                                                1993     1992     1993     1992     1991     1990     1989
                                                      (Dollars in Thousands, Except Per Share Data)
EBITDA Pct. ................................    18.0%     19.2%    19.9%    17.6%    21.4%    21.3%    20.6%
Capital Expenditures .......................   5,493     2,557   17,350   12,092   10,076   16,310    9,816
Number of Employees at End of Period .......   4,875     4,816    4,769    5,024    5,335    5,622    5,649

(a) The September 1993 restructuring of operations charge includes rational-ization of manufacturing capacity (including severances, move costs and asset writedowns) the movement of certain product lines and the realign-ment of sales, marketing and administrative functions in Europe, and severance and other costs related to domestic employment reductions and cost containment programs.

(b) In connection with the Recapitalization, the Company incurred certain extraordinary charges to earnings as a result of premiums paid to retire the Subordinated Notes and the write-off of unamortized deferred financ-ing fees. Such charges aggregated $28.3 million or $1.58 per share, net of income tax benefits of $11.0 million.

(c) During the quarter ended September 30, 1993, the Company adopted SFAS No. 106 (Postretirement Benefits Other Than Pensions) and SFAS No. 109 (Income Taxes) and recorded a one-time charge to earnings of $26.2 mil-lion ($1.43 per share) and $1.8 million ($.10 per share), respectively.

(d) All dividends paid on the Preferred Stock prior to fiscal 1993 were made in the form of payment-in-kind dividends. All Preferred Stock was re-deemed or retired in connection with the Recapitalization.

(e) EBITDA is defined as earnings before total interest expense, provision for income taxes, depreciation, goodwill amortization and amortization of other intangible assets. The Senior Note Indenture (as defined below) and the Amended Credit Agreement (as defined below) require the Company to meet financial covenants which require among other things, the calcu-lation of EBITDA.
PAGE

                  MANAGEMENT'S DISCUSSION AND ANALYSIS OF
               FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

             THREE MONTHS ENDED SEPTEMBER 30, 1993 COMPARED TO
             THREE MONTHS ENDED SEPTEMBER 30, 1992 (UNAUDITED)
Overview

    In the quarter ended September 30, 1993, the Company adopted two new ac-counting standards and announced a restructuring of its operations specifi-cally targeted to improve productivity and efficiency, reduce costs and in-crease manufacturing capacity utilization and increase future operating income and cash flow. The Company incurred one-time after-tax charges in connection with adopting the accounting changes and a pretax charge in con-nection with the restructuring. These events have had a significant impact on the Company's operating profit and net earnings for the quarter. The fol-lowing analysis has been prepared in order to provide a better understanding of the impact of the accounting changes and the restructuring charge.

                                                   Before Cumulative Effect
                                                     of Accounting Changes
                                             Operating    Net     Earnings
                                               Profit  Earnings  Per Share
                                                  (Dollars in Millions,
                                                  Except Per Share Data)
Before restructuring charge and accounting
  changes .................................... $  17.7   $  4.2    $  .23
Restructuring charge .........................  (11.0)    (6.7)     (.36)
SFAS 106-Postretirement benefits .............   (1.2)    (0.2)     (.01)
SFAS 109-Income taxes ........................   (1.0)     -         -
After restructuring charge and accounting
  changes .................................... $   4.5   $ (2.7)   $ (.14)



    Restructuring Charge. Due to the continuation of depressed market condi-tions in Europe and in order to take advantage of synergy opportunities made possible by the June 1993 addition of the Marbett SpA product lines, the Company announced a restructuring of its European operations. The restruc-turing charge includes $8 million for rationalization of manufacturing ca-pacity (including severance and moving costs and asset writedowns), reloca-tion of product lines and realignment of sales, marketing and administrative functions in Europe. These actions are expected to reduce the cost of doing business in Europe and to downsize the operations to reflect current busi-ness levels. The remaining $3 million of the restructuring charge covers severance and other costs related to domestic employment reductions and cost containment programs. Management of the Company anticipates that if success-ful in the implementation of these restructuring actions, operating income and cash flows would be enhanced by approximately $9 million annually by the end of fiscal 1995.

    SFAS No. 106-Postretirement Benefits. This new standard requires that the expected cost of these benefits be charged to expense during the years that the employees render service. The first quarter results include a charge of $42,288 ($26,245, net of tax, or $1.43 per share) for the immedi-ate recognition of the net transition obligation with respect to benefits earned by active and retired employees as of July 1, 1993. In addition, the new standard had the effect of decreasing operating profit for the quarter by $250, or $.01 per share. Net periodic postretirement benefit expense for fiscal 1994 is expected to be approximately $6,626.

    SFAS No. 109-Income Taxes. This new standard requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary timing differences between the financial statement and tax bases of the Company's assets and liabilities using currently enacted tax rates. The first quarter results include a cumulative charge of $1,835, or $.10 per share, required to provide net deferred taxes with respect to the aggregate of the differences between the book and tax basis of the Company's assets and liabilities as of July 1, 1993.

    The effect of these accounting changes on net earnings is summarized in the table below:

                                           Accounting Changes
Increase (Decrease) in Net Earnings   Postretirement  Income Taxes   Total
Cost of sales ......................     $  (1,127)     $   (997)  $  (2,124)
SG&A expenses ......................         (125)            -         (125)
Net interest expense ...............        1,002             -        1,002
Tax provision ......................          118           997        1,115
Earnings before accounting changes .         (132)            -         (132)
Cumulative effect of changes in
  accounting
  principles .......................      (26,245)       (1,835)     (28,080)
Increase (decrease) in Net Earnings      $(26,377)      $(1,835)    $(28,212)



PAGE

Financial Summary

                                         Three Months Ended September 30,
                                             1993                1992
                                         000's       %       000's       %
                                              (Dollars in Thousands,
                                              Except Per Share Data)
New orders .........................   $134,207            $129,303

Net sales ..........................   $128,038    100.0   $126,618    100.0
Cost of goods sold .................     90,159     70.4     87,150     68.8
  Gross margin .....................     37,879     29.6     39,468     31.2
Selling, general & administrative
  expense ..........................     20,379     15.9     19,716     15.6
Goodwill amortization ..............      2,157      1.7      2,107      1.7
Other miscellaneous income .........       (141)     (.1)      (818)     (.7)
Restructuring charge ...............     11,000      8.6          -        -
Operating profit ...................      4,484      3.5     18,463     14.6
Interest expense ...................      8,900      7.0     10,398      8.2
Interest (income) ..................        (32)       -       (129)     (.1)
Net interest expense ...............      8,868      7.0     10,269      8.1
Pretax profit (loss) ...............     (4,384)    (3.5)     8,194      6.5
Provision for income taxes .........     (1,720)    39.2      3,851     47.0
Earnings before extraordinary loss,
  cumulative effect of change in ac-
  counting principles and dividends
  on preferred stock ...............   $ (2,664)    (2.1)  $  4,343      3.4

Extraordinary loss-recapitalization           -             (28,303)
Cumulative effect of change in ac-
  counting principles ..............    (28,080)                  -
Net earnings (loss) ................   $(30,744)           $(23,960)

Dividends on preferred stock .......          -              (1,158)
Net earnings (loss) applicable for
  common shares ....................   $(30,744)           $(25,118)



    New Orders and Net Sales. New orders increased 3.8% to $134.2 million for the quarter ended September 30, 1993 as compared to $129.3 million dur-ing the same period in the prior year. If the Company's German operations and commercial aerospace business were excluded, orders increased 12.6% in the quarter (7.3% excluding the effect of acquisitions). This order increase relates primarily to domestic and export markets which account for approxi-mately 80% of total Company orders. The increase in domestic activity is a result of the moderate economic recovery in the United States markets, but principally in the food and beverage, packaging and handling, construction and domestic cement markets. These gains were offset by a 22% reduction in orders (of which 13% was due to currency fluctuations) in the Company's German-based operations due to the continuation of the recession in Europe. In addition, orders declined 36% in the commercial aerospace business (which accounts for approximately 7% of total orders) due to depressed conditions in that market. Based on the strength of the domestic markets, net sales for the quarter improved 1.1% to $128.0 million from $126.6 million during the first quarter last year. Sales for the quarter increased by 4.2% (excluding the impact of currency) as compared to the same quarter last year. The weak-ened European currencies and the Canadian dollar had a negative impact on sales of $3.7 million during the quarter.

    Cost of Goods Sold. Cost of goods sold as a percentage of net sales in-creased 1.6% to 70.4% in the quarter ended September 30, 1993 compared to the first quarter in the prior year. Most of this increase is due to an ad-ditional $1.0 million of depreciation expense resulting from the newly-adopted standard for income tax accounting (SFAS No. 109). SFAS No. 109 increased the recorded book values and resulting depreciation of certain assets, primarily property, plant and equipment, acquired by the Company in acquisitions accounted for under the purchase method of accounting. The re-maining increase in cost of goods sold is attributed to deteriorating market conditions in Europe, principally Germany, and competitive pricing pressure in domestic markets.

    Selling, General and Administrative Expenses ("SG&A"). SG&A expenses totaled $20.4 million or 15.9% of net sales in the current quarter compared to $19.7 million or 15.6% of net sales in the first quarter of the prior year. The increase was due to the implementation of several growth initia-tives started in fiscal 1993 to expand sales and marketing efforts in key domestic and international markets.

    Interest Expense. Interest expense declined by $1.5 million to $8.9 mil-lion due to the reclassification of $1.0 million of interest related to dis-counted retiree medical liabilities to SG&A expense in accordance with SFAS No. 106. The remaining decrease is due to lower overall debt levels and in-terest rates.

    Pretax Profit, Provision for Income Taxes and Net Earnings. The $11 mil-lion restructuring charge and the impact of the adoption of SFAS No. 106 and SFAS No. 109 contributed to a pretax loss of $4.4 million for the current quarter compared to a profit of $8.2 million in the same quarter of last year. The effective tax rate of 39% is higher than the statutory rate due to the effects of nondeductible goodwill amortization, and is lower than last year's rate of 47% due to the effects of the adoption of SFAS No. 109. Due to the restructuring charge and the accounting changes, a net loss of $30.7 million was reported in the September 1993 quarter compared to a net loss of $25.1 million in the same quarter of last year. Last year's net loss included a $28.3 million loss in connection with the July 1992 recapitaliza-tion and dividends on preferred stock of $1.2 million.

                      COMPARISON OF FISCAL YEARS ENDED
               JUNE 30, 1993, JUNE 30, 1992 AND JUNE 30, 1991
Overview

    Since August 1988, the Company has been highly leveraged as a result of the issuance of $250 million principal amount of 13.625% Subordinated Notes due 1998 (the "Subordinated Notes") and three classes of preferred stock (the "Preferred Stock") which carried a dividend averaging nearly 15% per year. In order to reduce debt, increase stockholders' investment, take ad-vantage of lower long-term interest rates and, in effect, lower its overall cost of capital, the Company designed a complete and comprehensive recapi-talization which was completed on July 9, 1992, referred to herein as the "Recapitalization". The Recapitalization replaced all of the high cost Subordinated Notes and Preferred Stock with lower cost Senior Notes and ad-ditional common equity. As a result, the Company has returned to a more tra-ditional capital structure. This new structure has improved the Company's operating performance and financial flexibility and enhanced its ability to pursue its growth strategy.

    The Company's growth strategy includes strategic and geographic expan-sion of its product lines serving niche markets that leverage off existing sales, marketing and distribution networks. As part of this strategy, the Company purchased a substantial equity interest in Marbett SpA ("Marbett") on June 23, 1993. Marbett is an Italian manufacturer of conveyor components and accessories serving primarily the European market with annual sales of approximately $20 million. Marbett is highly regarded and respected in in-dustrial markets for the quality, engineering and innovation in its prod-ucts. The Marbett product line is an excellent fit both geographically and strategically with the Company's existing products. This alliance gives the Company a more substantial presence in Europe and creates enhanced growth potential for Marbett products worldwide. The operating results of Marbett subsequent to June 23, 1993 are included in the consolidated statement of earnings. The Company's growth strategy also includes an increased focus on international sales, marketing and distribution which it believes will fur-ther enhance opportunities abroad, particularly for those specialty products which employ proprietary technology.

The Recapitalization

    The principal sources of funds for the Recapitalization were: (i) the public offering of 9,200,000 shares of Common Stock at an initial offering price of $17.00 per share; (ii) the public offering of $172.5 million aggre-gate principal amount of the Senior Notes issued pursuant that certain In-denture dated as of July 9, 1992 (the "Senior Note Indenture"); (iii) an increase of $59 million in the amount of borrowing available under the bank credit agreement (the "Amended Credit Agreement"); and (iv) the exchange of all shares of Preferred Stock owned by RHI for shares of Common Stock. RHI and Banner Investments Inc. are subsidiaries of TFC and are referred to herein, together with TFC, as the "Fairchild Group."

    The proceeds of the Recapitalization of $454 million were used: (i) to retire the Subordinated Notes at an aggregate cost of $285.9 million, in-cluding accrued interest and redemption premiums; (ii) to redeem the out-standing shares of Preferred Stock held by persons and entities other than the Fairchild Group (the "Other Preferred Stock") at an aggregate cost of $79.4 million, including redemption premiums and dividends to the date of redemption; (iii) to exchange shares of Preferred Stock owned by TFC for shares of Common Stock; and (iv) to pay financing and transaction costs of approximately $24 million in connection with the Recapitalization. The indi-vidual transactions comprising the Recapitalization were as follows:

  Common Stock Offering

    On July 9, 1992, the Company sold 9,200,000 shares of Common Stock at an initial public offering price of $17.00 per share resulting in gross pro-ceeds to the Company of $156.4 million.

  Debt Offering

    On July 9, 1992, the Company issued $172.5 million in aggregate princi-pal amount of the Senior Notes. The Senior Notes are general unsecured obli-gations of the Company and rank pari passu with existing and future senior indebtedness of the Company. However, because the borrowings under the Amended Credit Agreement are secured by substantially all of the assets of the Company and its subsidiaries, the Senior Notes are effectively subordi-nated to borrowings under the Amended Credit Agreement. The Senior Notes ma-ture in 2002 and are not redeemable by the Company prior to July 9, 1997.

  Amended Credit Agreement

    The Amended Credit Agreement replaced four term loan facilities amount-ing to $121.2 million with one term loan facility of $180 million and ex-tended the maturity date for a revolving credit facility of $100 million to September 1, 1998.

  Tender Offer and Redemption of the Subordinated Notes

    On July 9, 1992, the Company completed a tender offer for the Subordi-nated Notes which provided for a net cash payment by the Company of $1,090 (plus accrued interest) for each $1,000 principal amount of the Subordinated Notes tendered to the Company. On July 9, 1992, $221.5 million in aggregate principal amount of the Subordinated Notes was redeemed for $253.5 million which included accrued interest to the payment date of $12.1 million. The remaining $28.5 million in principal amount of the Subordinated Notes was redeemed on August 15, 1992 at a price of $1,068.20 (plus accrued interest) for each $1,000 in principal amount then remaining outstanding.

 Fairchild Exchange

    On July 9, 1992, the Fairchild Group received 3,893,386 shares of Common Stock in exchange for 3,294,404 shares of Preferred Stock outstanding at that date (including 10,465 shares of Preferred Stock assumed to have been issued to the date of exchange as payment-in-kind ("PIK") dividends). The exchange ratio of 1.181818 was determined based upon the redemption price of $26.00 per share of Preferred Stock divided by an agreed upon amount of $22.00 per share of Common Stock.

 Preferred Stock Redemption

    On July 9, 1992, the Company notified the holders of the Other Preferred Stock of its intention to redeem all outstanding shares of such stock on Au-gust 8, 1992 at a per share redemption price equal to $26.00 per share, to-gether with accrued and unpaid dividends to the redemption date. On August 8, 1992, 3,009,279 shares of Other Preferred Stock were redeemed for an ag-gregate cash cost of $79.4 million which included unpaid dividends of $1.1 million.

 Merger, Name Change and Stock Split

    In connection with the Recapitalization, the Company was merged (the "RPT Merger") with and into Rex-PT Holdings Inc. ("RPT"). RPT changed its corporate name to "Rexnord Corporation" and a one-for-two reverse stock split of the then outstanding shares of Common Stock was effected. The consolidated financial statements reflect the RPT Merger, name change and reverse stock split for all periods presented. All shares of Common Stock and earnings per share data throughout this Proxy statement have been re-stated to give effect to the reverse stock split.

 Extraordinary Loss-Recapitalization

    In connection with the Recapitalization, the Company incurred certain extraordinary charges to earnings as a result of the premiums paid to retire the Subordinated Notes and the write-off of unamortized deferred loan costs. These extraordinary charges amounted to $28.3 million, or $1.58 per share, net of income tax benefits of $11.0 million.


Financial Summary

                                                                         Percentage of Sales
                                                Years Ended June 30,    Years Ended June 30,
                                               1993     1992     1991    1993   1992   1991
                                              (Dollars in Thousands, Except Per Share Data)
Net Sales .................................. $532,499 $ 514,809 $551,970  100.0% 100.0% 100.0%
Cost of goods sold .........................  345,920   339,525  357,767   65.0   66.0   64.8
  Gross profit .............................  186,579   175,284  194,203   35.0   34.0   35.2
Engineering, selling, general and adminis-
  trative expense ..........................   98,013   101,167   92,281   18.4   19.7   16.7
Interest expense, net ......................   39,803    56,793   64,075    7.5   11.0   11.6
Goodwill amortization ......................    8,433     8,429    8,429    1.6    1.6    1.5
Other miscellaneous (income) ...............   (2,574)   (2,546)  (3,432)  (0.5)  (0.5)  (0.6)
Earnings before income taxes ...............   42,904    11,441   32,850    8.0    2.2    6.0
Provision for income taxes .................   19,018     8,348   19,103    3.6    1.6    3.5
Net earnings before extraordinary loss ..... $ 23,886  $  3,093 $ 13,747    4.4%   0.6%   2.5%

Extraordinary loss-recapitalization.........  (28,303)       -        -
Net earnings (loss) ........................ $ (4,417) $  3,093 $ 13,747

Dividends on preferred stock ...............    1,158    22,114   18,882
Net earnings (loss) applicable to common
  shares ................................... $ (5,575) $(19,021) $(5,135)


    Net Sales. Net sales for the fiscal year ended June 30, 1993 were $532.5 million, up 3.4 percent over last year's sales of $514.8 million. The in-crease in sales is due almost exclusively to the strength of the U.S. indus-trial and export markets in fiscal 1993. Sales of the Company's U.S.-based industrial products continued their solid recovery in both the domestic and export markets with sales to these markets increasing nearly 5 percent over last year. The increased activity in domestic markets was broad-based and included year over year gains in the food and beverage, packaging and han-dling, construction, and domestic cement markets. These gains were partially offset by the recession in Europe (principally Germany), further declines in worldwide commercial aerospace markets and very competitive pricing in nearly all markets worldwide. Net new orders for the fiscal year ended June 30, 1993 were $541.2 million, up 2.2 percent over last year's orders of $529.7 million.

    Fiscal 1992 net sales of $514.8 million were 6.7 percent lower than fis-cal 1991, due entirely to reduced activity levels in many domestic indus-trial markets caused by the economic recession in the United States. The re-cession caused many of the Company's end-market customers to reduce their spending for new plants or expansions in industries such as pulp and paper, construction and housing, forest products, steel and commercial aerospace markets.

    Cost of Goods Sold. Cost of goods sold as a percentage of sales improved by 1.0 percent to 65 percent in fiscal 1993, down from 66 percent in fiscal 1992. This improvement is principally related to the increase in sales vol-ume as well as productivity enhancements. The productivity enhancements in-cluded the consolidation of the domestic roller chain production capacity into the Company's Indianapolis manufacturing facility during the second fiscal quarter and the related closing of the Company's Springfield, Massa-chusetts facility. The restructuring of the Company's presence in Mexico early in the year included the closing of two Mexico City plants and the opening of a value-added service center and warehouse outside of Mexico City. The fiscal 1993 improvements were partially offset by a deterioration in margins in products manufactured in Germany due to the recession-induced decline in sales volume.

    In fiscal 1992, cost of goods sold increased 1.2 percent to 66 percent of sales compared to fiscal 1991. This increase was primarily a result of the spreading of fixed costs over a lower sales volume and, to a lesser ex-tent, lower prices caused by the recession in certain of the Company's mar-kets during fiscal 1992.

    Engineering, Selling, General and Administrative Expenses
("E,S,G&A"). E,S,G&A expenses totaled $98.0 million in fiscal 1993, or
18.4 percent of sales, compared to $101.2 million, or 19.7 percent of sales, in fiscal 1992. The decline in E,S,G&A expense is primarily attributed to nonrecurring income of $1.7 million related to a settlement of pension lia-bilities during the second fiscal quarter and an actuarial gain of $4.6 mil-lion related to the recalculation of retiree medical liabilities in the fourth fiscal quarter. In fiscal 1992, E,S,G&A expense included a $3.1 mil-lion pretax restructuring charge related to severance pay in connection with Company-wide employment reductions and the costs associated with the consol-idation of the domestic roller chain manufacturing operations. Exclusive of these nonrecurring gains and restructuring charge, fiscal 1993 E,S,G&A ex-pense as a percentage of sales was 19.6 percent compared to 19.0 percent in fiscal 1992. This increase in spending was due to the implementation of sev-eral growth initiatives started in fiscal 1993 to expand sales and marketing efforts in key domestic and international markets.

    Exclusive of the fiscal 1992 restructuring charge and certain gains ag-gregating $6.7 million in fiscal 1991, E,S,G&A expenses in fiscal 1992 de-clined by $1.0 million, or 1 percent from fiscal 1991. This decline reflects the benefit of cost reduction actions implemented during fiscal 1991 and 1992 which primarily focused on reductions in employment levels and the elimination or deferral of discretionary spending. Gains recorded in fiscal 1991 included an actuarial gain of $2.1 million, favorable settlement of litigation claims of $3.1 million, and other credits of $1.5 million.

    Interest Expense. Interest expense declined by $17.0 million during fis-cal 1993 to a total of $39.8 million, compared to $56.8 million last year. This reduction is due primarily to the reduction of debt and lower interest rates effected in connection with the Recapitalization. Interest expense also declined by $7.3 million during fiscal 1992 as compared to fiscal 1991 due to the gradual lowering of interest rates during that year in the United States.

    Goodwill Amortization. Amortization of goodwill was constant at $8.4 million in each of the three fiscal years 1993, 1992 and 1991. Amortization relates to the excess of purchase price paid over fair value of assets ac-quired in connection with the PTC Acquisition and the 1988 Restructuring. Goodwill amortization is not deductible for tax purposes and, as a result, this amortization had the effect of reducing earnings per share by $.47 per share in fiscal 1993 and $1.68 per share in fiscal 1992 and 1991.

    Earnings Before Income Taxes, Provision for Income Taxes and Net Ear-nings. Earnings before income taxes increased by 275% in fiscal 1993 to a total of $42.9 million, up from $11.4 million in the prior year as a result of the increase in sales volume, the reduction in interest expense and the nonrecurring gains in fiscal 1993. The effective tax rate was higher than the statutory rate as a result of the nondeductibility of certain expenses including the amortization of goodwill and higher tax rates on earnings of subsidiaries in certain foreign countries. In fiscal 1993 the effective tax rate improved to 44.3 percent, down from 73.0 percent in fiscal 1992. This was due to the substantial increase in pretax earnings which lessened the impact of nondeductible expenses. Because of these factors, net earnings be-fore extraordinary items and preferred dividends improved substantially in fiscal 1993 to $23.9 million, up from $3.1 million in fiscal 1992. Net earn-ings as a percent of sales increased from 0.6 percent in fiscal 1992 to 4.4 percent in the current year. This earnings improvement was one of the antic-ipated effects of the Recapitalization.

    Earnings in fiscal 1992 compared to fiscal 1991 were severely affected by the recession in the United States, the fiscal 1992 restructuring charge of $3.1 million and certain nonrecurring gains aggregating $6.7 million in fiscal 1991. As a result, pretax earning fell to $11.4 million from $32.9 million a year earlier. Net earnings declined as well to $3.1 million in fiscal 1992 from $13.7 million in fiscal 1991.


PRO FORMA FINANCIAL RESULTS

    Because the Recapitalization dramatically changed the capital structure of the Company, reduced interest costs, eliminated dividends on Preferred Stock and increased the number of shares of Common Stock outstanding, net earnings for fiscal 1993 are not comparable to fiscal 1992. Pro forma income statement data after giving effect to the Recapitalization as if it had oc-curred at the beginning of fiscal 1993 and fiscal 1992, respectively, is as follows:

                                                   Fiscal            Fiscal
                                                    1993              1992
Pro Forma Net Earnings (in thousands) ..           $24,194           $14,993
Pro Forma Earnings Per Share ...........           $  1.33           $   .87


    Pro Forma information is provided for informational proposes only and does not purport to be indicative of the Company's financial position or re-sults of operations which would actually have been obtained or which may be obtained in the future.


LIQUIDITY, CAPITAL EXPENDITURES AND FINANCIAL CONDITION

    The Company's financial condition significantly improved during fiscal 1993 primarily due to the effects of the Recapitalization and increased earnings. Total debt outstanding at June 30, 1993 was $404.2 million com-pared to $417.5 million a year earlier. The total debt to equity ratio con-tinued its improvement during fiscal 1993 and ended the year at 3.0 to 1, down from 5.6 to 1 at the end of fiscal 1992, and down significantly from a peak leverage ratio of 13.0 to 1 in 1988. The reduction in overall debt lev-els in 1993 was accomplished in spite of increased spending for capital im-provements and the acquisition of Marbett which was financed by additional long-term borrowings of $15 million during the last week of fiscal 1993.

    Total debt outstanding at September 30, 1993 was $403.0 million repre-senting a total debt to equity ratio of 3.9 to 1. The increase in the debt to equity ratio is primarily the result of the restructuring charge and ac-counting changes recorded in the quarter ended September 30, 1993 which re-duced equity by approximately $34.9 million.

    The current ratio at September 30, 1993 was 1.7 compared to 1.9 at June 30, 1993 and June 30, 1992. Working capital was $83.8 million at September 30, 1993 compared to $89.1 million at June 30, 1993 and $85.7 million at June 30, 1992. The decrease in working capital at September 30, 1993 was due to the impact of the restructuring charge. The increase in working capital in fiscal 1993 was due to increased inventory required to support the in-crease in sales activity during fiscal 1993. Inventory turnover on an ana-lyzed FIFO basis was 2.2 times for the quarter ended September 30, 1993, 2.5 times for the fiscal year ended June 30, 1993 and 2.6 times for the fiscal year ended June 30, 1992. Accounts receivable days sales outstanding increased to 43.6 days at September 30, 1993 from 41.0 days at June 30, 1993 and 1992.

    The Company has a history of generating positive cash flow in both ris-ing and falling economic cycles and the Company is optimistic that its major markets in the United States will continue to improve. Net cash provided by operations was $20.6 million in fiscal 1993, down from $32.9 million during fiscal 1992. The decline is attributable to an $11.7 million decrease in ac-crued interest payable at June 30, 1993 as compared to June 30, 1992 result-ing from the different semi-annual interest payment dates on the Senior Notes as compared to the previously outstanding Subordinated Notes. The Com-pany also incurred additional one-time cash charges for severance pay, em-ployee relocation and moving expense in connection with the plant closings in Springfield, Massachusetts and Mexico City during fiscal 1993. Cash pro-vided by operations for the quarter ended September 30, 1993 was $6.6 mil-lion which was used primarily for capital expenditures of $5.5 million and the net reduction in debt of $1.1 million.

    Capital expenditures increased to $17.4 million during fiscal 1993, up $5.3 million from last year's total of $12.1 million, reflecting the Com-pany's increased focus on business and capital expansion projects that in-crease efficiency and reduce costs. The Company expects to continue to spend approximately $20 million in each of the next two fiscal years for similar projects, which is approximately $4 million to $10 million more per year than in the recent periods prior to the Recapitalization. In addition, the Company paid $18 million for its investment in Marbett. This investment is consistent with the Company's growth strategy to add profitable product lines in niche markets that are complementary to the Company's existing product offerings.

    The Company's backlog of orders at June 30, 1993 was $94.0 million com-pared to $109.6 million at June 30, 1992. Approximately one-half of the re-duction in backlog relates to the decrease in demand in European industrial markets (principally Germany) due to the recession in Europe, and weaker foreign currencies. The remaining decrease in backlog is due to declines in the worldwide commercial aerospace market and certain international bulk ma-terial handling markets. Backlog related to the U.S. industrial and export markets is essentially unchanged between the two years. The Company gener-ally ships its products within 60 days of obtaining an order and expects that substantially all of its backlog of orders will be shipped within the next twelve months. In addition, a substantial portion of new sales orders are filled in the same calendar month in which they are placed and are therefore not reflected in the fiscal year end backlog.

    The Amended Credit Agreement replaced four term loan facilities with one term loan facility of $169.1 million, extended the maturity date of the $100 million revolving credit facility to September 1, 1998, and contains less restrictive covenants and conditions than those contained in the prior credit agreement. However, the Amended Credit Agreement and, to a lesser ex-tent, the Senior Note Indenture, will impose substantial financial and oper-ating restrictions on the Company, including certain limitations on the Com-pany's ability to make capital expenditures or acquisitions. However, management believes that the Company will generate cash from operations and will have flexibility under the Amended Credit Agreement and the Senior Note Indenture sufficient to conduct its business, make all anticipated capital expenditures necessary to carry out its business plan and meet its require-ments for principal and interest payments under the Amended Credit Agree-ment, the Senior Note Indenture and other obligations as they come due.

INFLATION

    During the past several years, the rate of inflation had not had a sig-nificant impact on the Company's operations. The Company uses the LIFO method of accounting for the majority of its inventories. Under this method, the cost of goods sold which is reported in the financial statements should closely approximate current costs. The Company believes the impact of infla-tion and changing prices on its operating results and financial condition during the current year has been minimal.

PAGE

                           THE COMPANY'S BUSINESS

OVERVIEW

    The Company is a leading worldwide manufacturer and supplier of mechani-cal power transmission components and related products for sale to a broad base of domestic and international manufacturers and users of industrial equipment. The Company's principal products include engineered, conveying, flat top and roller chains, various types of anti-friction bearings, speed reducers, shaft couplings and seals, idlers, sprockets and electric motor brakes and clutches. The Company's products have established, highly respected brand names including Rex(Registered Trademark), TableTop(Registered Trademark), MatTop(Registered Trademark), Shafer(Registered Trademark), Thomas(Registered Trademark), Stearns(Registered Trademark) and Link-Belt(Registered Trademark) for power transmission components. The
Company believes that it produces the broadest and most comprehensive product line of components in the mechanical power transmission industry. Virtually all of the Company's products are moving, mechanical components which are consumed in use and require replacement on a regular basis. As a result, over half of the Company's annual sales consists of replacement parts.

    The Company's products are sold to more than 2,000 original equipment manufacturers ("OEMs"), and more than 400 industrial distributors which resell the products to industrial consumers and to smaller OEMs through 1,500 branches. Major markets for the Company's products include the food and beverage processing, commercial aerospace, chemical, petrochemical, coal, oil field, transportation, sanitation, construction machinery, cement, forest products, farm machinery and industrial equipment industries. The types of products the Company manufactures are often critical to the opera-tion of manufacturing and processing facilities and are relatively inexpen-sive compared to the value of such facilities and their output. The Company believes that it enjoys a reputation for quality and reliability and, as a result, the Company's products are often specified by OEMs and other end-users for original and replacement or maintenance applications. In addition, the Company believes that the breadth of its product line and its strong brand name position make the Company one of the most important suppliers to its industrial distributors.

    The Company's strategy is to develop strong market positions for its products through technological innovation, product differentiation, cost ef-ficiency, customer service and quality. The Company focuses its marketing efforts directly on OEMs and other end-users of its products by offering products which solve customers' specific needs for mechanical power trans-mission components. These solutions may be variations of existing products or new products designed to meet customers' specifications. The Company be-lieves that its principal competitive strengths are its reliable, high qual-ity products and well-established brand names, the breadth of its product line, its integrated sales organization, a strong and established distribu-tion network and its design and engineering capabilities.

    On July 9, 1992, the Company completed the Recapitalization designed to increase stockholders' equity, reduce indebtedness and interest expense, eliminate all classes of preferred stock outstanding and their related divi-dend requirements and improve the Company's operating and financial flexi-bility. The Recapitalization provides the Company with an opportunity to ex-tend product lines by developing or acquiring new products and technologies, participate in additional joint ventures outside the United States and in-crease its market presence in Europe, South America and the Far East. Man-agement believes that the Company's strong relationships with its customers allow it to identify and satisfy new product requirements and that the Com-pany's large and fully integrated sales and marketing network enhances its ability to introduce new products efficiently.

    The Company has 17 manufacturing facilities in the United States and 9 manufacturing facilities in other countries including Germany, Brazil, Italy and Australia.

HISTORY

    The Company is the successor to the business of two leading suppliers of mechanical power transmission components which were established over 100 years ago and combined in 1988. The business of the Chain Belt Company, which was incorporated in 1892, was operated as the Mechanical Power Divi-sion ("MPD") of Rexnord Inc. ("Original Rex") until August 1988 when it was acquired by the Company as part of a corporate restructuring of Original Rex (the "1988 Restructuring"). The business of the Link Belt Company, which was incorporated in 1877, was operated by PT Components, Inc.
("PTC") until PTC was acquired by the Company as part of the 1988 Restruc-turing. The combination of MPD and PTC resulted in a company that is able to serve customers more completely with broadened product lines and brand names, large market shares in a number of key product categories, an exten-sive international distribution system and expanded customer base. Since 1988, the Company has successfully integrated PTC's administrative, market-ing and manufacturing operations, eliminated PTC's headquarters staff, com-bined and eliminated duplicate computer facilities and has closed five manu-facturing plants and four warehouses.

PRODUCTS

    The Company operates in a single business segment, the manufacture and marketing of mechanical power transmission products. The Company generally segregates its products into three groups: (i) chain and conveying products;
(ii) bearings and seals; and (iii) couplings, clutches, brakes and drives. During the last three years, sales for each of the product groupings were as follows:

                                             1993          1992         1991
                                           Sales   %    Sales   %    Sales   %
                                                 (Dollars in Thousands)
Chain and conveying products ...........   259,481  49%  $255,400  50% $268,768  49%
Bearings and seals .....................   170,508  32    161,381  31   178,643  32
Couplings, clutches, brakes and drives .   102,510  19     98,028  19   104,559  19
                                         $ 532,499 100%  $514,809 100% $551,970 100%


 Chain and Conveying Products

    Chain and conveying products consist of roller chains used for power transmission, material handling and positioning, engineered chain which gen-erally is larger and heavier than roller chain and is more commonly used for material handling and conveying applications, flat-top chain which is used primarily in the food processing and consumer products packaging industry, and conveying equipment which is used primarily for bulk material handling. The primary markets for these products are the food processing, packaging, construction machinery, cement, sanitation, forest products, agricultural equipment, automated handling, mining and oil field industries. The Company markets these products worldwide, with major emphasis in North America, Eu-rope and South America. The Company produces chain and conveying products in facilities in the United States, Italy, Germany, Australia and Brazil.

    Roller Chain. Roller chain is used to transmit power, generally from one shaft to another through sprockets, and can be modified with attachments for use in many light duty conveyor applications. The Company's roller chain products consist of drive, conveyor and leaf chains. The product line cur-rently consists of ANSI, British standard, oilfield, silent chain, positive infinitely variable chain, leaf chain and sprockets. Roller chains are uti-lized in a number of applications including food processing, automated han-dling, oil field equipment, construction equipment, agricultural equipment and other general industrial areas.

    Engineered Chain. The engineered chain product line consists of a broad offering of chains and sprockets designed to transmit power and convey mate-rials. The engineered chain business was started by the Company in 1891 (by its predecessor, the Chain Belt Company) with cast, detachable chains. Since that time, the Company has introduced innovations in its engineered chain product line such as welded steel chain, engineered steel chain, combination chain, nonmetallic chain and segmental and nonmetallic sprockets. The Com-pany's engineered chain product line consists of elevator and conveyor chains, drive chains, polymeric chains, welded steel chains, drop forged chains, cast chains, sprockets and idler wheels. Engineered chain is uti-lized in construction machinery, cement processing, sanitation, forest prod-ucts, food processing, automated handling and mining. Management believes that the Company has one of the most complete engineered chain product lines in the industry, thus giving the Company a competitive advantage in market-ing its products.

    Flat-Top Chain. Flat-top chain products provide the conveying surface for a variety of conveyed products and are primarily sold to the food, bev-erage, consumer products and parts processing industries. Management believes that the Company is generally regarded as a leader in application engineering and product innovation and development for this type of product with its stainless and carbon steel and plastic TableTop(Registered Trademark) and MatTop(Registered Trademark) chain product lines. The flat-top product line consists of metal unit link, plastic unit link, roller chain base, MatTop(Registered Trademark) chain, low blackline pressure chain and accessories.

    Conveying Products. The Company manufactures various types of bulk mate-rial handling conveyors, most of which incorporate other Company products such as chain, bearings and reducers. The Company also manufactures belt conveyor idlers which are the components that support belts in a belt con-veyor system. The Company's conveyors include bucket elevators, apron con-veyors, drag conveyors and belt conveyor idlers which are marketed to the cement, solid waste, aggregate, mining and forest products industries. The idler product line is principally sold by the Company to the sand and gravel, cement, coal and forest products industries.

 Bearings and Seals

    The Company's bearing and seal product lines include Rex(Registered Trademark), Link-Belt(Registered Trademark), Shafer(Registered Trademark) and Cartriseal(Registered Trademark) brands, consisting of collar mounted roller bearings, spherical roller bearings, cylindrical roller bearings, ball bearings, sleeve bearings, filament wound bearings, aerospace roller bearings, aerospace slotted entry bearings and mechanical shaft seals. Most of these products are offered in a variety of housing configurations to suit specific industrial applications. The Company's bearing and seal product lines primarily serve the aerospace and defense, forest products, transportation, construction equipment, coal, automated handling, recreational vehicle, of-fice equipment and agricultural equipment industries.

 Couplings, Clutches, Brakes and Drives

    Couplings. Couplings are the interface between two shafts which permit power to be transmitted from one shaft to the other. Because shafts are of-ten misaligned, the Company designs its couplings with a flexible central portion that accommodates a small amount of misalignment. The Company manu-facturers several lines of shaft couplings, including Thomas(Registered Trademark) flexible disc couplings, Rex(Registered Trademark) and Omega(Trademark) flexible couplings, roller chain couplings and gear couplings. The Company's products are marketed to the chemical, petro-chemical, food, steel, forest products, and pulp and paper industries.

    Industrial Clutches and Brakes. The Company manufactures and sells Stearns(Registered Trademark) and BSD electric brakes, clutches and clutch-brake combination units. These products are either internally mounted with motors and gearmotors or externally mounted units and are electromagnetically, mechanically, pneumatically or hydraulically activated. The Company's clutch and brake products consist of electric brakes, electric clutches and combination clutch-brake units marketed principally to manufacturers of motors for use in a variety of industries, including the off-road vehicle, construction equipment, forest products and metal-working industries.

    Speed Reducers and Drives. The Company's reducer and drive products are used in a variety of industrial applications to reduce the output speed and increase the torque of an electric motor or engine to that required to drive a particular piece of equipment. The Company's reducer and drive products include parallel shaft reducers, shaft mounted reducers, in-line reducers, worm gear reducers, planetary gear reducers and mechanical variable speed drives which are marketed to the forest products, cement, iron and steel, automated handling and industrial conveying industries.

SALES AND MARKETING

 Marketing Philosophy

    The Company's marketing focus on end-users of its products helps the Company develop brand name loyalty and maintain market share. The Company encourages end-users to specify the Company's products when placing orders and to place their orders with the Company's distributors. In addition, the marketing emphasis on OEMs creates demand in the replacement parts market. The marketing focus on both OEMs and end-users who buy through distributors allows the Company to use its engineering capability to respond to custom-ers' demands for new products and innovations to existing products.

    The Company's information systems, including its MRP-II (Manufacturing Resources Planning), DRP (Distribution Resource Planning), EDI (electronic data interchange) and DART (Distributor Access and Response Terminal, the Company's direct link to many of its distributors), are intended to maximize both sales and cash flow through reduction of through-put time, better re-sponsiveness to customers and management of inventories. Stocking programs, buying programs, and other promotional programs for distributors are all de-signed to maximize the availability of the Company's products for customers and end-users. Management believes that the availability and implementation of these information systems gives the Company a marketing and sales advan-tage over its competitors.

 Sales Force

    The Company utilizes its own domestic field sales force of approximately 130 people to service and sell to all customers and end-users, including OEMs and industrial distributors. Approximately 20 of these salesmen are specialists focusing on a particular industry or product line, of whom ten focus on the aerospace industry. In addition, the Company has approximately 15 product specialists located at its manufacturing plants to assist in the sales, marketing and product development processes.

    The Company's international sales force is comprised of approximately 60 employees based in the United States, various European countries, Singapore, Canada, Brazil, Mexico and Australia.

 Customers

    Customers for the Company's products include more than 2,000 domestic and foreign OEMs, and more than 400 domestic and foreign industrial distrib-utors which resell the products to industrial consumers and to smaller OEMs through approximately 1,500 branches. Management believes that the Company is one of the top several suppliers to many of its distributors. On an over-all basis, the Company's sales are divided about evenly between industrial distributors and OEMs; however, some products are sold primarily to OEMs while others are sold primarily to distributors. Because most of the Com-pany's products are consumed in use and need regular replacement, more than half of the Company's sales are for replacement parts or scheduled mainte-nance applications. The Company does not separately account for or record sales of replacement parts as compared to sales to OEMs. Historically, sales of replacement parts have been somewhat less sensitive to general economic conditions than sales to OEMs, which has lessened the effect of economic cy-cles on the Company's sales. No single customer accounts for more than 10 percent of total sales. In terms of sales to particular industries, manage-ment of the Company believes that the end-users of its products and direct customers are primarily in the following industries (in declining order of sales): food and beverage processing and packaging (including unit handling applications in a variety of other industries); commercial aerospace; forest products; construction; material handling; chemical and petrochemical; min-ing; agriculture and cement processing. No industry accounts for more than 10 percent of the Company's sales other than food and beverage processing and packaging.

 Return Policy

    The Company permits each authorized distributor to return slow moving merchandise for a credit, providing an order equal to the value of the re-turned goods is placed. Such credit may be reduced by a restocking or refur-bishment charge. During the past five years, approximately 2% of the Com-pany's gross sales were returned pursuant to this policy. In addition, if the Company terminates its relationship with a distributor, the distributor may return all of its Company products. In its historical and pro forma fi-nancial statements, the Company reports sales after returns and allowances.

COMPETITION

    Most of the Company's markets are highly competitive. The Company's ma-jor product lines are at varying stages of product maturity although they are generally characterized by long life cycles and incremental product in-novation. The principal competitive factors are price, reliability, design and customer service. The Company's most significant competitors in the United States are the Dodge Manufacturing Division of Reliance Electric Com-pany, SKF Industries of Sweden, the Emerson Power Transmission Division of Emerson Electric Company, Falk Corporation and UST, a United States subsid-iary of Tsubakimoto Chain Co. Ltd., a Japanese manufacturer. The Company's largest competitors in the international market are Tsubakimoto, Nippon Min-iature Bearing Corp., Flexibox Inc. and Sumitomo Machinery Corp. of North America.

BACKLOG OF ORDERS

    The Company's backlog of orders at June 30, 1993 was $94.0 million, as compared to $109.6 million at June 30, 1992. Approximately one-half of the backlog decline relates to the decrease in demand in European industrial markets (principally Germany) due to the recession in Europe, and weaker foreign currencies. The remaining decrease in backlog is due to declines in the worldwide commercial aerospace market and certain international bulk ma-terial handling markets. Backlog related to the U.S. industrial and export markets is essentially unchanged between years. The Company generally ships its products within 60 days of obtaining an order and expects that substan-tially all of its backlog of orders will be shipped within the current fis-cal year. Management of the Company believes that a substantial portion of new sales orders are filled in the same calendar month in which they are placed and are therefore not reflected in the Company's fiscal year-end backlog.

INTERNATIONAL OPERATIONS

    The Company's international activities include both manufacturing and marketing operations outside the United States and exports from domestic op-erations. The Company has a total of nine manufacturing locations in other countries, including Germany, Brazil, Italy and Australia where it manufac-tures or assembles roller chain, engineered chain, TableTop(Registered Trademark) chain, clutches, brakes and couplings. The Company derives approximately 16% of its total sales from products manufactured or assembled at these locations. Sales of products manufactured in the United States and sold elsewhere comprised approximately 15% of sales in the fiscal year ended June 30, 1993, and 13% of sales in the fiscal year ended June 30, 1992 and were made to foreign-based OEMs, industrial distributors and affiliated companies. For summary financial information regarding international and domestic opera-tions, see Note 12 of Notes to Consolidated Financial Statements included elsewhere in this Proxy Statement.

RAW MATERIALS

    The principal raw materials utilized in the Company's manufacturing op-erations are sheet, plate and bar steel, castings, forgings and a variety of metal components such as stampings and bearings. The major non-metal raw ma-terials include high performance engineered plastic. During the fiscal year ended June 30, 1993, more than 300 suppliers furnished such materials to the Company. Management of the Company believes that there is a ready available supply of raw materials in sufficient quantity from a variety of sources. The Company acquires steel and plastic resins either pursuant to supply con-tracts or purchases on the open market. Other raw materials are purchased by the Company on the open market.

RESEARCH AND DEVELOPMENT

    The Company's research and development efforts include development of new products, testings evaluation and improvement of existing products and improvements in manufacturing techniques and processes. The Company's annual expenditures for research and development during the last three fiscal years have averaged approximately 1% of the Company's consolidated net sales.

PATENTS AND TRADEMARKS

    The Company owns numerous patents relating to the design and manufacture of its products. From time to time, the Company grants to others licenses under certain of its patents and obtains licenses under the patents of oth-ers.

    In July, 1992, the Company purchased certain trademarks owned by RHI, a subsidiary of TFC, the holder at that time of approximately 44 percent of the Company's outstanding Common Stock, for a cash payment of $1.5 million and additional contingent payments of $.7 million for each of the first five fiscal years in which the Company's earnings before interest and taxes
("EBIT") exceed $120 million. Since the Company's EBIT was less than $120 million in fiscal 1993, no such contingent payment has been made to RHI. The Company owns registered United States trademarks on the following principal products: Rex(Registered Trademark) mounted roller bearings and filament wound bearings; Shafer(Registered Trademark) aerospace roller bearings; Thomas(Registered Trademark) flexible disc couplings; Rex(Registered Trademark) engineered and Duckworth(Registered Trademark) roller chain products; Rex(Registered Trademark) Omega(Trademark) elastomer couplings;
Rex(Registered Trademark)planetgear speed reducers; Cartriseal(Registered Trademark) mechanical seals; Rex(Registered Trademark) conveying equipment; Rex(Registered Trademark) belt conveyor idlers and spray nozzles;
Rex(Registered Trademark) TableTop(Registered Trademark) and
MatTop(Registered Trademark) metallic and non-metallic chains; and Stearns(Registered Trademark) electric motor brakes and clutches.

    Pursuant to an agreement with FMC Corporation ("FMC"), the Company was granted an exclusive worldwide license (subject to one license previously granted by FMC) to use, sell and/or market certain mechanical power trans-mission products under the Link-Belt(Registered Trademark) and similar trademarks. The Company has agreed to pay FMC a royalty for the use of such trademarks which is based on a specified percentage of the Company's annual sales of idler products through September 30, 1998, following which the license will continue on a royalty-free basis. The Company paid FMC a royalty fee of $425,000 during the fiscal year ended June 30, 1993. The grant of the license is for the term of the trademarks and any renewals thereof.

    Management believes that although, in the aggregate, the Company's pat-ents and trademarks are important in the operation of its business, the suc-cessful manufacture and sale of its products generally depends primarily upon its own technological, manufacturing and marketing skills.
PAGE

EXECUTIVE OFFICERS OF THE COMPANY

    The following table provides certain information about the Company's ex-ecutive officers:

                                                              Years with the
           Name             Age           Position               Company*

James R. Swenson .........  54  Chairman, President, Chief          26
                                Executive Officer and a Di-
                                rector
Robert R. Wallis .........  57  Senior Vice President-Opera-        35
                                tions and Technology
Peter C. Wallace .........  39  Vice President-Marketing and        17
                                International Operations
William C. Andersen ......  49  Vice President-Sales and            27
                                Continuous Improvement
Thomas J. Jansen..........  42  Vice President-Finance,             12
                                Chief Financial Officer,
                                Secretary and Treasurer
Michael N. Andrzejewski ..  40  Vice President and Control-         19
                                ler
Robert M. MacQueen .......  54  Vice President-Human Re-            31
                                sources and Community Af-
                                fairs


* Includes, in the case of certain executive officers, years of service with Original Rex.


    Mr. Swenson has been Chief Executive Officer of the Company since March 1990, Chairman since July 1990 and President and a director of the Company since October 1988. Mr. Swenson was Chief Operating Officer of the Company from October 1988 to March 1990 and served as President of MPD from April 1987 to October 1988. Mr. Swenson served as Director of Sales and Marketing of MPD from February 1986 to April 1987; as Director, Chain Operations-U.S. and Europe from July 1985 to February 1986; and as General Manager-Engineered Chain and Idler Operations of MPD from September 1983 to July 1985. Mr. Swenson is also a director of UNICO, Inc. (an electronic controls manufacturer).

    Mr. Wallis has been Senior Vice President-Operations and Technology of the Company since June 1990 and was Vice President-Manufacturing from Octo-ber 1986 to June 1990; served as Director of Manufacturing of MPD from Feb-ruary 1986 to October 1988 and was Director of Marketing of MPD from Septem-ber 1983 to February 1986.

    Mr. Wallace has been Vice President-Marketing and International Opera-tions of the Company since July 1992; Vice President-Marketing since October 1988; served as Director of Sales and Marketing of MPD from April 1987 to October 1988; was Product Manager of Engineered Chain and Idlers of MPD from March 1986 to April 1987; was Regional Sales Manager of MPD from July 1985 to March 1986; and was Manager, International Business Development of MPD from May 1984 to July 1985.

    Mr. Andersen has been Vice President-Sales and Continuous Improvement of the Company since February 1989; was General Manager-Chain Group from Sep-tember 1988 to February 1989; was General Manager-Plant Operations of Engi-neered Chain and Idlers for MPD from July 1985 to September 1988; and was General Manager-Plant Operations of Castings of Original Rex for three years prior to July 1985.

    Mr. Jansen has been Vice President-Finance, Chief Financial Officer and Secretary of the Company since March 1992 and Treasurer since October 1988; was Vice President and Assistant Secretary from October 1988 to March 1992; was Controller for Donohue & Associates, Inc. from January 1988 to October 1988; was Assistant Controller for Original Rex from July 1986 to December 1987; and was Director of Financial Reporting for Original Rex from April 1981 to July 1986.

    Mr. Andrzejewski has been Vice President and Controller of the Company since August 1988; served as Director of Accounting of MPD from May 1987 to October 1988; was Controller-Coupling Operation for MPD from November 1983 to May 1987; and was Controller-Electronic Products Division, Research and Development for Original Rex from November 1982 to November 1983.

    Mr. MacQueen has been Vice President-Human Resources and Community Af-fairs of the Company since February 1989; was Vice President of Human Re-sources for Original Rex from July 1985 to January 1989; and was Director of Human Resources for Original Rex from 1978 to 1985.

EMPLOYEES

    As of June 30, 1993, the Company employed a total of approximately 4,769 persons worldwide. Approximately 1,600 employees engaged in manufacturing are covered by collective bargaining agreements, including agreements with foreign unions. Agreements covering approximately 264, 129 and 698 employees expire in April 1994, August 1995 and September 1995, respectively. The Com-pany has had satisfactory relations with its employees and has not suffered any work stoppages, strikes or any other similar type of labor unrest in the last five years.

ENVIRONMENTAL MATTERS

    In the ordinary course of its business, the Company generates wastes that must be disposed of in accordance with applicable federal, state, local and foreign environmental laws and regulations. Although management believes the Company's manufacturing facilities, processes and disposal practices are in substantial compliance with all such regulations, there can be no assur-ance that the Company will not incur significant liabilities in the future in connection with the cleanup of various waste disposal sites. Management continues to take actions that reduce the impact of the Company's manufac-turing processes on the environment. Such actions include removal of under-ground storage tanks and the reduction or elimination of certain chemicals used in the Company's operations.

    In 1990, in the process of removing underground storage tanks from the Company's roller chain facility in Indianapolis, the Company discovered soil contamination from petroleum-based products and notified the State of Indi-ana. In a letter dated May 1, 1992, the Indiana Department of Environmental Management ("IDEM") requested that the Company proceed with cleanup of the petroleum-based contamination at the Indianapolis facility. At a meeting with the Chief of the Underground Storage Tank Section of the IDEM on May 18, 1992, the Company proposed to conduct additional monitoring at the fa-cility and, following such monitoring, provide a plan of remediation in the future. The IDEM accepted the Company's proposal but stated that remediation will be required at the facility. The Company is continuing to monitor the facility. It is not possible at this time for the Company to estimate the extent or the cost of any such remediation that may be necessary in the fu-ture.

    In 1992 the Company attended several meetings with a group of companies ("Interested Parties") who allegedly sent waste material to the Barrett Landfill located in New Berlin, Wisconsin. The Barrett Landfill is a facil-ity for nonhazardous wastes which the Wisconsin Department of Natural Re-sources (the "DNR") is seeking to close. The Company has contributed waste to the Barrett Landfill; however, while information is incomplete, it is probable that the Company is responsible for less than 2% of the overall waste at this site. There is insufficient information available at this stage of the dispute between the DNR and the owners of Barrett Landfill to determine the amount of the Company's liability, if any, related to the Bar-rett Landfill.

    In June 1992, the Environmental Protection Agency ("EPA") notified the Company of its potential liability for cleanup costs associated with a site located in Connecticut known as the Solvents Recovery of New England site. EPA estimates that cleanup of the site may cost between $10 million and $30 million. The Company has been identified along with approximately 900 other companies as a "potentially responsible party" ("PRP") under the Federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") at the site. Based upon records currently available for the site, the Company believes that its volumetric share of total waste material sent to the site is approximately .01%. The Company has joined a group of PRPs (the "PRP Group") for the site, and agreed to a settlement requiring a payment by the Company of approximately $20,000. In addition, in October 1992, the EPA notified the Company of its potential liability for cleanup costs associated with a site located in Greer, South Carolina known as the Aqua-Tech Environmental Inc. site. The Company has been identified along with approximately 700 other companies as a PRP under CERCLA at the site. The Company has joined a PRP Group for the site, and has made interim pay-ments of approximately $9,000. Surface cleanup at the site is estimated to cost $12 million. There is no definitive estimate of soil and subsurface re-mediation costs. Based upon records currently available for the site, the Company believes that its volumetric share of total waste material sent to the site is approximately .01%. Although joint and several liability could be imposed under CERCLA to each PRP, the extent of the Company's contribu-tion to the cleanup of these sites is expected to be limited based upon the number of other named PRPs and the volumes and types of waste involved which might be attributed to the Company.

    In the process of closing a lagoon at a waste treatment facility at the Company's bearing facility in Indianapolis, Indiana, the Company discovered solvent contamination of soil and reported it to the Marion County, Indiana Health Department (the "County"). While the County indicated that it did not find any regulations which required clean-up of the soil, in November
1992 the County issued a notice of violation of the Code of the Health and Hospital Corporation of Marion County alleging contamination of groundwater by the solvent containing soil. With the approval of the County, the Company is conducting a subsurface investigation to identify the extent of solvent contamination. The investigation has located a separate area of solvent contamination at the facility as well as an area of groundwater contamination, both of which have been reported to the County. The investigation has not yet confirmed the amount or extent of the contamination or the possible cost of remediation. The Company is also gathering information to evaluate whether the prior owner of the facility may have liability for a portion of the contamination. In addition, in December 1992, in the process of reviewing the environmental status of the vacant roller chain facility in Springfield, Massachusetts prior to its sale, the Company discovered solvent contamination. The Company is installing a remediation system. Consulting engineers working on the Massachusetts site currently estimate the cost of remediation at $275,000 to $350,000.

    Although it is difficult to quantify the financial cost of compliance with environmental protection laws, management believes the ultimate cost to the Company of environmental remediation at landfill and plant sites will not have a material adverse effect on its future financial condition or re-sults of operations. The Company has established reserves of $2.7 million at June 30, 1993 for potential liabilities for environmental matters.

1988 RESTRUCTURING

    The following summarizes certain transactions leading up to and in con-nection with the formation of the Company in August 1988.

 Liquidation of Original Rex

    RHI, ChemRex Inc. ("ChemRex"), Envirex Inc. ("Envirex") and the Com-pany were formed by TFC in 1987 to acquire, and immediately prior to the 1988 Restructuring owned, all of the issued and outstanding capital stock of Original Rex, which had been an independent, public corporation before it was acquired by TFC. The purpose of the 1988 Restructuring was to transfer several distinct businesses of Original Rex to its stockholders. On August 16, 1988, Original Rex redeemed and cancelled all of its issued and outstanding stock owned by ChemRex, Envirex and the Company. In payment for the shares redeemed from ChemRex, Original Rex transferred all of the as-sets, subject to various related liabilities of its Chemical Products Group, as well as certain other specified liabilities of Original Rex, to ChemRex. In payment for the shares redeemed from Envirex, Original Rex transferred all of the assets, subject to various related liabilities of its Envirex Di-vision, as well as certain other specified liabilities of Original Rex, to Envirex. In payment for the shares redeemed from the Company, Original Rex transferred all of the assets of MPD, subject to various related liabilities of MPD, as well as certain other specified liabilities of Original Rex, to the Company.

    As part of the 1988 Restructuring, Original Rex was merged with and into RHI, which was the surviving corporation in the merger. As a result of the merger, all of the remaining assets and liabilities of Original Rex (princi-pally, the assets and liabilities of its Specialty Fastener Division) were transferred to RHI.

  The PTC Acquisition

    Immediately after the 1988 Restructuring, the Company acquired PTC (the "PTC Acquisition"). Simultaneously with the PTC Acquisition, PTC sold cer-tain assets, subject to certain related liabilities, having a net value of approximately $12 million, to unrelated purchasers. After giving effect to these asset sales, the Company paid a net purchase price of approximately $179.5 million for PTC.
PAGE

PROPERTIES

    The Company owns and leases facilities throughout the United States and in several foreign countries. Listed below are the locations of the Company's principal manufacturing facilities, all of which it owns:

                                  Square
Location                          Footage    Manufactured Products

West Milwaukee, Wisconsin.....    406,000    Engineered chain
Morganton, North Carolina.....    242,000    Engineered and flat-top chain
Indianapolis, Indiana.........    435,000    Roller chain
Indianapolis, Indiana.........    554,000    Bearings
Downers Grove, Illinois.......    210,000    Bearings
Clinton, Tennessee ...........    177,000    Bearings
Grafton, Wisconsin ...........     38,000    Flat-top chain
Philadelphia, Pennsylvania....    275,000    Drives
Warren, Pennsylvania..........    123,000    Couplings
Milwaukee, Wisconsin..........    186,000    Clutches and brakes
Betzdorf, Germany ............    179,000    Roller chain
Hagen Fley, Germany ..........    125,000    Flat-top chain and roller chain
Los Llanos, Puerto Rico.......     35,000    Flat-top chain
Wheeling, Illinois ...........     82,000    Seals


    The Company also owns and leases a number of smaller facilities in the United States and several foreign countries. Each of the domestic properties listed above is mortgaged to secure the Company's indebtedness under the Amended Credit Agreement. Although the extent of capacity varies by location and product line, management estimates that as of June 30, 1993, the overall utilization rate of the facilities listed above was approximately 72%. The Company also owns three warehouses and leases five others in the United States. The Arlington, Texas, Atlanta, Georgia and Columbus, Ohio warehouses, at approximately 30,000 square feet each, are the largest, while the Atlanta, Georgia warehouse, with approximately $51 million in shipments for the fiscal year ended June 30, 1993 handles the greatest volume of sales. In addition, the Company leases warehouses which are located in Can-ada, Belgium, Mexico, the United Kingdom and France. Management believes that the properties of the Company are adequately equipped, maintained and suited for its present needs.

CERTAIN LEGAL PROCEEDINGS

    The Company is a defendant in a number of lawsuits brought by individu-als who seek to recover significant compensatory and/or punitive damages in connection with their contracting various asbestosis-related diseases alleg-edly as a result of exposure to asbestos-containing products, including clutches and brakes manufactured by the Stearns division of FMC
("Stearns"). Stearns was purchased by PTC from FMC in October 1981. Under the terms of the agreements governing such sales, FMC agreed to indemnify PTC against all liabilities relating to products sold by Stearns before Oc-tober 1981. There are currently approximately 1,200 claimants in such cases pending in state and federal courts and it is anticipated that a significant number of additional lawsuits may be filed. Approximately 20 claimants in federal cases remain consolidated in the Eastern District of Pennsylvania by the Judicial Panel on Multidistrict Litigation. The Company's liability, if any, arises from the plaintiffs' claim of exposure to Stearns' products, of which a component incorporated asbestos. Stearns continued to sell asbestos-containing products from October 1981 until 1986. Pursuant to an agreement between FMC and the Company, FMC will be responsible for 90% of all defense costs in the aforementioned actions. Management believes that FMC also will be found responsible for at least 80% and probably 90% of any settlements and awards in such actions based on an analysis of the number of brakes sold by Stearns prior to its acquisition by PTC. The Company, through August 1, 1993, has been dismissed from the lawsuits of approximately 2,100 claimants, including all lawsuits in West Virginia, Arkansas and Mississippi. No cases have gone to trial. No cases have been settled by payment to plaintiffs. While the precise impact of these proceedings is impossible to predict, man-agement believes that the Company has meritorious defenses to the remaining actions and that the ultimate resolution of such cases will not have a mate-rial adverse effect on the Company's consolidated financial position or re-sults of operations.

    Original Rex and the Company were previously involved in litigation with The Laitram Corp. and Intralox Inc. (collectively, "Laitram") concerning the alleged infringement by the Company's 5900 Series MatTop(Registered Trademark) plastic modular chains of certain patents owned by Laitram. On October 22, 1992, the Company and Laitram entered into a settlement agreement (the "Settlement Agreement") which resulted in the dismissal of all lawsuits involving the Company, Original Rex and Laitram. In the Settlement Agreement, Laitram agreed not to enforce any of its patents relating to plastic modular chains against the Company. The Company paid Laitram $1,500,000 upon execution of the Settlement Agreement and has agreed to make annual royalty payments to Laitram of $300,000 in July 1994 and each year thereafter through July 1998 (together with interest at the rate of 5% per annum) and $200,000 in July
1999 and each year thereafter through July 2003 (without interest).

    The Company is a defendant in an action entitled Odeco Drilling, Inc., Odeco Enterprises, Inc. and Diamond-M Odeco, Ltd. v. Baroid Equipment, Inc. f/k/a Shaffer, Inc., Varco Shaffer Co., Rexnord Corporation, CDI Corpora-tion-Creative Designs and Inventions Corporation and 21st Century Lubricants, Inc., which was commenced on October 16, 1992 in state court in Harris County, Texas. The claims arise out of the alleged failure of ten-sioner systems designed and manufactured by one of the defendants for in-stallation on certain semi-submersible drilling rigs owned or operated by the plaintiffs. The Company supplied engineered chain used on the tensioner systems. The plaintiffs have asserted claims against the Company and other defendants for breach of warranty, common law fraud, negligent misrepresen-tation, negligence, product liability and breach of contract. The complaint alleges total damages against all parties in the amount of $4,500,000. In answers to interrogatories, the plaintiffs claim that their actual total damages are approximately $12,575,000. The plaintiffs have also asked for punitive damages. Management believes that the Company has meritorious de-fenses to the suit and intends to defend the suit vigorously.

    On July 1, 1993, the Company received a subpoena from the SEC to produce certain documents and records relating to securities sold by the Company in the 1988 Restructuring. The subpoena concerned the SEC's investigation entitled "In the Matter of Certain Transactions by, through or in conjunction with Drexel Burnham Lambert Incorporated" ("Drexel Burnham"). Drexel Burnham acted as underwriter and private placement agent for the sale by the Company of shares of its Common Stock and Preferred Stock and the Company's previously outstanding Subordinated Notes during the 1988 Restructuring. The Company does not believe that it is a target of the investigation of the above matter and has fully complied with the SEC's subpoena.

    The Company is involved in various claims and lawsuits arising in the normal course of business. In the opinion of management, any ultimate lia-bility with respect to such claims and lawsuits will not have a material ad-verse effect on the financial statements of the Company and the reserves of approximately $2.2 million established therefor will be adequate to cover the amount of any such liabilities.

CHANGE OF CONTROL OF THE COMPANY

    As a result of BTR Holdings' purchases of Common Stock pursuant to the Purchase Agreements described in "CERTAIN OTHER AGREEMENTS-The Purchase Agreements," and subsequent purchases of shares of Common Stock in open market transactions, BTR Holdings is the beneficial owner, as of the Record Date, of 9,982,052 shares of Common Stock representing approximately
52.8% of the shares of Common Stock outstanding as of such date. BTR Hold-ings purchases were funded by working capital of BTR, which may be contrib-uted or loaned to BTR Holdings, and by unsecured short-term loans by BTR Holdings under one or more existing credit facilities with J.P. Morgan & Co. Incorporated, Mellon Bank, NationsBank, National Westminister Bank, Royal Bank of Canada, Societe Generale and Sumitomo Bank, with an expected annual interest rate of 4.0% per annum.
PAGE

                       SECURITY OWNERSHIP OF CERTAIN
                      BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth, as of December 30, 1993: (i) the shares of Common Stock beneficially owned by each of the directors of the Company, the Company's Chief Executive Officer and the four other most highly compen-sated executive officers and by all of the directors and executive officers of the Company as a group; and (ii) the persons known by the Company to be the beneficial owners of more than five percent (5%) of the shares of Common Stock outstanding.


                                             AMOUNT AND NATURE
            NAME AND ADDRESS                   OF BENEFICIAL        PERCENT
           BENEFICIAL OWNERS                    OWNERSHIP(A)        OF CLASS

James R. Swenson .......................          100,000(b)           *
Robert R. Wallis .......................           51,875(b)           *
Peter C. Wallace........................           50,875(b)           *
Robert M. MacQueen .....................           27,500(b)           *
Thomas J. Jansen .......................           42,000(b)           *
Michael T. Alcox .......................                   -           *
Peter H. Bardach .......................            5,000(b)           *
John P. Calhoun ........................            5,000(b)           *
Alain de Wulf ..........................                  -            -
Lorne Weil .............................                  -            -
Jeffrey J. Steiner .....................                  -            -
Eric I. Steiner ........................                  -            -
Wendy Evrard Lane ......................            5,000(b)           *
All directors and executive officers as
  a group   (15 persons) ...............          356,625             1.9%
BTR Holdings............................        9,982,052            51.9%
The Prudential Insurance Company of
  America...............................
  Prudential Plaza
  Newark, NJ 07102-3777                           962,700(c)          5.0%
_______________
 * Less than 1%

(a) Nature of beneficial ownership is direct and arises from sole voting power and/or sole investment power unless otherwise indicated by foot-note.

(b) Represents shares of Common Stock which could be acquired upon exercise of vested stock options which are currently exercisable.

(c) In a report on Schedule 13G dated February 11, 1993, The Prudential In-surance Company of America ("Prudential") reported that it beneficially owned 962,700 shares of the Common Stock as of December 31, 1992. The shares are held for the benefit of Prudential's clients in separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates.
PAGE

                             MARKET PRICE DATA

MARKET INFORMATION

    Prior to July 9, 1992 there was no public market for the Common Stock. The Common Stock is listed on the NYSE under the symbol "REX". The follow-ing table sets forth, for the periods indicated, the high and low closing prices per share of the Common Stock on the NYSE based on published finan-cial sources.

        FISCAL QUARTER ENDED                      HIGH                LOW

September 30, 1992 (from July 9,
  1992).............................            $18                 $14  1/8
December 31, 1992 ..................             18  5/8             15  1/2
March 31, 1993 .....................             18  3/8             16  3/4
June 30, 1993 ......................             19  1/2             15  1/2
September 30, 1993 .................             19  1/4             15  5/8


    On December 1, 1993 the last full trading day preceding the public an-nouncement by the Company of the Merger, the high and low sales prices of the Common Stock on the NYSE were $18 1/4 and $18 1/8 per share, respectively. On January 4, 1994, the last full trading day preceding the printing of this Proxy Statement, the closing price of the Common Stock was $22 1/8.

APPROXIMATE NUMBER OF STOCKHOLDERS

    As of December 30, 1993, there were approximately 38 holders of record of Common Stock.

DIVIDEND HISTORY AND RESTRICTIONS

    Since its incorporation, the Company has paid no dividends on Common Stock. The payment of dividends on Common Stock is severely restricted under the terms of the Amended Credit Agreement and the Senior Note Indenture.

                CERTAIN INFORMATION CONCERNING BTR HOLDINGS

    BTR Holdings is an indirectly wholly-owned subsidiary of BTR. BTR, through its operating subsidiaries, is principally engaged in the manufac-ture and sale of various industrial, electrical, energy, transportation and consumer products around the world. BTR Holdings is one of BTR's United States holding companies. BTR Holdings' principal offices are located at 1105 North Market Street, Suite 1300, Wilmington, Delaware 19801-8985. On December 27, 1993, BTR Holdings commenced a tender offer for all outstanding Senior Notes for 122% of their principal amount, plus accrued interest. In connection with the tender offer, BTR Holdings is also soliciting consents to the adoption of certain proposed amendments to the Senior Note Indenture. The tender offer will expire at 12:00 a.m. New York City time on January 25, 1994, unless extended by BTR Holdings.

                            INDEPENDENT AUDITORS

    Arthur Andersen & Co. are the Company's independent auditors. Represen-tatives of Arthur Andersen & Co. are expected to be present at the Special Meeting to respond to appropriate questions of Stockholders and make a statement if they so desire.

                               OTHER MATTERS

    The Company's Board of Directors does not presently know of any matters to be presented for consideration at the Special Meeting other than matters described in the Notice of Special Meeting mailed together with this Proxy Statement, but if other matters are presented, it is the intention of the persons named in the accompanying proxy to vote on such matters in accor-dance with their best judgment.


                           STOCKHOLDER PROPOSALS

    If the Merger is consummated, no 1993 annual meeting of stockholders of the Company will be held. If the Merger is not consummated, the Company would promptly thereafter hold an annual meeting of stockholders to elect directors and conduct other appropriate business. Since the date of any such annual meeting cannot currently be determined, stockholders will be informed (by press release or other means determined reasonable by the Company) of the date of any such meeting and the date that stockholder proposals for in-clusion in the proxy material must be received by the Company, which propos-als must comply with the rules and regulations of the SEC then in effect.

                                      THOMAS J. JANSEN
                                      Secretary
PAGE

                       INDEX TO FINANCIAL STATEMENTS

                                                                        Page
    Consolidated Financial Statements:

    Report of Independent Public Accountants .......................     F-1

    Consolidated Statements of Earnings for the Years Ended June 30,
      1993, June 30, 1992 and June 30, 1991 ........................     F-2

    Consolidated Balance Sheets at June 30, 1993 and June 30, 1992 .     F-3

    Consolidated Statements of Stockholders' Equity for the Years
      ended June 30, 1993, June 30, 1992 and June 30, 1991 .........     F-4

    Consolidated Statements of Cash Flows for the Years Ended June
      30, 1993, June 30, 1992 and June 30, 1991 ....................     F-5

    Notes to Consolidated Financial Statements .....................     F-6

    Quarterly Results and Market Data (unaudited) ..................    F-20

    Consolidated Statements of Income for the periods ended Septem-
      ber 30, 1993 and September 30, 1992 (unaudited) ..............    F-21

    Consolidated Balance Sheets at September 30, 1993 (unaudited)
      and June 30, 1993 ............................................    F-22

    Consolidated Statements of Stockholders' Equity at September 30,
      1993, June 30, 1993 and June 30, 1992 (unaudited) ............    F-23

    Consolidated Statements of Cash Flows for the periods ended Sep-
      tember 30, 1993 and September 30, 1992 (unaudited) ...........    F-24

    Notes to Unaudited Consolidated Financial Statements ...........    F-25

                  REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Rexnord Corporation:

    We have audited the accompanying consolidated balance sheets of REXNORD CORPORATION (a Delaware corporation) and subsidiaries as of June 30, 1993 and 1992, and the related consolidated statements of earnings, stockholders' equity and cash flows for the years ended June 30, 1993, 1992 and 1991. These financial statements are the responsibility of the Company's manage-ment. Our responsibility is to express an opinion on these financial state-ments based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to ob-tain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evi-dence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable ba-sis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Rexnord Corporation and subsidiaries as of June 30, 1993 and 1992, and the results of their operations and their cash flows for the years ended June 30, 1993, 1992 and 1991, in conformity with generally accepted accounting principles.

                                    Arthur Andersen & Co.

Milwaukee, Wisconsin
August 9, 1993.

PAGE

                            REXNORD CORPORATION
                    CONSOLIDATED STATEMENTS OF EARNINGS
               (Dollars in Thousands, Except Per Share Data)

                                                Years Ended June 30,
                                               1993     1992     1991

Net Sales                                    $532,499 $514,809 $551,970
Cost of Goods Sold                            345,920  339,525  357,767
 Gross Profit                                 186,579  175,284  194,203
Engineering, Selling, General and
  Administrative
  Expense                                      98,013  101,167   92,281
Goodwill Amortization                           8,433    8,429    8,429
Other Miscellaneous (Income)                   (2,574)  (2,546)  (3,432)
 Operating Profit                              82,707   68,234   96,925
Interest Expense, Net                          39,803   56,793   64,075
Earnings Before Income Taxes                   42,904   11,441   32,850
Provision for Income Taxes                     19,018    8,348   19,103
Net Earnings Before Extraordinary Loss         23,886    3,093   13,747
Extraordinary Loss-Recapitalization (Note 1)  (28,303)       -        -
Net Earnings (Loss)                          $ (4,417) $ 3,093 $ 13,747
Dividends on Preferred Stock                    1,158   22,114   18,882
Net Earnings (Loss) Applicable for Common
  Shares                                     $ (5,575)$(19,021) $(5,135)
Earnings Per Share:
  Before Extraordinary Loss-Recapitalization $   1.27 $  (3.80) $ (1.02)
  Extraordinary Loss-Recapitalization           (1.58)       -        -
  Net Earnings (Loss) Per Share              $  (0.31)$  (3.80) $ (1.02)
Average Number of Common Shares Outstanding
  (in 000's)                                   17,856    5,010    5,010


        The accompanying notes to consolidated financial statements are an integral part of these statements.

PAGE

                            REXNORD CORPORATION
                        CONSOLIDATED BALANCE SHEETS
               (Dollars in Thousands, Except Per Share Data)

                                                   June 30, 1993 June 30, 1992
ASSETS
CURRENT ASSETS
  Cash, including time deposits                         $  4,387     $   7,267
  Receivables, less allowance for doubtful accounts
    of $1,766 in 1993 and $1,896 in 1992                  68,571        67,817
  Inventories                                            107,516       102,851
  Other Current Assets                                    10,284         6,232
                                                         190,758       184,167

OTHER ASSETS
  Deferred Loan Costs                                     11,326        17,263
  Other Noncurrent Assets                                 18,591         7,580
  Cost in Excess of Net Assets of Purchased Busi-
    nesses                                               305,783       305,429
                                                         335,700       330,272

PROPERTIES
  Buildings                                               39,942        37,417
  Machinery & Equipment                                  150,824       138,061
   Less-accumulated depreciation                         (47,544)      (37,270)
  Land                                                    10,471        10,576
                                                         153,693       148,784
                                                        $680,151      $663,223


LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Notes Payable                                         $  5,223     $   2,878
  Accounts Payable                                        31,217        24,766
  Other Current Liabilities                               42,372        59,398
  Accrued Income Taxes                                     3,141         1,403
  Current Maturities of Long-term Debt                    19,677        10,019
                                                         101,630        98,464

LONG-TERM LIABILITIES
  Long-term Debt                                         379,293       404,573
  Long-term Accrued Liabilities                           47,260        66,706
  Deferred Income Taxes                                   14,083        14,128
                                                         440,636       485,407

PREFERRED STOCK ISSUED BY CONSOLIDATED
  SUBSIDIARY                                                   -         4,866
STOCK ISSUED SUBJECT TO REPURCHASE AGREEMENT               3,636             -
STOCKHOLDERS' EQUITY
  Preferred Stock, $.01 par value                              -            63
  Common Stock, $.01 par value; 50,000,000 shares
    authorized; 18,415,422 shares issued in 1993 and
    5,010,468 issued in 1992                                 182            50
  Paid in Capital                                        177,374       104,617
  Retained Earnings (Deficit)                            (43,394)      (32,465)
PAGE

                                                   June 30, 1993 June 30, 1992

  Minimum Pension Liability Adjustment                      (650)            -
  Cumulative Translation Adjustment                          737         2,221
                                                         134,249        74,486
                                                        $680,151      $663,223


        The accompanying notes to consolidated financial statements are an integral part of these balance sheets

PAGE

                            REXNORD CORPORATION
              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                           (Dollars in Thousands)

                                                                                   Minimum
                                                                        Retained   Pension   Cumulative
                                             Preferred Common  Paid in  Earnings  Liability Transaction
                                               Stock    Stock Capital* (Deficit) Adjustment  Adjustment   TOTAL
Balance, June 30, 1990                          $ 47    $ 48 $  64,517 $  (8,309)  $    -    $ 1,786   $  58,089
  Net earnings                                     -       -         -    13,747        -           -     13,747
  Translation adjustment                           -       -         -         -        -        (882)      (882)
  Dividends on preferred stock                     8       -    18,874   (18,882)       -           -          -
  Other                                            -       2        (1)        -        -           -          1
Balance, June 30, 1991                            55      50    83,390   (13,444)       -         904     70,955
  Net earnings                                     -       -         -     3,093        -           -      3,093
  Translation adjustment                           -       -         -         -        -       1,317      1,317
  Dividends on preferred stock                     8       -    21,227   (22,114)       -           -       (879)
Balance, June 30, 1992                            63      50   104,617   (32,465)       -       2,221     74,486
  Net loss                                         -       -         -    (4,417)       -           -     (4,417)
  Minimum pension liability adjustment             -       -         -         -     (650)          -       (650)
  Translation adjustment                           -       -         -         -        -      (1,484)    (1,484)
  Stock options exercised                          -       1       171         -        -                    172
  Common stock issued, net of expenses             -      92   145,453         -        -           -    145,545
  Dividends on preferred stock                     -       -         -    (1,158)       -           -     (1,158)
  Fairchild Exchange                             (33)     39        (6)        -        -           -          -
  Preferred stock redemption                     (30)      -   (73,065)   (5,354)       -           -    (78,449)
  Other                                            -       -       204         -        -           -        204
Balance, June 30, 1993                          $   -   $182  $177,374  $(43,394)   $(650)      $ 737   $134,249


                              ----------
* Includes Predecessor Cost Basis Adjustment of ($59,292)

        The accompanying notes to consolidated financial statements are an integral part of these statements

PAGE

                            REXNORD CORPORATION
                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (Dollars in Thousands)

                                                           Years Ended June 30,
                                                          1993     1992     1991
CASH FLOWS FROM OPERATING ACTIVITIES
  Net earnings (loss)                                  $  (4,417) $  3,093 $  13,747
  Adjustments to reconcile net earnings to net cash
    provided by operating activities:
    Extraordinary loss on recapitalization                28,303        -         -
    Gain on sale of fixed assets                              45      (439)     (83)
    Depreciation and amortization                         24,989    25,541    24,236
    Provision for deferred income taxes                    8,759     4,316     7,747
    Actuarial and settlement gains on benefit plans       (6,328)        -    (2,100)
    Change in receivables                                  5,109      (589)    4,078
    Change in inventories                                 (1,253)    2,852    15,479
    Change in other current assets                        (3,037)   (1,371)    1,082
    Change in accounts payable and accruals              (31,529)     (488)  (33,696)
     Total adjustments                                    25,058    29,822    16,743
    Net cash provided by operating activities             20,641    32,915    30,490

CASH FLOWS FROM INVESTING ACTIVITIES
  Capital expenditures                                   (17,350)  (12,092)  (10,076)
  Proceeds from the sale of fixed assets                   2,532       815       893
  Change in other noncurrent assets                       (3,772)   (3,190)   (1,378)
  Acquisition of subsidiary, net of cash acquired        (18,227)        -         -
    Net cash used in investing activities                (36,817)  (14,467)  (10,561)

CASH FLOWS FROM FINANCING ACTIVITIES
  Change in notes payable to banks                           396    (3,837)    6,088
  Proceeds from issuance of long-term debt               236,795         -     3,065
  Payment of long-term debt                             (297,319)  (34,965)  (23,786)
  Change in bank revolver                                  8,688    20,600    (3,500)
  Issuance of common stock (net of expenses)             145,920         -         -
  Preferred stock issued (redeemed) by subsidiary         (5,074)    3,987         -
  Redemption of preferred stock                          (78,241)        -         -
  Dividends paid                                          (1,158)        -         -
  Stock issued subject to repurchase agreement             3,636         -         -
   Net cash provided (used) in financing activities       13,643   (14,215)  (18,133)
  Effect of exchange rate changes on cash equivalents       (347)     (834)       59
  Net increase (decrease) in cash and cash equivalents    (2,880)    3,399     1,855
  Cash and cash equivalents at beginning of period         7,267     3,868     2,013
  Cash and cash equivalents at end of period           $   4,387  $  7,267 $   3,868

        The accompanying notes to consolidated financial statements are an integral part of these statements

PAGE

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (Dollars in Thousands, Except Per Share Data)

Note 1-Recapitalization

Recapitalization Plan

    On July 9, 1992, the Company completed a recapitalization plan (the "Recapitalization") which increased stockholders' equity, reduced indebt-edness and interest expense, eliminated the three classes of Preferred Stock which were outstanding and their related dividend requirements and improved the Company's operating and financial flexibility. The principal sources of funds for the Recapitalization were: (i) the public offering of 9,200,000 shares of Common Stock at an initial public offering price of $17.00 per share; (ii) the public offering of $172.5 million aggregate principal amount of 10.75% Senior Notes due 2002 (the "Senior Notes"); (iii) an increase of $59 million in the amount of borrowing available under the bank credit fa-cilities (the "Amended Credit Agreement"); and (iv) the exchange of all shares of Preferred Stock owned by RHI Holdings Inc. ("RHI") for shares of Common Stock of the Company. RHI and Banner Investments Inc. are subsidiar-ies of The Fairchild Corporation ("Fairchild"), and are referred to herein, together with Fairchild, as the "Fairchild Group."

    The proceeds of the Recapitalization of approximately $454 million were used: (i) to retire the Company's outstanding 13.625% Senior Subordinated Notes due 1998 (the "Subordinated Notes") at an aggregate cost of $285.9 million, including accrued interest and redemption premiums; (ii) to redeem the outstanding shares of Preferred Stock held by persons and entities other than the Fairchild Group (the "Other Preferred Stock") at an aggregate cost of $79.4 million, including dividends to the date of redemption; (iii) to exchange shares of Preferred Stock owned by Fairchild for shares of Com-mon Stock; and (iv) to pay financing and transaction costs of approximately $24 million in connection with the Recapitalization. The individual transac-tions comprising the Recapitalization were as follows:

Common Stock Offering

    On July 9, 1992 the Company sold 9,200,000 shares of Common Stock at an initial public offering price of $17.00 per share resulting in gross pro-ceeds to the Company of $156.4 million.

Debt Offering

    On July 9, 1992, the Company issued $172.5 million in aggregate princi-pal amount of the Senior Notes. The Senior Notes are general unsecured obli-gations of the Company and rank pari passu with existing and future senior indebtedness of the Company. However, because the borrowings under the Amended Credit Agreement are secured by substantially all of the assets of the Company and its subsidiaries, the Senior Notes are effectively subordi-nated to the Amended Credit Agreement. The Senior Notes mature in 2002 and are not redeemable by the Company prior to July 1, 1997.

Amended Credit Agreement

    The Amended Credit Agreement replaced four term loan facilities with one term loan facility of $180 million and extended the maturity date for a re-volving credit facility of $100 million to September 1, 1998.
PAGE

Tender Offer and Redemption of the Subordinated Notes

    As part of the Recapitalization, on July 9, 1992, the Company completed a tender offer for the Subordinated Notes which provided for a net cash pay-ment by the Company of $1,090 (plus accrued interest) for each $1,000 prin-cipal amount tendered to the Company. On July 9, 1992, $221.5 million in ag-gregate principal amount of the Subordinated Notes were redeemed for $253.5 million which included accrued interest to the redemption date of $12.1 mil-lion. The remaining $28.5 million in principal amount were redeemed at a price of $1,068.20 (plus accrued interest) for each $1,000 in principal amount outstanding on August 15, 1992.

Fairchild Exchange

    On July 9, 1992, the Fairchild Group received 3,893,386 shares of Common Stock in exchange for 3,294,404 shares of Preferred Stock outstanding at that date, including 10,465 shares of Preferred Stock assumed to have been issued to the date of Exchange as payment-in-kind dividends. The exchange ratio of 1.181818 was determined based upon the redemption price of $26.00 per share of Preferred Stock divided by an agreed upon amount of $22.00 per share of Common Stock.

Preferred Stock Redemption

    On July 9, 1992, the Company notified the holders of the Other Preferred Stock of its intention to redeem all outstanding shares of such stock on Au-gust 8, 1992 at a per share redemption price equal to $26.00 per share, to-gether with accrued and unpaid dividends to the redemption date. On August 8, 1992, 3,009,279 shares of Other Preferred Stock were redeemed for an ag-gregate cash cost of $79.4 million which included unpaid dividends of $1.1 million.

Merger, Name Change and Stock Split

    In connection with the Recapitalization, the Board of Directors and stockholders of Rex-PT Holdings Inc. approved a one-for-two reverse common stock split and the merger of a subsidiary of Rex-PT Holdings Inc. ("RPT") into RPT in which RPT changed its name to Rexnord Corporation. The consoli-dated financial statements reflect the merger, name change and reverse stock split for all periods presented. All shares of Common Stock and earnings per share data have been restated to give effect to the reverse stock split. PAGE

Ownership

    On June 30, 1993, the Fairchild Group directly owned 8,083,248 shares of Common Stock representing approximately 43.9 percent of the 18,415,422 shares of Common Stock outstanding at that date.

Unaudited Pro Forma Financial Information

    The following selected unaudited pro forma income statement data is pre-sented giving effect to the Recapitalization as if it had occurred on July 1, 1992 for fiscal 1993 data, and on July 1, 1991 for fiscal 1992 data.

                                                   Fiscal             Fiscal
                                                    1993               1992
Pro Forma Net Earnings                             $ 24,194           $ 14,993
Pro Forma Earnings Per Share                       $   1.33           $    .87


    The pro forma adjustments are based upon available information and upon certain assumptions that the Company believes are reasonable. The pro forma adjustments include adjustments to interest expense and the provision for income taxes. For pro forma purposes, the assumed annual interest rate on borrowings under the Amended Credit Agreement is 6.0 percent.

    The pro forma financial data is provided for informational purposes only and does not purport to be indicative of the Company's financial position or results which would actually have been obtained had the Recapitalization been completed as of the date or for the periods presented, or which may be obtained in the future.

Extraordinary Loss

    In connection with the Recapitalization, during the first quarter of fiscal 1993, the Company incurred certain extraordinary charges to earnings as a result of premiums paid to retire the Subordinated Notes and the write-off of unamortized deferred loan costs. Such charges amounted to $28.3 mil-lion ($1.58 per share), net of income tax benefits of $11.0 million.

Note 2-Summary of Accounting Policies

Principles of Consolidation

    The consolidated financial statements include accounts of the Company and all majority-owned subsidiaries. All material intercompany balances and transactions are eliminated in consolidation.

Revenue Recognition

    Revenue recognition on sales occurs at the time of shipment. The Company permits each distributor to return slow moving merchandise for credit. Such returns are subject to a restocking charge and must be accompanied by an or-der for new product equal to the value of the returned goods. Net sales in the accompanying Consolidated Statements of Earnings reflect sales after re-turns and allowances.
PAGE

Deferred Loan Costs

    Loan issuance and other deferred costs were incurred in connection with the bank financings and issuance of long-term debt and are being amortized over their respective terms. Amortization of deferred loan costs was $1,753, $3,435 and $3,378 for the years ended June 30, 1993, 1992 and 1991, respec-tively. Accumulated amortization of deferred loan costs at June 30, 1993 was $1,677. Deferred loan costs of $13,923 were written off in connection with the Recapitalization in the first quarter of fiscal 1993.

Amortization

    Cost in excess of net assets of purchased businesses (goodwill) are be-ing amortized over 40 years from the respective dates of acquisition. Amor-tization expense was $8,433 for the year ended June 30, 1993 and $8,429 for the years ended June 30, 1992 and 1991. Accumulated amortization of costs in excess of net assets of purchased businesses was $40,070 at June 30, 1993 and $31,637 at June 30, 1992. Other intangible assets, primarily trademarks, are included in other noncurrent assets and are amortized over their respec-tive lives.

Inventory Valuation

    Inventories accounted for using the last-in, first-out (LIFO) method (approximately 76% at June 30, 1993) are stated at cost which does not ex-ceed market. The remaining inventories (primarily non-U.S. inventories) are stated at the lower of cost or market using the first-in, first-out (FIFO) method. Inventory amounts as of June 30, 1993 and 1992 are as follows:

                                                    June 30,        June 30,
                                                      1993            1992
Raw materials and supplies                          $ 20,609       $  19,643
Work-in-process                                       26,309          27,374
Finished goods                                        72,777          66,080
Total on a FIFO basis, which approximates
  current cost                                       119,695         113,097
LIFO reserve                                          12,179          10,246
Inventories at LIFO                                 $107,516        $102,851

Property and Depreciation

    Properties are recorded at cost and are being depreciated over their re-maining useful lives, generally on a straight-line basis. For Federal income tax purposes, accelerated depreciation methods are used. No interest costs were capitalized as of June 30, 1993.

Earnings Per Common Share

    Earnings per common share is computed by dividing net income applicable to common stockholders (after deducting dividends on Preferred Stock) by the weighted average number of common shares outstanding during the period. The dilutive effect of Common Stock equivalents is not material.

Foreign Exchange Contracts

    The Company enters into foreign exchange contracts as a hedge against foreign accounts payable and cash flows from its foreign subsidiaries. Mar-ket value gains and losses are recognized, and the resulting credit or debit offsets foreign exchange gains and losses on those payables and other cash flows. At June 30, 1993, the Company had one contract to sell deutschemarks maturing in July 1993 that had U.S. dollar equivalent of $670 at the con-tract rate on that date.

Fair Value of Financial Instruments

    The Company's financial instruments consist primarily of cash, trade re-ceivables, trade payables, debt, and foreign currency forward contracts. The carrying amount of cash, trade receivables, trade payables, debt (excluding the Senior Notes), and foreign currency forward contracts are considered to be representative of their respective fair values. Based on quoted market prices, the fair value of the Senior Notes is $188.0 million, exceeding the carrying value by 9 percent.

Translation of Foreign Currencies

    Most foreign currency assets and liabilities are translated into United States dollars at the rate of exchange existing at the end of the period. Income amounts are translated at the average of the daily exchange rates for the year. Gains and losses resulting from translation of foreign currency financial statements are recorded as a separate component of stockholders' equity.

Research and Development Costs

    Research and development costs are expensed as incurred. These costs were $5,013, $4,110 and $4,573 for the years ended June 30, 1993, 1992 and
1991, respectively.

Statement of Cash Flows

    Cash paid for interest and income taxes are as follows:

                                                  Years Ended June 30,
                                              1993        1992        1991

Interest paid                                $45,510     $49,572     $57,354
Income taxes paid                              2,597       5,242       9,173

For purposes of the Statement of Cash Flows, all highly liquid investments with a maturity of three months or less are considered cash equivalents.

Note 3-Product Line Additions

    On June 23, 1993, the Company purchased a substantial equity position in Marbett SpA, a company based in Italy serving primarily the European market-place. Marbett is a manufacturer of conveyor components and accessories with annual sales of approximately $20 million. The total investment in Marbett is approximately $18 million, of which $3.6 million was paid through the is-suance of 230,881 shares of Common Stock subject to a repurchase agreement. The acquisition is being accounted for as a purchase and, accordingly, the statements of earnings include results of Marbett since the effective date of purchase and are not material. The excess of cost over the fair value of net assets acquired has been estimated at $8.8 million.
PAGE

Note 4-Bank Facilities and Long-Term Debt

    Long-term debt consisted of the following:

                                                             June 30,
                                                        1993          1992
Senior Bank Financing:
  Revolving credit loans                              $ 45,587     $ 36,900
  Term loan                                            158,694       121,199
Industrial Revenue Bonds (net of unamortized
  discount of $113 and $203) due through 2009,
  effective interest rate of 11%                         3,039         3,574
Senior Notes due 2002                                  172,500             -
Senior Subordinated Notes due 1998                           -       250,000
Revolving Term Credit Facilities                        19,150         2,919
                                                       398,970       414,592
Less current portion                                    19,677        10,019

                                                      $379,293      $404,573



    In connection with the Recapitalization, the Company entered into new credit facilities with certain financial institutions, herein referred to as the Amended Credit Agreement, which amended and restated the terms and pro-visions of the prior credit agreement. The senior bank financing is provided under the Amended Credit Agreement in the form of term loans with annual am-ortization payments required through 1998 and a $100 million revolving credit facility that terminates in 1998. Amounts borrowed under the Amended Credit Agreement will bear interest, at the option of the Company, at the following rates per annum: (i) 1.5% plus the Base Rate; or (ii) 2.5% plus the Eurodollar Rate (as defined in the Amended Credit Agreement). The Amended Credit Agreement provides for reduced interest rates based on the Company's ability to achieve certain improved financial performance ratios.

    The Amended Credit Agreement contains a material adverse change clause and numerous terms, covenants and conditions which impose substantial limi-tations on the Company including, (i) payment of dividends or other distri-butions; (ii) minimum "Consolidated Net Worth" (as defined in the Amended Credit Agreement) of not less than $118 million at all times prior to June 29, 1994 increasing annually to a minimum of $168 million as of June 30, 1995 and all times thereafter; (iii) minimum interest coverage ratio of 2.70 to 1.00 for the period through March 31, 1994 and increasing annually to a minimum of 3.25 to 1.00 as of April 1, 1995 and all times thereafter; (iv) minimum fixed charge coverage ratios; and (v) minimum "Consolidated
EBITDA" (as defined in the Amended Credit Agreement) of $193 million, cumu-latively, for the fiscal year ending June 30, 1994, $300 million, cumula-tively, for the fiscal year ending June 30, 1995 and the minimum amount for the preceding fiscal year plus $110 million for each fiscal year thereafter. The Amended Credit Agreement is secured by, among other things, substantially all of the assets of the Company. The Company is required un-der the Amended Credit Agreement to make mandatory prepayments of its loan facilities out of, among other things, (i) net cash proceeds received from the sale of certain assets, (ii) the issuance of capital stock or subordi-nated debt, and (iii) a percentage of the Company's excess cash flow.

    The Amended Credit Agreement provides for a long-term $100 million re-volving credit facility of which $32.9 million was available at June 30, 1993. The revolving credit facility may be used for general corporate pur-poses, including working capital and back-up for commercial paper.

    The Subordinated Notes were purchased or called for redemption as part of the Recapitalization. On July 9, 1992, $221.5 million principal amount of Subordinated Notes were tendered and the remaining $28.5 million were repur-chased on August 15, 1992. On July 9, 1992, the Company issued $172.5 mil-lion of new 10.75% Senior Notes due in 2002. The Senior Notes are not re-deemable prior to July 1, 1997, and thereafter will be redeemable at the option of the Company, initially at a price of 105.375% of principal and thereafter at prices declining ratably to 100% on and after July 1, 2000, plus accrued interest. Under the terms of the Senior Notes, the Company is subject to limitations on certain restricted payments which severely restrict its ability to pay dividends. The Company is also restricted in its ability to incur additional indebtedness and is required to maintain certain financial ratios.

    The revolving term credit facilities include a $4 million (Canadian dol-lars) facility of which $2,730 was outstanding at June 30, 1993, and $16,420 under a $19 million European facility. Both facilities bear interest at rates similar to those paid under the Amended Credit Agreement. The Canadian facility expires in August, 1995 and the European facility expires in Sep-tember, 1998.

    Future maturities of long-term debt through June 30, 1998 are $19,677 in 1994, $23,859 in 1995, $28,306 in 1996, $33,003 in 1997 and $37,700 in 1998.

    Certain of the Company's operating units in Germany have bank facilities aggregating approximately $10.0 million of which $3,273 was outstanding at June 30, 1993. Interest rates vary from 7.75% to 12.25%. Compensating bal-ances and non-use fees for these bank facilities are immaterial.

PAGE

Note 5-Leases

    The Company leases certain office and warehouse facilities and equipment under noncancellable operating leases expiring on various dates. Rental ex-pense on operating leases was $7,066, $6,307 and $6,561 for the years ended June 30, 1993, 1992 and 1991, respectively.

    Minimum future lease obligations under noncancellable operating leases for the periods ending June 30, are as follows:

Fiscal 1994..................................... $ 4,352
Fiscal 1995.....................................   3,811
Fiscal 1996.....................................   2,013
Fiscal 1997.....................................   1,387
Fiscal 1998.....................................     862
Thereafter .....................................   1,499


Note 6-Employee Benefit Plans

    The Company sponsors several qualified retirement plans covering most employees, including several defined benefit plans which are noncontributory and provide benefits based on various formulae.

    The components of total net periodic pension expense are as follows:

                                                      Years Ended June 30,
                                                     1993     1992    1991

Service cost (benefits earned during the period) $   1,854 $  1,931 $  1,923
Interest cost on projected benefit obligation        9,638    9,488    9,094
Actual return on plan assets                       (11,025)  (8,795)  (7,696)
Net amortization and deferral                        3,228    1,229      464
Pension expense                                  $   3,695 $  3,853 $  3,785



    Assumptions used in determining pension expense for the defined benefit plans are as follows:

                                                     1993      1992     1991
Discount rate                                         8.5%     8.5%      9%
Expected rate of increase in compensation               5%       5%      5%
Expected long-term rate of return on assets             9%       9%      9%


    It is the Company's policy to make contributions to these plans suffi-cient to meet the minimum funding requirements of applicable laws and regu-lations, plus additional amounts, if any, as the Company's actuarial con-sultants advise to be appropriate.
PAGE

    The funded status of the U.S. defined benefit plans as of the latest ac-tuarial valuation date (March 31, 1993 and March 31, 1992) is as follows:

                                                                          U.S. Plans
                                                   Plans with Assets in Excess    Plans with Accumulated
                                                     of Accumulated Benefits   Benefits in Excess of Assets
                                                        1993          1992          1993           1992
Projected benefit obligation:
  Vested benefits                                     $67,674       $66,364       $ 22,426       $ 22,572
  Non-vested benefits                                   3,086         3,976          1,245          1,346
  Accumulated benefit obligation                       70,760        70,340         23,671         23,918
  Effect of projected future compensation levels        6,192         4,305             70             70
                                                       76,952        74,645         23,741         23,988
Plan assets at market value                            82,763        78,823         12,493          8,710
Plan assets in excess of (or less than) projected
  benefit obligation                                    5,811         4,178        (11,248)       (15,278)
Prior service cost not yet recognized in net peri-
  odic pension cost                                       389           207          1,185          1,324
Unrecognized net gain                                  (2,576)         (726)         1,468         (1,254)
Minimum liability                                           -             -         (2,583)             -
Deferred income tax benefit (liability)                (1,029)       (1,029)         2,756          5,033
Prepaid (accrued) pension cost                        $ 2,595      $  2,630      $  (8,422)      $(10,175)


    In general, pension plans outside the United States are funded, except in Germany. Pension plans in Germany are typically not funded because of lo-cal tax laws; however, the Company has recorded the unfunded liability for those plans in long-term accrued liabilities. The funded status of the Non-U.S. defined benefit plans as of June 30, 1993 and 1992 is as follows:

                                                                        Non-U.S. Plans
                                                   Plans with Assets in Excess    Plans with Accumulated
                                                     of Accumulated Benefits   Benefits in Excess of Assets
                                                        1993          1992          1993           1992
Projected benefit obligation:
  Vested benefits                                     $ 2,369      $  4,433      $  12,773       $ 12,992
  Non-vested benefits                                       -             -          1,831          2,836
  Accumulated benefit obligation                        2,369         4,433         14,604         15,828
  Effect of projected future compensation levels            -             -          2,814          3,574
                                                        2,369         4,433         17,418         19,402
Plan assets at market value                             5,683         8,020              -              -
Plan assets in excess of (or less than) projected
  benefit obligation                                    3,314         3,587        (17,418)       (19,402)
Unrecognized net (gain) loss                               76          (174)          (436)            87
Unrecognized net (asset) obligation at date of
  transition                                             (279)       (2,272)         2,793          3,391
Prepaid (accrued) pension cost                         $ 3,111      $ 1,141       $(15,061)      $(15,924)


    During fiscal 1993, the Company concluded a partial settlement of its obligations under a Canadian retirement plan and recorded a pretax gain of $1.7 million.

    The Company also sponsors a defined contribution plan which covers most U.S. employees. The Company contributes six percent of each eligible non-union employee's pay to this plan. Additionally, all eligible employees con-tribute a percentage of their pay to this plan, and the Company contributes a matching percentage. The total cost of this plan was $6,565, $6,423 and $6,145 for the years ended June 30, 1993, 1992 and 1991, respectively.

    The Company provides limited health care benefits for retired employees. A discounted liability related to the obligation existing for certain retir-ees as of August 16, 1988 has been recorded on the balance sheet and as of June 30, 1993, totals $25,389, net of the related income tax benefit of $14,281. Interest expense related to this discounted obligation was $3,900, $3,953 and $4,115 for the years ended June 30, 1993, 1992 and 1991, respec-tively, and is reflected in interest expense in the accompanying consoli-dated statements of earnings. For this obligation, the Company recognizes actuarial gains and losses in the year they occur. In fiscal 1993, the Com-pany refined its estimate of its future retiree medical liability for cer-tain retirees and, as a result, recorded an actuarial gain of $4.6 million (or $.16 per share after income taxes). Similarly, an actuarial gain of $2.1 million (or $.27 per share after income taxes) was recorded in fiscal 1991. Post-retirement benefits for retirees subsequent to August 16, 1988 are ex-pensed as paid and are not material.

    In December 1990, the Financial Accounting Standards Board issued State-ment No. 106, "Employers Accounting for Postretirement Benefits Other Than Pensions." This new standard requires that the expected cost of these bene-fits be charged to expense during the years that the employees render ser-vice.

    Upon adoption, the new standard requires the recognition of a transition obligation which represents that portion of future retiree health care costs related to service already rendered by both active and retired employees up to the date of adoption. This initial liability can be either recognized im-mediately as a one-time charge to earnings or be amortized through charges to earnings over a period of 20 years. Based on current benefit plan provi-sions and a preliminary review by actuaries engaged by the Company, the Com-pany estimates the transition obligation at July 1, 1993 to be approximately $82.0 million of which $39.7 million is already reflected in the accompany-ing balance sheet as of June 30, 1993.

    The Company will adopt the new accounting and disclosure rules in the first fiscal quarter ended September 1993, but has not decided if it will amortize the transition obligation over future years or incur a one-time charge. A one-time extraordinary charge to earnings of approximately $27.1 million, net of related income taxes, will be recorded if the transition ob-ligation is recognized immediately. The annual after-tax expense for retiree health care costs following the adoption and the effects of certain antici-pated plan changes is estimated to increase by approximately $.6 million if the transition obligation is recognized immediately, or by $1.9 million if the transition obligation is deferred and amortized over a period of 20 years.

Note 7-Related Party Transactions

    The Company entered into an administrative services agreement with a member of the Fairchild Group for administrative and computer services. Pur-suant to the agreement, the parties have agreed to provide each other with certain services. The charge for services provided to the Company was $231, $212 and $155 for the years ended June 30, 1993, 1992 and 1991, respectively. The charge for services provided by the Company was $59, $120 and $346 for the years ended June 30, 1993, 1992 and 1991, respectively. It is the opinion of management that the fees charged for these services are comparable to those available for similar services from unaffiliated per-sons.

    In July 1992, the Company purchased certain trademarks owned by the Fairchild Group for a cash payment of $1.5 million and an additional contin-gent payment of $.7 million for each of the first five fiscal years in which the Company's earnings before interest and taxes exceed $120 million.

PAGE

Note 8-Contingencies

    The Company is one of a number of defendants in an action entitled Odeco Drilling Inc. which was commenced in October 1992. The complaint seeks dam-ages against all defendants in the total amount of $4.5 million as a result of the alleged failure of tensioner systems designed and manufactured by one of the defendants for installation on certain semi-submersible drilling rigs owned or operated by Odeco. The Company supplied engineered chain used on the tensioner systems. In answers to interrogatories, the plaintiffs claim their actual total damages against all parties amount to $12.6 million. The plaintiffs have also asked for punitive damages. Management believes the Company has meritorious defenses to the suit and intends to defend the suit vigorously.

    The Company has been named a potentially responsible party ("PRP") un-der federal superfund laws with respect to two waste disposal sites. Although joint and several liability could be imposed under these laws against each PRP, the extent of the Company's contribution to the cleanup of these sites is expected to be limited based upon the number of other named PRPs and the volumes and types of waste involved which might be attributed to the Company. The Company is also involved in four other remedial response and voluntary environmental cleanup situations, including three at certain of its plant sites discovered through its own investigation. Although it is difficult to quantify the financial cost of compliance with environmental protection laws, management believes the ultimate cost to the Company of en-vironmental remediation with regard to both disposal and plant sites will not have a material adverse effect on its future financial condition or re-sults of operations. Management believes the Company's manufacturing facili-ties and processes are in substantial compliance with all federal, state, local and foreign environmental laws and regulations, and continues to take actions that reduce the impact of its manufacturing processes on the envi-ronment. Such actions include removal of many of its underground storage tanks and reduction or elimination of certain chemicals and wastes used in its operations.

    The Company is involved in a number of other various claims and lawsuits incidental to its business and has established reserves of $4.9 million at June 30, 1993 for these and the foregoing matters. In the opinion of manage-ment, the ultimate liability, if any, after considering the reserves estab-lished, will not have a material adverse effect on the consolidated finan-cial statements.

Note 9-Stock Options

    On November 8, 1989, the stockholders of the Company approved a 1989 Stock Option Plan (the "1989 Plan") reserving 270,608 shares of Common
Stock for the issuance of stock options to officers, directors, consultants and key employees. Options granted under the 1989 Plan may be either "non-qualified" or "incentive stock options." Options may be granted at an ex-ercise price not less than the fair market value of the stock at the time of the granting of the option and are generally exercisable for a period of 10 years from the date of grant. Options will generally become exercisable with respect to 25% of the shares subject thereto on the first anniversary of the date of grant and with respect to an additional 25% on each of the second, third and fourth anniversaries of the date of grant.

    On May 5, 1989, the Company entered into a stock option agreement with Mr. Jeffrey Steiner, Vice Chairman and a director of the Company pursuant to which the Company granted options for 135,304 shares of Common Stock to Mr. Steiner at an exercise price of $2.00 per share, the fair market value of such shares on the date of grant. All such options became exercisable on July 9, 1992 effective with the Recapitalization.

    On October 28, 1992, the stockholders approved the Rexnord Corporation 1992 Stock Option Plan (the "1992 Plan") which reserved 900,000 shares of Common Stock for the issuance of stock options to certain officers, direc-tors, consultants and key employees. Provisions of the 1992 Plan related to the issuance, exercise price and vesting of options are generally similar to the 1989 Plan.
PAGE

                                                            Options Outstanding
                                           Shares     1992    1989    Other         Exercise
                                         Available   Option  Option   Option         Prices
                                         For Grant    Plan    Plan    Plans         Per Share
Balance at June 30, 1990                     5,017        -  260,123  135,304  $   2.00-$ 7.00
  Options granted                           (6,250)       -    6,250        -           $ 7.00
  Options exercised                              -        -   (1,665)       -  $   2.00-$ 3.30
  Options cancelled                          1,247        -   (1,247)       -           $ 3.30
Balance at June 30, 1991                        14        -  263,461  135,304  $   2.00-$ 7.00
  Options cancelled                          1,875        -   (1,875)       -           $ 7.00
Balance at June 30, 1992                     1,889        -  261,586  135,304  $   2.00-$ 7.00
  Options authorized                       900,000        -        -        -                -
  Options granted                         (847,000) 847,000        -        -  $  17.00-$17.63
  Options exercised                              -        -  (80,691)       -  $   2.00-$ 3.30
  Options cancelled                         12,625  (12,000)    (625)       -  $   2.00-$17.00
Balance at June 30, 1993                    67,514  835,000  180,270  135,304  $   2.00-$17.63


    The aggregate option price was $14,948 as of June 30, 1993, $920 as of June 30, 1992 and $933 as of June 30, 1991. At June 30, 1993, options for 297,299 shares of Common Stock were exercisable.

Note 10-Income Taxes

    For periods prior to September 30, 1988, financial results of the Com-pany were included in Rexnord Inc.'s (a predecessor of the Company) consoli-dated Federal income tax returns.

    In connection with the liquidation of Rexnord Inc., the Company entered into a tax-sharing agreement dated August 16, 1988 and as amended (the "Tax Agreement") with certain members of the Fairchild Group which sets forth agreements with respect to certain tax obligations while the Company was a member of the Fairchild Group for Federal income tax purposes. Such members of the Fairchild Group have agreed jointly and severally to assume liability for and indemnify the Company from and against certain Federal, state, local and foreign taxes specified in the Tax Agreement that may arise as a direct or indirect result of the liquidation of Rexnord Inc. or with respect to any taxable period prior to the deconsolidation of the Company from the consoli-dated Fairchild Group. However, the Company is not indemnified against and will be required to pay the first $6.1 million in taxes allocable to it (not including any interest, addition to tax or interest and penalties with re-spect thereto) that would otherwise be the obligation of RHI and the Fair-child Group under the Tax Agreement. The Company has established reserves on its consolidated balance sheets for this contingent liability. In addition, the Company is obligated to pay to the Fairchild Group any Tax Saving (as defined in the Tax Agreement) as a result of (i) the corporate restructuring of Rexnord Inc. in 1988 not being treated in whole or in part as tax-free, or (ii) any adjustment made on audit for which RHI and the Fairchild Group have assumed liability.

    All Internal Revenue Service (the "Service") examinations of Rexnord Inc. for income tax returns for fiscal years through October 31, 1984, and protests thereof have been completed and closed. On July 19, 1993, the Ser-vice completed an examination and proposed certain adjustments to Rexnord Inc.'s Federal income tax returns for fiscal years ending October 31, 1985 and 1986, and February 28, 1987. Federal income tax on the adjustments pro-posed by the Service is $15.6 million, excluding interest. The most signifi-cant adjustments involve treatment of professional fees incurred by Rexnord Inc. in 1986 and 1987 with respect to a proposed recapitalization of Rexnord Inc. The Fairchild Group is protesting the adjustments through the appeals process of the Service. Management of the Fairchild Group has indicated to the Company that it believes that these adjustments will be reduced through the appeals process. According to management of the Fairchild Group, this belief is based on the experience of employees and management of the Fair-child Group with the Service and its appeals process and an analysis by the Fairchild Group of relevant facts and legal precedent applicable to these tax returns. In the opinion of the management of the Company, adequate pro-vision has been made for all income taxes and interest which may apply to the Company under the tax agreement described above with respect to both such tax returns, and any tax liability of the Company which may arise as a result of the proposed adjustments, will not have a material effect on the consolidated financial statements of the Company.

    Deferred income taxes represent the cumulative effects of timing differ-ences between income and expense items reported for financial statement pur-poses and for income tax purposes since September 30, 1988.

    The foreign component of income before provision for income taxes amounted to $2,054, $2,150 and $7,216 for the years ended June 30, 1993, 1992 and 1991, respectively.

    The provision for income taxes is as follows:

                                                 Years Ended June 30,
                                            1993         1992          1991
United States income taxes
  Current                                  $  9,976      $3,596      $  7,925
  Deferred                                    8,759       4,316         7,747
State income taxes                               45         150           424
Foreign income taxes                            238         286         3,007
                                            $19,018      $8,348       $19,103



PAGE

    The differences between the provision for income taxes at the statutory Federal income tax rate and that reported in the consolidated statements of earnings are summarized as follows:

                                                  Years Ended June 30,
                                            1993          1992         1991

Federal income tax at statutory rate        34.0%         34.0%        34.0%
Items taxed at preferential rates           (4.2)        (18.4)        (2.1)
Goodwill                                     6.7          25.0          8.7
Difference in tax rate on earnings
  or losses of foreign subsidiaries,
  net (including U.S. income taxes
  on foreign earnings expected to be
  repatriated)                               1.7           9.4          9.4
Difference in tax and book basis of
  assets acquired                            4.7          17.7          6.2
State income taxes, net of federal
  benefits                                    .1            .9           .9
Other, net                                   1.3           4.4          1.1
                                            44.3%         73.0%        58.2%



PAGE

    The principal items in the deferred tax provisions are as follows:

                                                  Years Ended June 30,
                                            1993          1992         1991

Excess of tax over book depreciation       $2,307        $1,679       $2,467
Deferred loan costs                            (5)          (88)         (87)
Changes in employee benefit plan ac-
  cruals                                     (180)         (212)        (346)
Realization of deferred tax benefits
  on liabilities assumed in acquisi-
  tions                                     7,221         3,125        5,849
Others, net                                  (584)         (188)        (136)
                                           $8,759        $4,316       $7,747



    Domestic income taxes, less allowable credits, are provided on the unre-mitted income of foreign entities and affiliated companies, including an en-tity operating in Puerto Rico under tax incentive grants, to the extent that such earnings are intended to be repatriated. No domestic income taxes are provided on the undistributed earnings of foreign entities and affiliates that are considered permanently invested or would be offset by allowable foreign tax credits.

    In February 1992, the Financial Accounting Standards Board issued State-ment No. 109, "Accounting for Income Taxes." The Company is required to adopt the new accounting and disclosure rules in the first fiscal quarter ended September 30, 1993. Adoption of Statement No. 109 may be implemented through a cumulative catch-up adjustment in the year adopted or in the re-statement of the prior financial statements. The Company has not decided whether it will restate prior periods. The impact of adopting the new ac-counting principle is not expected to be material.

Note 11-Other Financial Data

                                                            June 30,
                                                      1993            1992
Other Current Liabilities
  Accrued wages, salaries and commissions           $  7,054        $  7,428
  Accrued vacation pay                                 8,797           8,993
  Interest payable                                     1,589          13,255
  Accrued general taxes and taxes withheld             4,752           6,287
  Customer advance payments                            2,037           1,285
  Accrued benefit costs                                5,783           5,545
  Retirement plan costs                                3,552           3,806
  Other                                                8,808          12,799
                                                     $42,372         $59,398

Long-Term Accrued Liabilities
  Accrued retirement plan costs                      $19,475         $23,132
  Accrued post-retirement benefit costs               22,652          26,543
  Other                                                5,133          17,031
                                                     $47,260         $66,706


PAGE

Note 12-Business Information

    The Company operates in a single business segment. The Company is a leading worldwide manufacturer and supplier of power transmission components. The Company's principal products are bearings, engineered chain, roller chain, flat top chain, speed reducers, shaft couplings, clutches and brakes, belt conveyor idlers, mechanical shaft seals and sprockets. The Com-pany's products are sold to original equipment manufacturers ("OEMs") and industrial distributors which resell the products to industrial consumers and to smaller OEMs. Major end-markets include food and beverage processing, commercial aerospace, chemical, petrochemical, coal, oil field, transporta-tion, sanitation, construction machinery, cement, forest products, farm ma-chinery and general industrial equipment.

    The Company's domestic sales are divided evenly between distributors and OEMs.

    Summary financial information by geographic area included in the consol-idated statements is as follows:

                                                Years Ended June 30,
                                          1993          1992          1991
Net Sales
  United States                         $453,402      $431,422      $457,322
  Western Europe                          83,765        82,578        87,926
  Other                                   26,308        27,220        29,935
  Eliminations                           (30,976)      (26,411)      (23,213)
                                        $532,499      $514,809      $551,970

Operating Income
  United States                         $ 88,136     $  73,442      $ 98,046
  Western Europe                             222           985         5,768
  Other                                    2,782         2,236         1,540
Operating Income from Operations          91,140        76,663       105,354
  Goodwill amortization                   (8,433)       (8,429)       (8,429)
Operating Income                          82,707        68,234        96,925
  Interest expense, net                  (39,803)      (56,793)      (64,075)
Earnings Before Income Taxes            $  42,904     $  11,441     $  32,850

Assets
  United States                         $289,229      $289,060      $292,845
  Western Europe                          69,447        56,753        50,728
  Other                                   15,692        11,981        12,645
Identifiable Assets                      374,368       357,794       356,218
Goodwill                                 305,783       305,429       313,858
                                        $680,151      $663,223      $670,076



    Export sales included in the United States sales approximated $78,217, $66,836 and $57,795 for the years ended June 30, 1993, 1992 and 1991, re-
spectively. No customer accounted for more than ten percent of total sales in any period.

PAGE

Quarterly Results and Market Data (Unaudited)

                                                   First       Second     Third      Fourth
                                                  Quarter     Quarter    Quarter    Quarter
FISCAL 1993
Net Sales ...................................... $126,618    $125,602  $ 139,758  $ 140,521
Gross Profit ...................................   44,690      42,861     48,705     50,323
Net Earnings Before Extraordinary Loss .........    4,343       4,354      5,740      9,449(2)
Extraordinary Loss - Recapitalization(1) .......  (28,303)          -          -          -
Net Earnings (Loss) ............................ $(23,960)   $  4,354  $   5,740  $   9,449
Earnings Per Share:
  Before Extraordinary Loss - Recapitalization . $     .19   $    .24  $     .32  $     .52(2)
  Extraordinary Loss - Recapitalization(1) .....    (1.58)(3)       -          -          -
Net Earnings (Loss) Per Share .................. $  (1.39)   $    .24  $     .32  $     .52

NYSE Market Price(4) ...........................
  High ......................................... $     18    $ 18 5/8  $  18 3/8  $  19 1/2
  Low ..........................................   14 1/8      15 1/2     16 3/4     15 1/2

FISCAL 1992
Net Sales ...................................... $123,048    $124,102  $ 132,126  $ 135,533
Gross Profit ...................................   40,504      40,454     46,823     47,503
Net Earnings ...................................      105          46        775      2,167

Net Earnings (Loss) Per Share .................. $  (1.06)   $  (1.07) $   (0.94) $   (0.72)

(1) Extraordinary loss on the Recapitalization in the first fiscal quarter originally estimated at $27.3 million and $(1.61) per share was revised and restated to $28.3 million, or $(1.58) per share.

(2) In the fourth quarter ended June 30, 1993, the Company refined its esti-mate of retiree medical liabilities for certain retirees and recorded a pretax actuarial gain of $4.6 million ($2.8 million or $.16 per share, after income taxes).

(3) Calculated based on weighted average number of shares outstanding for the year.

(4) Prior to the Common Stock Offering on July 9, 1992, there was no public market for the Common Stock. As of August 20, 1993, there were approxi-mately 450 holders of record for the Common Stock. Since its incorpora-tion, the Company has paid no dividends on the Common Stock.
PAGE

                            REXNORD CORPORATION
                     CONSOLIDATED STATEMENTS OF INCOME
                                (UNAUDITED)
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                       THREE MONTHS ENDED
                                                         SEPTEMBER 30,
                                                      1993            1992
Net Sales                                           $128,038        $126,618
Cost of Goods Sold                                    90,159          87,150
   Gross Profit                                       37,879          39,468
Selling, General & Administrative Expense             20,379          19,716
Goodwill Amortization                                  2,157           2,107
Other Miscellaneous Income                              (141)           (818)
Restructuring Charge                                  11,000               -
 Operating Profit                                      4,484          18,463
Interest Expense                                       8,900          10,398
Interest (Income)                                        (32)           (129)
 Net Interest Expense                                  8,868          10,269
Pretax Profit (Loss)                                  (4,384)          8,194
Tax Provision                                         (1,720)          3,851
Earnings (Loss) Before Extraordinary Loss,
  Cumulative Effect of Change in Accounting
  Principles & Dividends on Preferred Stock           (2,664)          4,343
Extraordinary Loss-Recapitalization                        -         (28,303)
Cumulative Effect of Change in Accounting
  Principles                                         (28,080)              -
Net Earnings (Loss)                                 $(30,744)       $(23,960)

Dividends on Preferred Stock                               -          (1,158)
Net Earnings (Loss) Applicable for Common
  Shares                                            $(30,744)       $(25,118)


EARNINGS (LOSS) PER SHARE:
  Before Extraordinary Loss & Cumulative Ef-
    fect of Change in Accounting Principles         $   (.14)      $     .19
  Extraordinary Loss - Recapitalization                    -           (1.58)
  Cumulative Effect of Change in Accounting
    Principles                                         (1.53)              -
  Earnings (Loss) per Share                         $  (1.67)      $   (1.39)

  Weighted Average Number of Shares Out-
    standing (000's)                                  18,424          16,968

        The accompanying notes to consolidated financial statements are an integral part of these statements.

PAGE

                            REXNORD CORPORATION
                        CONSOLIDATED BALANCE SHEETS
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                 SEPTEMBER 30,      JUNE 30,
                                                      1993            1993
                                                  (UNAUDITED)
ASSETS

CURRENT ASSETS
  Cash, including time deposits                     $  4,037        $  4,387
  Receivables, less allowance for doubtful
    accounts of $1,888 in Sept. and $1,766
    in June                                           61,891          68,571
  Inventories                                        124,590         107,516
  Other Current Assets                                 8,077          10,284
                                                     198,595         190,758

OTHER ASSETS
  Deferred Loan Costs                                 10,920          11,326
  Other Noncurrent Assets                             24,475          18,591
  Cost in Excess of Net Assets of Purchased
    Businesses                                       302,757         305,783
                                                     338,152         335,700

PROPERTIES
  Buildings                                           51,167          39,942
  Machinery & Equipment                              183,728         150,824
   Less-accumulated depreciation                     (57,467)        (47,544)
  Land                                                11,595          10,471
                                                     189,023         153,693
                                                    $725,770        $680,151


LIABILITIES & STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Notes Payable                                     $  7,134       $   5,223
  Accounts Payable                                    23,890          31,217
  Other Current Liabilities                           61,782          42,372
  Accrued Income Taxes                                 2,173           3,141
  Current Maturities of LT Debt                       19,773          19,677
                                                     114,752         101,630

LONG-TERM LIABILITIES
  Long-term Debt                                     376,131         379,293
  Long-term Accrued Liabilities                      117,114          58,599
  Deferred Income Taxes                               10,106           2,744
                                                     503,351         440,636

STOCK ISSUED SUBJECT TO REPURCHASE AGREEMENT           3,636           3,636

STOCKHOLDERS' EQUITY
  Common Stock, $.01 par value; 50,000,000
    shares authorized; 18,432,444 shares is-
    sued                                                 182             182
PAGE

                                                 SEPTEMBER 30,      JUNE 30,
                                                      1993            1993
  Paid in Capital                                    177,408         177,374
  Retained Earnings (Deficit)                        (74,138)        (43,394)
  Minimum Pension Liability Adjustment                  (650)           (650)
  Cumulative Translation Adjustment                    1,229             737
                                                     104,031         134,249
                                                    $725,770        $680,151


The notes to consolidated financial statements are an integral part of these balance sheets.

PAGE

                            REXNORD CORPORATION
              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                (UNAUDITED)
                           (DOLLARS IN THOUSANDS)

                                                                RETAINED     MINIMUM     CUMULATIVE
                                     PREFERRED COMMON  PAID IN  EARNINGS     PENSION    TRANSACTION
                                       STOCK    STOCK  CAPITAL (DEFICIT) LIABILITY ADJ.  ADJUSTMENT  TOTALS

Balance, June 30, 1992                  $  63   $  50 $ 104,617 $ (32,465)    $    -      $  2,221  $  74,486
  Net Loss                                 -       -         -    (4,417)         -             -      4,417)
  Minimum pension liability adjust-
    ment                                   -       -         -         -       (650)            -       (650)
  Translation adjustment                   -       -         -         -          -        (1,484)    (1,484)
  Stock options exercised                  -       1       171         -          -             -        172
  Common shares issued, net of ex-
    penses                                 -      92   145,453         -          -             -    145,545
  Dividends on preferred stock             -       -         -    (1,158)         -             -     (1,158)
  Fairchild exchange                     (33)     39        (6)        -          -             -          -
  Preferred stock redemption             (30)      -   (73,065)   (5,354)         -             -    (78,449)
  Other                                    -       -       204         -          -             -        204
Balance, June 30, 1993                     -     182   177,374   (43,394)      (650)          737    134,249
  Net earnings or loss                     -       -         -   (30,744)         -             -    (30,744)
  Translation adjustment                   -       -         -         -          -           492        492
  Stock options exercised                          -        35         -          -             -         35
  Other                                    -       -        (1)        -          -             -         (1)
Balance, September 30, 1993             $   -   $ 182 $177,408  $(74,138)     $ (650)     $  1,229  $104,031

The accompanying notes to consolidated financial statements are an integral part of these statements.

PAGE

                            REXNORD CORPORATION
                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (UNAUDITED)
                           (DOLLARS IN THOUSANDS)

                                                       THREE MONTHS ENDED
                                                         SEPTEMBER 30,
                                                     1993            1992
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings (loss)                              $ (30,744)      $ (23,960)
  Adjustments to reconcile net earnings to
    net cash provided by operating activi-
    ties:
    Extraordinary loss on recapitalization                -           28,303
    Cumulative effect of change in account-
      ing principles                                 28,080                -
    Restructuring charge                             11,000                -
    Depreciation and amortization                     8,099            6,381
    Change in deferred income taxes                   2,412           (1,130)
    Change in receivables                             6,680           (1,457)
    Change in inventories                            (5,235)          (5,970)
    Change in other current assets                    2,207             (688)
    Change in accounts payable and accruals         (15,929)         (14,132)
      Total Adjustments                              37,314           11,307
    Net cash provided by (used for) operat-
      ing activities                                  6,570          (12,653)

CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures                               (5,493)          (2,557)
  Change in other noncurrent assets                    (342)          (1,715)
  Net cash used in investing activities              (5,835)          (4,272)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Change in notes payable to banks                    1,911            3,366
  Proceeds from issuance of long-term debt                -          221,393
  Payment of debt                                    (9,551)        (290,997)
  Change in bank revolver                             6,500           16,889
  Redemption of Subsidiary's Preferred Stock              -           (5,074)
  Redemption of Preferred Stock                           -          (78,241)
  Proceeds from issuance of common stock
    (net expenses)                                       34          145,921
  Dividends paid                                          -           (1,158)
  Net cash provided by (used for) financing
    activities                                       (1,106)          12,099
Effect of exchange rate changes on cash                  21             (787)
Net increase (decrease) in cash                        (350)          (5,613)
Cash at beginning of period                           4,387            7,267
Cash at end of period                             $   4,037       $    1,654


The accompanying notes to consolidated financial statements are an integral part of these statements.

PAGE

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                (UNAUDITED)
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 1-SUMMARY OF ACCOUNTING POLICIES

Principles of Consolidation and Basis of Presentation

    The consolidated financial statements include accounts of the Company and all majority-owned subsidiaries. All material intercompany balances and transactions are eliminated in consolidation.

    The financial statements included herein are unaudited. In the opinion of management, these statements contain all adjustments (consisting of only normal recurring accruals) necessary to present fairly the financial posi-tion of the Company as of September 30, 1993 and its results of operations and cash flows for the three months ended September 30, 1993 and 1992.

    The results of operations for the three months ended September 30, 1993 and 1992 are not necessarily indicative of the results to be expected for a full year.

Amortization

    The amounts included in the accompanying consolidated balance sheets as "Cost in Excess of Net Assets of Purchased Businesses" are being amortized over 40 years from the respective dates of acquisition. Amortization expense was $2,157 for the three months ended September 30, 1993 and $2,107 for the three months ended September 30, 1992. Accumulated amortization of Cost in Excess of Net Assets of Purchased Businesses was $42,227 at September 30, 1993 and $40,070 at June 30, 1993. Other intangible assets, primarily trade-marks, are included in other noncurrent assets and are amortized over their respective lives.

Earnings Per Common Share

    Earnings per common share is computed by dividing net income applicable to common stockholders by the weighted average number of common shares out-standing during the period. The dilutive effect of common stock equivalents is not material.

Postretirement Benefits other than Pensions

    Effective July 1, 1993, the Company adopted SFAS No. 106 (Employers' Ac-counting for Postretirement Benefits other than Pensions). This new standard requires the Company to follow an accrual method of accounting for postreti-rement benefits. Such benefits in years prior to 1994 fiscal were accounted for on an accrual basis and in part on a cash basis.

Income Taxes

    The Company adopted SFAS No. 109 (Accounting for Income Taxes) on July 1, 1993. In accordance with SFAS No. 109, certain assets and liabilities of acquired businesses are no longer reported net of tax on the balance sheet as was required under APB No. 11 - Accounting for Income Taxes, as amended. The primary effect of this tax reporting change on the balance sheet was an increase in inventories of $11.8 million, an increase of $34.4 million in property, plant and equipment, an increase of $25.1 million in long-term ac-crued liabilities and an increase in deferred income taxes of $19.5 million. Prior years have not been restated and accordingly reflect the procedures required by APB No. 11.

    The provision for income taxes for interim periods includes deferred taxes and is based on an estimated annual effective tax rate.

Reclassification of Certain Expenses

    Certain expenses previously classified as selling, general and adminis-trative expenses have been reclassified to cost of sales to properly reflect the current costs associated with the manufacturing of the Company's prod-ucts. These costs that were reclassified generally include certain engineer-ing costs, accounting, personnel and administrative costs related to the Company's manufacturing plants and shipping costs. The amount that was re-classified for the three months ended September 30, 1992 was $5,222.

Consolidated Statements of Cash Flows

    Cash paid for interest and income taxes are as follows:

                                           Three Months Ended September 30,
                                               1993               1992
Interest paid                                 $3,792            $16,806
Income taxes paid                                996              1,272


    For purposes of the Consolidated Statements of Cash Flows, all highly liquid investments with a maturity of three months or less are considered cash equivalents.

1992 Recapitalization Plan

    On July 9, 1992, the Company completed a comprehensive recapitalization plan in connection with which the Company incurred certain extraordinary charges to earnings as a result of premiums paid to retire the Company's previously outstanding Senior Subordinated Notes and the write-off of una-mortized deferred loan costs. This extraordinary loss, reported in the three months ended September 30, 1992, was originally estimated at $27.3 million ($1.61 per share), but was revised and restated to $28.3 million ($1.58 per share).
PAGE

NOTE 2-CHANGES IN ACCOUNTING PRINCIPLES

    During the three months ended September 30, 1993, the Company was re-quired to adopt SFAS No. 106 (Employers' Accounting for Postretirement Bene-fits other than Pensions) and SFAS No. 109 (Accounting for Income Taxes). As a consequence, the results of operations reflect a cumulative adjustment of $28.1 million, net of tax, or $1.53 per share as of July 1, 1993 necessary to adjust the Company's net assets for compliance with the new standards. The effect of these accounting changes on net earnings is summarized in the table below:

                                          Accounting Changes
Increase (Decrease) in Net
  Earnings                            Postretirement  Income Taxes    Total
Cost of sales                           $ (1,127)       $   (997)   $ (2,124)
SG&A expenses                               (125)             -         (125)
Net interest expense                       1,002              -        1,002
Tax provision                                118             997       1,115
Earnings before accounting changes          (132)              -        (132)
Cumulative effect of changes in
  accounting principles                  (26,245)         (1,835)    (28,080)
Increase (decrease) in Net
  Earnings                              $(26,377)        $(1,835)   $(28,212)



SFAS No. 106-Employers' Accounting for Postretirement Benefits other than
Pensions

    The Company provides postretirement medical and life insurance benefits to certain retirees and eligible dependents. Most plans are contributory, with retiree contributions adjusted annually. The plans are unfunded and pay stated percentages of covered medically necessary expenses incurred by re-tirees, after subtracting payments by Medicare or other providers and after stated deductibles have been met. For most plans, the Company has established cost maximums to more effectively control future medical costs. The Company has reserved the right to change or eliminate these plans with respect to the level of benefits provided.

    This new standard requires that the expected cost of these benefits be charged to expense during the years that the employees render service. The first quarter results include a charge of $42,288 ($26,245, net of tax, or $1.43 per share) for the immediate recognition of the net transition obliga-tion with respect to benefits earned by active and retired employees as of July 1, 1993. In addition, the new standard had the effect of decreasing op-erating profit for the quarter by $250, or $.01 per share. Net periodic post retirement benefit expense for fiscal 1994 is expected to be approximately $6,626.

    The accumulated postretirement benefit obligation ("APBO") included in the Company's balance sheet on July 1, 1993 is as follows:

Retired employees                          $53,522
Employees eligible to retire                11,586
Other employees                             16,849
Accrued postretirement benefit obliga-
  tion                                     $81,957


    Net periodic postretirement benefit expense included the following com-ponents for the three months ended September 30, 1993:

Service cost                               $   247
Interest Cost                                1,550
Amortization of unrecognized prior ser-
  vice cost                                   (141)
Net periodic postretirement benefit ex-
  pense                                    $ 1,656



    The discount rate used in determining the APBO was 8.5%. The assumed health care cost trend rate used in measuring the APBO varies by year and by plan design. For fiscal 1994, the health care cost trend rate assumed ranged from 10.5% to 6.5%. These rates are assumed to decrease gradually to the ul-timate level of 5.5% in 1997 and remain at that level thereafter.

    If the health care cost trend rate assumptions were increased by 1%, the APBO as of July 1, 1993, would be increased by 9.0%. The effect of this change on the sum of the service cost and interest cost components of net periodic postretirement benefit cost for fiscal 1994 would be an increase of 27.4%.

SFAS No. 109-Accounting for Income Taxes

    This new standard requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary timing differences between the financial statement and tax bases of the Company's assets and liabilities using current enacted tax rates. The first quarter results include a cumulative charge of $1,835, or $.10 per share, required to provide net deferred taxes with respect to the aggregate of the differ-ences between the book and tax basis of the Company's assets and liabilities as of July 1, 1993.
PAGE

    After adoption of SFAS No. 109, the primary components of the Company's deferred tax assets and liabilities as of July 1, 1993 were as follows:

Components of deferred tax balances:
Deferred Tax Liabilities:
  Property, plant and equipment           $(48,570)
  Inventories                               (9,406)
  Other                                     (1,254)
  Total deferred tax liabilities           (59,230)

Deferred tax assets:
  Postretirement benefits other than
    pensions                              $  30,324
  Retirement plans                            2,131
  Vacation pay accrual                        2,560
  Other                                       8,750
  Total deferred tax assets                  43,765
Net deferred tax liabilities              $ (15,465)



NOTE 3-RESTRUCTURING CHARGE

    The charge for restructuring of operations reported for the three months ended September 30, 1993 of $11,000 ($6,700 after-tax, or $.36 per share) includes $8,000 for rationalization of manufacturing capacity (including severance and moving costs and asset writedowns), the relocation of certain product lines and realignment of sales, marketing and administrative func-tions in Europe, and $3,000 for severance and other costs related to domes-tic employment reductions and cost containment programs. The Company expects the restructuring actions will be substantially completed by June 30, 1994.

NOTE 4-BANK FACILITIES AND LONG-TERM DEBT

    Long-term debt consisted of the following:

                                                   September 30,    June 30,
                                                        1993          1993
Senior Bank Financing:
  Revolving credit loans                              $ 52,088      $ 45,587
  Term loan                                            149,300       158,694
Revolving credit facilities                             19,110        19,150
  Industrial Revenue Bonds (net of unamortized
    discount of $90 and $113) due through 2009,
    effective interest rate of 11%                       2,906         3,039
Senior Notes due 2002                                  172,500       172,500
                                                       395,904       398,970
Less current portion                                    19,773        19,677
                                                      $376,131      $379,293



    The senior bank financing is provided to the Company under a Restated and Amended Credit Agreement (the "Amended Credit Agreement") in the form of a term loan with annual amortization payments required through 1998 and a $100 million revolving credit facility that terminates in 1998. At September 30, 1993, there was $23.2 million available under the revolving credit fa-cility. Amounts borrowed under the Amended Credit Agreement bear interest, at the option of the Company, at the following rates per annum: (i) 1.5% plus the "Base Rate"; or (ii) 2.5% plus the "Eurodollar Rate" (each as defined in the Amended Credit Agreement). The rate that the company most of-ten chooses to apply to such financing is a rate equal to the Eurodollar Rate (3.2% at September 30, 1993) plus 2.5%, or 5.7%. As of September 30, 1993, the weighted average interest rate on borrowings outstanding under the Amended Credit Agreement was 5.8%. The Amended Credit Agreement provides for reduced interest rates based on the Company's ability to achieve certain im-proved financial performance ratios.

    The Senior Notes due 2002 (the "Senior Notes") bear interest at the rate of 10.75%. The Senior Notes are not redeemable prior to July 1, 1997, and thereafter will be redeemable at the option of the Company, initially at a price of 105.375% of principal and thereafter at prices declining ratably to 100% on and after July 1, 2000, plus accrued interest. Under the terms of the Senior Notes, the Company is subject to limitations on certain restricted payments which severely restrict its ability to pay dividends. The Company is also restricted in its ability to incur additional indebted-ness and is required to maintain certain financial ratios.

NOTE 5-OTHER FINANCIAL DATA

                                                   September 30,    June 30,
                                                        1993          1993
                                                    (Unaudited)
Inventories
  Raw materials and supplies                          $ 23,841      $ 20,609
  Work-in-process                                       30,875        26,309
  Finished goods                                        82,305        72,777
  Total on a FIFO basis, which approximates cur-
    rent cost                                          137,021       119,695
  Less LIFO reserve                                     12,431        12,179
  Inventories at LIFO                                 $124,590      $107,516


Other Current Liabilities
  Accrued wages, salaries and commissions             $  5,939      $  7,054
  Accrued vacation pay                                   8,947         8,797
  Interest payable                                       6,126         1,589
  Accrued general taxes and taxes withheld               5,142         4,752
  Customer advance payments                              2,470         2,037
  Accrued benefit costs                                  7,605         5,783
  Retirement plan                                        5,587         3,552
  Restructuring reserve                                  9,809             -
  Other current liabilities                             10,157         8,808
                                                      $ 61,782      $ 42,372


Long-Term Accrued Liabilities
  Accrued retirement plan costs                       $ 19,974      $ 19,475
  Accrued postretirement benefit costs                  77,788        22,652
  Other                                                 19,352        16,472
                                                      $117,114      $ 58,599



PAGE

                                                    ANNEX A

                                                MERGER AGREEMENT
PAGE

                                   AGREEMENT AND PLAN
                                       OF MERGER
                                      BY AND AMONG
                                  REXNORD CORPORATION
                                          AND
                                BTR DUNLOP HOLDINGS, INC.

                               DATED AS OF DECEMBER 1, 1993

PAGE

                          TABLE OF CONTENTS

                                                                        Page

                              ARTICLE I

THE MERGER...............................................................  1

    Section 1.01.   The Merger...........................................  1

    Section 1.02.   Certificate of Incorporation and By-Laws.............  2

    Section 1.03.   Directors and Officers...............................  2

    Section 1.04.   Stockholders' Meeting................................  2

    Section 1.05.   Effective Time.......................................  2

    Section 1.06.   Filing of Certificate of Merger......................  3

    Section 1.07.   Further Assurances...................................  3

                              ARTICLE II

CONVERSION OF SHARES.....................................................  3

    Section 2.01.   Shares...............................................  3

    Section 2.02.   Dissenting Shares....................................  4

    Section 2.03.   Purchaser Common Stock...............................  5

    Section 2.04.   Exchange of Shares...................................  5

    Section 2.05    Options..............................................  6

                              ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER..........................  7

    Section 3.01.   Organization.........................................  7

    Section 3.02.   Authority Relative to This Agreement and The Purchase
                    Agreement............................................  7

    Section 3.03.   Noncontravention; Consents and Approvals.............  8

    Section 3.04.   Available Funds......................................  9

    Section 3.05.   Broker's Fees........................................  9

    Section 3.06.   Proxy Statement......................................  9

    Section 3.07.   Purchase Agreement...................................  9

                              ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY............................  9

    Section 4.01.   Organization......................................... 10

    Section 4.02.   Authority Relative to This Agreement................. 10

    Section 4.03.   Noncontravention; Consents and Approvals............. 11

    Section 4.04.   Capitalization....................................... 12

    Section 4.05.   SEC Documents; Financial Statements.................. 13

    Section 4.06.   Absence of Certain Changes........................... 14

    Section 4.07.   Litigation........................................... 14

    Section 4.08.   Compliance with Law.................................. 14

    Section 4.09.   No Default........................................... 15

    Section 4.10.   Investment Bankers and Finders....................... 15

    Section 4.11.   Taxes................................................ 15

    Section 4.12.   Environmental Matters................................ 16

    Section 4.13.   Employee Benefit Plans; ERISA.......................  20

    Section 4.14.   Insurance...........................................  23

    Section 4.15.   Composition of the Board of Directors...............  23

    Section 4.16.   Title to and Condition of Properties................  24

    Section 4.17.   Leases..............................................  24

    Section 4.18.   Contracts and Commitments...........................  24

    Section 4.19.   Employment and Labor Contracts......................  24

    Section 4.20.   Patents and Trademarks..............................  25

    Section 4.21.   Other Agreements....................................  25

    Section 4.22.   Labor Matters.......................................  25

    Section 4.23.   Proxy Statement.....................................  26

                                ARTICLE V

COVENANTS...............................................................  26

    Section 5.01.   Conduct of Business of the Company..................  26

    Section 5.02.   No Solicitation.....................................  29

    Section 5.03.   Access to Information...............................  30

    Section 5.04.   Filings; Other Action...............................  30

    Section 5.05.   Public Announcements................................  31

    Section 5.06.   Notification of Certain Matters.....................  31

    Section 5.07.   Indemnification and Insurance.......................  31

    Section 5.08.   Expenses............................................  33

                              ARTICLE VI

CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER AND THE COMPANY..........  33

    Section 6.01.   Stockholder Approval................................  33

    Section 6.02.   Hart-Scott-Rodino...................................  34


                             ARTICLE VII

CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER..........................  34

    Section 7.01.   Representations and Warranties True.................  34

    Section 7.02.   Performance.........................................  34

    Section 7.03.   Certificates........................................  34

    Section 7.04.   Certain Proceedings.................................  34

    Section 7.05.   Opinion of Counsel..................................  34

                             ARTICLE VIII

CONDITIONS TO THE OBLIGATIONS OF THE COMPANY............................  35

    Section 8.01.   Representations and Warranties True.................  35

    Section 8.02.   Performance.........................................  35

    Section 8.03.   Certificates........................................  35

    Section 8.04.   Certain Proceedings.................................  35

    Section 8.05.   Opinion of Counsel..................................  35

    Section 8.06.   Purchaser Undertaking...............................  35

                           ARTICLE IX

CLOSING.................................................................  36

    Section 9.01.   Time and Place......................................  36

    Section 9.02.   Filings at the Closing..............................  36

                           ARTICLE X

TERMINATION AND ABANDONMENT.............................................  36

    Section 10.01.   Termination........................................  36

    Section 10.02.   Termination by the Purchaser.......................  37

    Section 10.03.   Termination by the Company.........................  37

    Section 10.04.   Procedure for Termination..........................  37

    Section 10.05.   Effect of Termination and Abandonment..............  37

                           ARTICLE XI

MISCELLANEOUS...........................................................  38

    Section 11.01.   Nonsurvival of Representations, Etc................  38

    Section 11.02.   Amendment and Modification.........................  38

    Section 11.03.   Waiver of Compliance; Consents.....................  38

    Section 11.04.   Investigations.....................................  38

    Section 11.05.   Reasonable Efforts.................................  39

    Section 11.06.   Notices............................................  39

    Section 11.07.   Assignment.........................................  40

    Section 11.08.   Governing Law......................................  40

    Section 11.09.   Counterparts.......................................  40

    Section 11.10.   Severability.......................................  40

    Section 11.11.   Interpretation.....................................  41

    Section 11.12.   Entire Agreement...................................  41

    Section 11.13.   Schedules..........................................  41

SCHEDULES

Schedule 4.01 Certificate of Incorporation and By-Laws, List of Subsidiaries
Schedule 4.03 Consents and Approvals
Schedule 4.04 Stock Options
Schedule 4.05 Liabilities
Schedule 4.06 Certain Changes
Schedule 4.07 Litigation
Schedule 4.08 Violations of Law
Schedule 4.09 Defaults
Schedule 4.11 Taxes
Schedule 4.12 Environmental Matters
Schedule 4.13 Employee Benefit Matters
Schedule 4.14 Insurance
Schedule 4.15 Directors
Schedule 4.16 Real Properties
Schedule 4.17 Leases
Schedule 4.18 Contracts and Commitments
Schedule 4.19 Employment and Labor Contracts
Schedule 4.20 Patents and Trademarks
Schedule 8.06 Certain Agreements

EXHIBITS

Exhibit A   Purchase Agreement

PAGE

                        AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER, dated as of December 1, 1993 (the "Agreement"), by and among Rexnord Corporation, a Delaware corporation (the "Company"), BTR Dunlop Holdings, Inc., a Delaware corporation (the "Purchaser"). The Company and the Purchaser are hereinafter sometimes col-lectively referred to as the "Constituent Corporations."

                                  RECITALS

    WHEREAS, the Company desires to merge with the Purchaser and the Pur-chaser desires to merge with the Company, all upon the terms and subject to the conditions of this Agreement;

    WHEREAS, the Company and the Purchaser desire to make certain represen-tations, warranties, covenants and agreements in connection with the merger of the Company and the Purchaser; and

    WHEREAS, the Board of Directors of the Company has adopted resolutions approving this Agreement and the transactions contemplated hereby and recom-mending that the Company's stockholders approve this Agreement and the transactions contemplated hereby.

    NOW, THEREFORE, in consideration of the premises and the mutual repre-sentations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

                                 ARTICLE I

                                 THE MERGER

    Section 1.01 The Merger. (a) In accordance with the provisions of this Agreement and the General Corporation Law of the State of Delaware
("DGCL"), at the Effective Time (as defined in Section 1.05), the
Purchaser shall be merged with and into the Company (the "Merger"), and the Company shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Delaware. The name of the Surviving Corpora-tion shall be "Rexnord Corporation." At the Effective Time (as hereinafter defined) the separate existence of the Purchaser shall cease.

    (b) The Surviving Corporation shall possess all the rights, privileges, immunities, powers and purposes of each of the Constituent Corporations and shall by operation of law assume and be liable for all the liabilities, ob-ligations and penalties of each of the Constituent Corporations.

    (c) At the election of Purchaser, any direct or indirect wholly owned subsidiary of Purchaser, may be substituted for Purchaser as a constituent corporation in the Merger. If the Purchaser elects to so substitute a con-stituent corporation, any reference in Article I and II to the Purchaser shall refer to such other corporations and each other reference to the Pur-chaser shall refer both to the Purchaser and such other corporation.

    Section 1.02 Certificate of Incorporation and By-Laws. The Certificate of Incorporation and By-Laws of the Company as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and By-Laws of the Surviving Corporation until thereafter amended in accordance with the terms thereof and as provided by law.

    Section 1.03 Directors and Officers. Directors of the Purchaser and of-ficers of the Company immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation and will hold office from and after the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and By-Laws of the Surviving Corporation, or as otherwise provided by law.

    Section 1.04 Stockholders' Meeting. The Company will take all action necessary in accordance with applicable law and its Certificate of Incorpo-ration and By-laws to convene a special meeting of its stockholders (the "Stockholders' Meeting"), as soon as practicable hereafter to consider and vote upon the approval of this Agreement, or to have the stockholders of the Company take such action by written consent. The Company, through its Board of Directors, shall (subject to the proviso contained in the first sentence of Section 5.02) recommend to its stockholders approval of this Agreement and the transactions contemplated hereby and shall use all reasonable ef-forts to obtain approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of the Company.

    Section 1.05 Effective Time. The Merger shall become effective on the date and at the time of filing of a certificate of merger, in the form re-quired by and executed in accordance with the DGCL, with the Secretary of State of the State of Delaware in accordance with the provisions of Section 251 of the DGCL (the "Certificate of Merger"). The date and time when the Merger shall become effective is herein referred to as the "Effective Time."

    Section 1.06 Filing of Certificate of Merger. At the Closing (as defined in Section 9.01), the Purchaser and the Company shall cause a Certificate of Merger to be executed and filed with the Secretary of State of the State of Delaware as provided in the DGCL, and shall take any and all other lawful actions and do any and all other lawful things to cause the Merger to become effective.

    Section 1.07 Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Constituent Corpora-tions acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agree-ment, the officers and directors of the Surviving Corporation shall be au-thorized to execute and deliver, in the name and on behalf of each of the Constituent Corporations or otherwise, all such deeds, bills of sale, as-signments and assurances and to take and do, in the name and on behalf of each of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agree-ment.
PAGE

                                 ARTICLE II

                            CONVERSION OF SHARES

    Section 2.01 Shares. (a) Each share (a "Share") of the Company's com-mon stock, par value $.01 per share, issued and outstanding immediately prior to the Effective Time (except for Dissenting Shares (as hereinafter defined)) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted at the Effective Time into the right to receive in cash the greater of (i) $22.50 or (ii) the highest price paid by Purchaser or any affiliate thereof to purchase Shares from any affiliate of the Company at or prior to the Effective Time (the "Merger Consideration") payable to the holder thereof, without interest, upon sur-render of the certificate evidencing such Share in the manner provided in
Section 2.04.

    (b) All Shares (including Dissenting Shares), by virtue of the Merger and without any action on the part of the holders thereof, shall at the Ef-fective Time no longer be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall thereafter cease to have any rights with respect to such Shares, except the right to receive the Merger Consideration for such Shares upon the surrender of such certificate in accordance with Section 2.04 or the right, if any, to receive payment from the Surviving Corporation of the "fair value" of such Shares as determined in accordance with Section 262 of the DGCL.

    (c) Notwithstanding anything contained in this Section 2.01 to the con-trary, each Share held in the treasury of the Company and each Share owned by Purchaser or any affiliate of Purchaser or the Company immediately prior to the Effective Time shall be cancelled without any conversion thereof and no payment shall be made with respect thereto.

    Section 2.02 Dissenting Shares. Notwithstanding anything in this Agree-ment to the contrary, Shares which are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have properly exercised their rights for appraisal of such Shares in the manner provided in Section 262 of the DGCL ("Dissenting Shares") shall not be converted into or be exchangeable for the right to receive the Merger Consideration, but the holders thereof shall be entitled to payment of the appraised value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL; provided, however, that (i) if any holder of Dissenting Shares shall subsequently deliver a written withdrawal of his demand for appraisal of such Dissenting Shares (with the written approval of the Surviving Corpo-ration, if such withdrawal is not tendered within 60 days after the Effec-tive Time), or (ii) if any holder fails to establish his entitlement to ap-praisal rights as provided in Section 262 of the DGCL, or (iii) if neither any holder of Dissenting Shares nor the Surviving Corporation has filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in Section 262 of the DGCL, such holder or holders (as the case may be) shall forfeit the right to appraisal of such Shares and such Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon (and such Shares shall not, for purposes hereof, then be deemed to be "Dissenting Shares"). The Surviving Corporation shall pay to a holder of Dissenting Shares who subsequently fails to perfect or otherwise withdraws such holder's claim for appraisal rights as provided above, against surrender of the certificate representing such Shares in accordance with Section 2.04, the Merger Consid-eration payable with respect to such Shares.

    Section 2.03 Purchaser Common Stock. Each common share, par value $.01 per share, of the Purchaser issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted at the Effective Time into one val-idly issued, fully paid and nonassessable share of common stock of the Sur-viving Corporation.

    Section 2.04 Exchange of Shares. (a) At or prior to the Effective Time, the Purchaser shall designate a bank or trust company to serve as exchange agent for the Shares (the "Exchange Agent") and shall deposit with the Ex-change Agent for the benefit of the holders of certificates which represented Shares immediately prior to the Effective Time, such amount of funds as equals the aggregate Merger Consideration. Such funds shall be in-vested by the Exchange Agent as directed by the Purchaser in obligations of or guarantees by the United States of America, in commercial paper obliga-tions rated A-1 or P-1 or better by Moody's Investor Services, Inc. or Stan-dard & Poor's Corporation, respectively, or in certificates of deposit, bank repurchase agreements or bankers acceptances of commercial banks with capi-tal exceeding $100 million.

    (b) Promptly after the Effective Time, the Exchange Agent shall mail to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (the "Certificates") a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor such amount of cash which such holder has the right to receive un-der this Article II, and such Certificate shall forthwith be cancelled. If payment is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or such person shall establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in ac-cordance with the provisions of this Section 2.04, each Certificate (other than Certificates representing Dissenting Shares or Shares referred to in
Section 2.01(c)) shall represent, for all purposes, the right to receive the Merger Consideration in respect of the number of Shares previously evidenced by such Certificate, without any interest thereon.

    (c) From and after the Effective Time there shall be no transfers on the stock transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged as provided in this Article II.

    (d) At any time following six months after the Effective Time, the Sur-viving Corporation shall be entitled to require the Exchange Agent to de-liver to it any funds (including any interest received with respect thereto) which have been made available to the Exchange Agent and which have not been disbursed to holders of Certificates and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned prop-erty, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Cer-tificates. Notwithstanding the foregoing, neither the Surviving Corporation nor the Exchange Agent shall be liable to any holder of a Certificate for the Merger Consideration delivered to a public official pursuant to any ap-plicable abandoned property, escheat or similar law.

    Section 2.05 Options. Prior to the Effective Time, the Board of Direc-tors of the Company (or, if appropriate, the committees administering the Company's 1989 and 1992 Stock Option Plans (the "Option Plans")) shall take such action as is necessary (i) to provide for the cancellation of all options outstanding under the Option Plans (the "Outstanding Options") on the terms set forth in this Section 2.05, and (ii) to cause such other ac-tion as is necessary or appropriate to be taken so that, at the Effective Time, each such then Outstanding Option shall be cancelled (so that such op-tion may be exercised, if at all, only prior to the Merger) in exchange for a payment in cash (the "Option Consideration") equal to the excess of the Merger Consideration over the exercise price per share subject to such Out-standing Option. Payment of the Option Consideration shall be made by the Surviving Corporation to the holders of Outstanding Options at or as promptly as practicable after the Effective Time and shall be subject to ap-plicable withholding of income and other taxes.


                                ARTICLE III

                       REPRESENTATIONS AND WARRANTIES
                              OF THE PURCHASER

    The Purchaser represents and warrants to the Company as follows:

    Section 3.01 Organization. The Purchaser is a corporation duly organized and validly existing under the laws of the state of its incorporation. The copies of the Certificate of Incorporation and by-laws of Purchaser hereto-fore delivered to the Company are correct and complete, and in full force and effect, as of the date of this Agreement.

    Section 3.02 Authority Relative to This Agreement and The Purchase Agreement. The Purchaser has full corporate power and authority to execute and deliver this Agreement and the Purchase Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Purchase Agreement and the consummation of the trans-actions contemplated hereby and thereby have been duly and validly autho-rized and approved by the Board of Directors of the Purchaser and by the sole stockholder of the Purchaser, and no other corporate proceedings on the part of the Purchaser are necessary to authorize this Agreement and the Pur-chase Agreement or the consummation of the transactions contemplated hereby and thereby. This Agreement has been, and the Purchase Agreement will be, duly and validly executed and delivered by the Purchaser and, assuming this Agreement constitutes, and the Purchase Agreement will constitute, a legal, valid and binding agreement of the Company, this Agreement constitutes, and the Purchase Agreement will constitute a legal, valid and binding agreement of the Purchaser, enforceable against it in accordance with its terms, sub-ject to applicable bankruptcy, insolvency, fraudulent conveyance, reorgani-zation, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of eq-uity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

    Section 3.03 Noncontravention; Consents and Approvals. (a) Assuming that all filings, permits, authorizations, consents and approvals or waivers thereof have been duly made or obtained as contemplated by Section 3.03(b), the execution and delivery of this Agreement and the Purchase Agreement by the Purchaser and the consummation by the Purchaser of the transactions con-templated hereby and thereby will not (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or by-Laws of the Purchaser, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Purchaser is a party, or by which the Purchaser or any of its properties or assets is bound, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Purchaser or any of its properties or as-sets, excluding from the foregoing clauses (ii) and (iii) violations, breaches or defaults which, either individually or in the aggregate, would not impair the Purchaser's ability to consummate the transactions contem-plated hereby or thereby.

    (b) No filing or registration with, notification to and no permit, au-thorization, consent or approval of, any governmental entity is required by the Purchaser in connection with the execution and delivery of this Agree-ment or the Purchase Agreement by the Purchaser or the consummation by the Purchaser of the transactions contemplated hereby or thereby, except (i) in connection with the applicable requirements of the Hart-Scott-Rodino Anti-trust Improvements Act of 1976, as amended (the "HSR Act"), (ii) in con-nection, or in compliance, with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iv) such fil-ings and consents as may be required under any environmental law pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement, (v) such filings, regis-trations, notifications, permits, authorizations, consents or approvals, as may be required under the corporation or takeover laws of various states, and (vi) such other filings, registrations, notifications, permits, authori-zations, consents or approvals the failure of which to be obtained, made or given would not, individually or in the aggregate, materially impair the ability of the Purchaser to consummate the transactions contemplated hereby or thereby.

    Section 3.04 Available Funds. Purchaser has or will have prior to Clos-ing sufficient available funds necessary to consummate the Merger on the terms and conditions set forth in this Agreement and to satisfy or refinance any obligations relating to any outstanding indebtedness of the Company the maturity of which may come due as a result of the Company entering into this Agreement and/or the consummation of the Merger.

    Section 3.05 Broker's Fees. Except for the engagement of Dillon, Read & Co. Inc., the Purchaser nor any of its affiliates has employed any broker or finder or incurred any liability for any broker's fees, commissions, finan-cial advisory or finder's fees in connection with any of the transactions contemplated by this Agreement.
PAGE

    Section 3.06 Proxy Statement. None of the information to be supplied by Purchaser for inclusion or incorporation by reference in the proxy statement on Schedule 14A (the "Proxy Statement") to be delivered to the Company's stockholders will, at the time it is mailed to stockholders and at the time of the Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

    Section 3.07 Purchase Agreement. Following the execution of this Agree-ment, Purchaser, The Fairchild Corporation and RHI Holdings, Inc. will enter into the Purchase Agreement in the form of EXHIBIT A hereto.

                                 ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company represents and warrants to the Purchaser as follows:

    Section 4.01 Organization. (a) The Company is a corporation duly orga-nized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being con-ducted. The Company is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or oper-ated by it or the nature of the business conducted by it makes such qualifi-cation necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing will not individually or in the aggregate have a material adverse effect on the business, assets, finan-cial condition or results of operations of the Company and its Subsidiaries (as defined in Section 11.10) taken as a whole (a "Material Adverse Effect"). Set forth as Schedule 4.01(a) are accurate and complete copies of the Company's Certificate of Incorporation and By-Laws, as they are currently in effect.

    (b) Set forth on Schedule 4.01(b) is an accurate and complete list of the Company's Subsidiaries and Material Subsidiaries and their jurisdictions of organization. Except as set forth on Schedule 4.01(b), all issued and outstanding shares of capital stock of each of the Company's Subsidiaries (except for directors' qualifying shares, if any) are owned directly or in-directly by the Company free and clear of any charges, liens, encumbrances or security interest with respect thereto. Each Subsidiary is a corporation duly organized, validly existing and, provided it is a domestic corporation, in good standing under the laws of the jurisdiction of its organization and each Subsidiary has all requisite corporate powers and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority will not individually or in the aggregate have a Material Adverse Effect. Each Subsidiary is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing will not, individually or in the aggregate, have a Material Adverse Effect.

    Section 4.02 Authority Relative to This Agreement. The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject to the approval of the Merger and the approval and adoption of this Agreement by a majority of the Company's stockholders, and the filing and recordation of appropriate Merger documents as required by Delaware law. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized and approved by the Company's Board of Directors and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement, and except for the ap-proval of the Merger and the adoption of this Agreement by the Company's stockholders, no other corporate proceedings on the part of the Company are necessary to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company, and assum-ing this Agreement constitutes a legal, valid and binding agreement of each of the Parent and the Purchaser, this Agreement constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in ac-cordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reason-ableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

    Section 4.03 Noncontravention, Consents and Approvals. Except as set forth in Schedule 4.03, (a) assuming that all filings, permits, authoriza-tions, consents and approvals or waivers thereof have been duly made or ob-tained pursuant to Section 4.03(b), the execution and delivery of this Agreement by the Company and the consummation by the Company of the transac-tions contemplated hereby will not (i) subject to obtaining the requisite approval of a majority of the Company's stockholders, conflict with or re-sult in any breach of any provision of the Certificate of Incorporation or by-laws (or equivalent organizational documents) of the Company or any of its Material Subsidiaries, (ii) result in a violation or breach of, or con-stitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, in-denture or other evidence or instrument of, or agreement relating to, in-debtedness to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets are bound, (iii) re-sult in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termina-tion, cancellation or acceleration) under, any of the terms, conditions or provisions of any license, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets is bound, or (iv) violate any or-der, writ, injunction, decree, statute, rule or regulation applicable to the Company, any of its Subsidiaries or any of their properties or assets, ex-cluding from the foregoing clauses (ii), (iii) and (iv) violations, breaches or defaults which, either individually or in the aggregate, will not have a Material Adverse Effect or which would not impair the Company's ability to consummate the transactions contemplated hereby.

    (b) Except as set forth in Schedule 4.03, no filing or registration with, notification to and no permit, authorization, consent or approval of, any government entity is necessary for the execution and delivery of this Agreement by the Company or the consummation by the Company of the transac-tions contemplated by this Agreement except (i) in connection with the ap-plicable requirements of the HSR Act, (ii) in connection or in compliance with the Exchange Act, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iv) such filings and con-sents as may be required under any environmental law pertaining to any noti-fication, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement, (v) such filings, registrations, notifications, permits, authorizations, consents or approv-als, as may be required under the corporation or takeover laws of various states, and (vi) such other filings, registrations, notices, permits, autho-rizations, consents and approvals which if not obtained, made or given will not, individually or in the aggregate, have a Material Adverse Effect or im-pair the Company's ability to consummate the transactions contemplated hereby.

    (c) The Board of Directors of the Company has taken all appropriate and necessary action such that (i) the provisions of Section 203 of the DGCL will not apply to the acquisition by the Purchaser of Shares pursuant to the Purchase Agreement or to the Merger and (ii) the sale of Shares by RHI Hold-ings, Inc. pursuant to the Purchase Agreement shall not be restricted or prohibited by that certain Exchange and Standstill Agreement dated as of June 19, 1992.

    Section 4.04 Capitalization. The authorized capital stock of the Company consists of 50,000,000 Shares and 3,000,000 shares of preferred stock, none of which is outstanding. As of the date hereof, there are 18,434,390 Shares issued and outstanding and no Shares held in the Company's treasury. As of the date hereof, there were outstanding options entitling the holders thereof to purchase up to 1,133,552 Shares. Set forth on Schedule 4.04 is a true and correct list of all outstanding options, their exercise prices and dates and the names of the holders thereof. Except for such options, there are not now, and at the Effective Time there will not be, any existing op-tions, warrants, calls, subscriptions, or other rights or other agreements or commitments obligating the Company to issue, transfer or sell any shares of capital stock of the Company or any other securities convertible into or evidencing the right to subscribe for any such shares. All issued and out-standing Shares are duly authorized and validly issued, fully paid, non-assessable and free of preemptive rights with respect thereto.

    Section 4.05 SEC Documents; Financial Statements. (a) The Company has filed all required documents with the Securities and Exchange Commission (the "SEC") since March 31, 1989 (the "SEC Documents"). As of their re-spective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933 (the "Securities Act") or the Exchange Act, as the case may be, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not mis-leading.

    (b) Except as set forth in the SEC Document, the balance sheets of the Company, and the related statements of income, changes in stockholders' eq-uity and cash flows including the footnotes thereto, included in the SEC Documents, fairly present the consolidated financial position of the Company and its Subsidiaries as at such dates and the results of operations, retained earnings and cash flows, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of un-audited quarterly statements, to normal year-end audit adjustments), all in accordance with generally accepted accounting principles consistently ap-plied (except, in the case of unaudited quarterly statements as permitted by Form 10-Q under the Act) during the periods involved, except as may be noted therein. The Company's balance sheet as at June 30, 1993 is sometimes herein referred to as the "Balance Sheet."

    (c) Except as set forth on Schedule 4.05 or disclosed in the SEC Docu-ments, there are no liabilities or obligations (and no basis therefor), ac-crued, absolute, contingent or threatened, and whether due or to become due ("Liabilities"), other than liabilities and obligations which, individu-ally or in the aggregate, will not have a Material Adverse Effect, other than liabilities reflected, or adequately reserved against, on the Balance Sheet. Since September 30, 1993, there have been no changes by the Company in accounting methods, principles or practices except as required or permit-ted by generally accepted accounting principles.

    Section 4.06  Absence of Certain Changes. Except as set forth on Schedule
4.06 or disclosed on the Balance Sheet or in the SEC Documents filed with the SEC prior to the date hereof, since September 30, 1993, the Company has not suffered or incurred any actual or, to the Company's knowledge, will suffer or incur any damage, destruction, or loss whether or not covered by insurance; any labor dispute; any Liabilities except Liabilities incurred in the ordinary and usual course of business and consistent with past practices and Liabilities incurred in connection with the Merger; or any agreements by the Company to do any of the foregoing things or any other event or condi-tion of any character, except for changes, decreases, losses, Liabilities, agreements, events or conditions which, individually or in the aggregate, will not have a Material Adverse Effect.

    Section 4.07 Litigation. Except as set forth on Schedule 4.07 or dis-closed on the Balance Sheet (and other than with respect to environmental matters covered by section 4.12), (i) there is no claim, action, suit or proceeding pending or, to the best knowledge of the Company, threatened against or relating to the Company or any of its Subsidiaries before any court or governmental or regulatory authority or body or arbitration tribu-nal, and (ii) there is no outstanding judgment, order, writ, injunction or decree, or application, request or motion therefor, of any court, governmen-tal agency or arbitration tribunal in a proceeding to which the Company or any Subsidiary was or is a party except, in the case of clauses (i), and
(ii) above, such as will not, individually or in the aggregate, have a Mate-rial Adverse Effect if adversely determined against the Company or such Sub-sidiary.

    Section 4.08 Compliance with Law. Except as set forth on Schedule 4.08 (and other than with respect to environmental matters covered by section 4.12), neither the Company nor any of its Subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule or order of any foreign, federal, state or local government or any other governmental department or agency, or any judgment, decree or order of any court, appli-cable to its business or operations, except where any such violations or failures to comply will not, individually or in the aggregate, have a Mate-rial Adverse Effect. Except as set forth on Schedule 4.08 (and other than with respect to environmental matters covered by Section 4.12) the Company and its Subsidiaries have all permits, licenses and franchises from govern-mental agencies required to conduct their businesses as now being conducted, except for such permits, licenses and franchises the absence of which will not, in the aggregate, have a Material Adverse Effect.

    Section 4.09 No Default. Except as set forth on Schedule 4.09 and except as set forth in the SEC Documents, neither the Company nor any of its Sub-sidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or viola-
tion) of any term, condition or provision of (i) their respective charter and by-laws (or equivalent organizational documents) or (ii) any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is now a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound (except for the requirement under certain of such in-struments to file supplemental indentures as a result of the transactions contemplated hereby), excluding from the foregoing clause (ii) defaults or violations which, individually or in the aggregate, will not have a Material Adverse Effect.

    Section 4.10 Investment Bankers and Finders. Except for the engagement of Donaldson, Lufkin & Jenrette Securities Corporation, the fees and expenses of which will be paid by the Company, the Company has not employed any broker, finder or financial advisor or incurred any liability for any brokerage fees, commissions, finders' or financial advisory fees in connec-tion with the transactions contemplated hereby.

    Section 4.11 Taxes. "Tax" or "Taxes" shall mean all federal, state, local and foreign taxes and assessments of any nature, including all inter-est, penalties and additions imposed with respect to such amounts. Except as set forth on Schedule 4.11, the Company and its Subsidiaries have prepared and timely filed or will timely file with the appropriate governmental agen-cies all franchise, income and all other material Tax returns and reports required to be filed (copies of which for the past four fiscal years have been made available to the Purchaser). Except as set forth on Schedule 4.11, all Taxes of the Company and its subsidiaries in respect of the pre-Merger period have been paid in full to the proper authorities (or adequate reserves have been established therefor). The United States federal income tax liability of (i) Rexnord Inc. (a predecessor of the Company and its Sub-sidiaries) has been examined and audited by the Internal Revenue Service through the fiscal year ended February 28, 1987 and closed through the fis-cal year ended October 31, 1984 and (ii) PT Components, which was merged into the Company on June 30, 1989, have been examined, audited and closed by the IRS through its fiscal year ended August 15, 1988. All deficiencies re-sulting from Tax examinations of federal, state, and foreign income, sales and franchise and all other material Tax returns filed by the Company and its Subsidiaries have either been paid or adequately provided for, except as set forth on Schedule 4.11. Schedule 4.11. further sets forth any Tax exami-nations or audits currently proceeding for the Company or its Subsidiaries, the periods being examined, the category of Tax and the examining authority and any corresponding revenue agents' reports furnished to the Company or its Subsidiaries have been made available to the Purchaser. Neither the Com-pany nor any of its Subsidiaries has made any agreement with any tax author-ity extending the period for assessment or collection of any Tax, except as set forth on Schedule 4.11. Neither the Company nor any of its Subsidiaries is a party to any action or proceeding with any governmental or tax author-ity for the assessment, collection of Taxes, nor has any Tax lien been filed or claim for assessment or collection of Taxes been asserted in writing against the Company or its Subsidiaries, except as set forth on Schedule
4.11. The Company has made timely payments of the Taxes required to be de-ducted and withheld from the wages paid to its employees. Set forth on
Schedule 4.11 is a true and complete list of all Tax sharing or Tax alloca-tion or similar agreements to which the Company is a party.

    Section 4.12 Environmental Matters. (a) Except as set forth on Schedule 4.12, to the knowledge of the Company:

    (i) the Company has obtained all permits, licenses, approvals and other authorizations (hereinafter "Authorizations") that are required with re-spect to the operation of its business, property and assets under the Envi-ronmental Laws and which are in full force and effect, and is in compliance with all terms and conditions of such Authorizations, except where the ab-sence of such Authorizations or the failure to comply with the terms and conditions of such Authorization would not, in the aggregate, have a Mate-rial Adverse Effect;

    (ii) the Company is in compliance with the Environmental Laws
(including, without limitation, compliance with standards, schedules and timetables therein), except where failure to comply would not, individually or in the aggregate, have a Material Adverse Effect;

    (iii) no real property or facility owned, used, operated, leased, man-aged or controlled by the Company or any predecessor in interest, is listed or proposed for listing on the National Priorities List or the Comprehensive Environmental Response, Compensation, and Liability Information System, both promulgated under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), or on any comparable state or local list established pursuant to any Environmental Law;

    (iv) the Company has not received any written notification of potential or actual liability or request for information under CERCLA or any compara-ble state or local law;

    (v) no real property or facility owned, operated, leased, managed or controlled by the Company has been used for the disposal of any Hazardous Materials, except where such disposal would not, individually or in the ag-gregate, have a Material Adverse Effect;

    (vi) no underground storage tank or other underground storage recepta-cle, or related piping, is located on such facility or property, except where the presence of such tank, receptable or piping would not have, indi-vidually or in the aggregate, a Material Adverse Effect;

    (vii) no asbestos has been used or disposed of, or is located at, on or under any such facilities or properties, except where such use, disposal, or presence would not have, individually or in the aggregate, a Material Ad-verse Effect;

    (viii) there have been no releases (i.e., any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, in-jecting, escaping, leaching, disposing or dumping, on-site or off-site) of Hazardous Materials by the Company or any predecessor in interest at, on, under, from or into any facility or real property owned, operated, leased, managed or controlled by the Company, except where such releases would not, individually or in the aggregate, have a Material Adverse Effect;

    (ix) there are no polychlorinated biphenyls located in, at, on or under any facility or real property owned, leased, managed, used or controlled by the Company, except such as will not, individually or in the aggregate, have a Material Adverse Effect;

    (x) there have been no releases (i.e., any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, in-jecting, escaping, leaching, disposing or dumping, on-site or off-site), of any Hazardous Materials at, on, under, from or into any facility or real property in the vicinity of any facility or real property owned, operated, leased, managed, used or controlled by the Company or, to its knowledge, any predecessor in interest, which releases have affected or are reasonably likely to affect said facility or real property so as to have, individually or in the aggregate, a Material Adverse Effect;

    (xi) the Company has no liability, absolute or contingent, under any En-vironmental Law and there is no civil, criminal or administrative action, suit, demand, hearing, notice of violation or deficiency, investigation, proceeding, notice or demand letter pending or threatened against the Com-pany under any Environmental Law, except where such liability or action, suit, demand, hearing, notice, investigation, proceeding, notice or demand letter would not individually or in the aggregate, have a Material Adverse Effect; and

    (xii) there are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans relating to the business, property or operations of the Company that are reasonably likely to inter-fere with or prevent compliance by the Company with any Environmental Law, or that are reasonably likely to give rise to any liability under the Envi-ronmental Laws, except where such interference or noncompliance or liability would not, in the aggregate, have a Material Adverse Effect.

    (b) The Company has given Purchaser access to all records and files in its possession at both its corporate headquarters and its facilities cur-rently owned, operated, leased, managed, used or controlled by the Company, including, without limitation, all reports, studies, analyses, tests or mon-itoring results, pertaining to the existence of Hazardous Materials or any other environmental concerns relating to facilities or real property owned, operated, leased, managed, used or controlled by the Company or concerning compliance with or liability under any Environmental Laws, including, with-out limitation, the Occupational Safety and Health Act.

    (c) For purposes of this Section 4.12, the definition of the Company shall include all of the Company's Subsidiaries and its former Subsidiaries.

    (d) For the purposes of this Agreement, "Environmental Laws" means the common law and all federal, state, local and foreign laws or regulations, codes, orders, decrees, judgments or injunctions issued, promulgated, ap-proved or entered thereunder, now in effect, relating to pollution or pro-tection of human health or the environment, including, without limitation, laws relating to (i) emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous constituents, substances or wastes, including, without limitation, polychlo-rinated biphenyls, asbestos containing materials, petroleum, including crude oil or any fraction thereof, or any petroleum product or other wastes, chem-icals or substances regulated by any Environmental Law (collectively referred to as "Hazardous Materials"), into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (ii) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of Hazardous Materials, and (iii) underground storage tanks, and related piping, and emissions, discharges, releases or threatened releases therefrom.

    (e) Prior to Closing, the Company shall have made all notifications, registrations, and filings in accordance with all State and Local Real Prop-erty Disclosure Requirements applicable to the Assets, including the use of forms provided by state or local agencies, where such forms exist, whether to Buyer or to, or with, the state or local agency, provided, that where no-tification, registration, or filing was made to, or with, a state or local agency, a copy of such notification, registration, or filing shall be pro-vided to Buyer prior to Closing.
PAGE

    (f) For the purposes of this Agreement, "State and Local Real Property Disclosure Requirements" means any state and local laws requiring notifica-tion of the buyer of real property, or notification, registration, or filing to or with any state or local agency, prior to the sale of any real property or transfer of control of an establishment, of the actual or threatened presence or release into the environment, or the use, disposal, or handling of Hazardous Materials on, at, under, or near the real property to be sold or the establishment for which control is to be transferred.

    Section 4.13.  Employee Benefit Plans; ERISA.

    (a) Except as set forth on Schedule 4.13, other than multiemployer plans, there are no material "employee pension benefit plans" as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and subject to ERISA, presently maintained by the Com-pany or any of its Subsidiaries, or to which the Company or any of its Sub-sidiaries contributes or is obligated to make payments thereunder ("Pension Benefit Plans").

    (b) The Company has furnished Parent with a true and complete schedule of all material "welfare benefit plans" (as defined in Section 3(1) of ERISA and subject to ERISA) maintained by the Company or any of its Subsid-iaries ("Welfare Plans") or multiemployer plans as defined in Section
3(37) of ERISA and subject to ERISA to which the Company or any of its Sub-sidiaries is required to make contributions pursuant to collective bargain-ing agreements.

    (c) The Company and each of its Subsidiaries, and each of the Pension Benefit Plans and Welfare Plans, are in compliance in all material respects with the applicable provisions of ERISA and other applicable employee bene-fit laws.

    (d) Except as set forth on Schedule 4.13, all contributions to, and pay-ments from, the Pension Benefit Plans which are required to have been made in accordance with the Pension Benefit Plans and, when applicable, Section 302 of ERISA or Section 412 of the Code have been timely made. All such con-tributions to the Pension Benefit Plans, all contributions to Welfare Plans and all payments under the Pension Benefit Plans, except those to be made from a trust qualified under Section 401(a) of the Code, for any period end-ing before the date hereof that are not yet, but will be, required to be made are properly accrued and reflected on the Company's Balance Sheet to the extent such amounts were required to be accrued as of September 30, 1993 under generally accepted accounting principles including FAS 106.

    (e) All reports, returns and similar documents with respect to the Pen-sion Benefit Plans or Welfare Plans required to be filed with any governmen-tal entity or distributed to any Pension Benefit or Welfare Plan participant have been duly and timely filed or distributed, unless the failure to so file or distribute will not, individually or in the aggregate, have a Mate-rial Adverse Effect.

    (f) Except as set forth on Schedule 4.13, the Pension Benefit Plans in-tended to qualify under Section 401 of the Code have been determined by the Internal Revenue Service ("IRS") to be so qualified and nothing has oc-curred with respect to the operation of such Pension Benefit Plans which could cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code assuming such plans are amended on a timely basis to comply with changes to the Code made PAGE by the Tax Reform Act of 1986 or other legislative, regulatory or adminis-trative requirements subject to the remedial amendment period applicable to such Act.

    (g) There are no investigations pending, to the best knowledge of the Company, by any governmental entity involving the Pension Benefit or Welfare Plans, no deficiency or termination proceedings involving the Pension Bene-fit Plans and no pending or, to the best of the Company's knowledge, threat-ened claims (other than routine claims for benefits), suits or proceedings against any Pension Benefit or Welfare Plan, against the assets of any of the trusts under any Pension Benefit or Welfare Plan or against any fidu-ciary of any Pension Benefit or Welfare Plan with respect to the operation of such plan or asserting any rights or claims to benefits under any Pension Benefit Plan or against the assets of any trust under such plan, which would give rise to any material liability, nor, to the best of the Company's knowledge, are there any facts which would give rise to any material liabil-ity in the event of any such investigation, claim, suit or proceeding.

    (h) Neither the Pension Benefit Plans, Welfare Plans, the Company, any of its Subsidiaries, nor any employee of the foregoing, nor, any trusts cre-ated thereunder, nor any trustee, administrator or other fiduciary thereof, nor any other "party in interest" or "disqualified person" with respect to the Pension Benefit Plans or Welfare Plans has engaged in a "prohibited transaction" (as such term is defined in Section 4975 of the Code or Sec-tion 406 of ERISA) which would be reasonably likely to result in a material tax or material penalty on the Company or any of its Subsidiaries under Sec-tion 4975 of the Code or Section 502(i) of ERISA.

    (i) Neither the Pension Benefit Plans subject to Title IV of ERISA nor any trust created thereunder has been terminated nor have there been any "reportable events" (as defined in Section 4043 of ERISA and the regula-tions thereunder, but excluding events for which the requirement for notice has been waived by the Pension Benefit Guaranty Corporation ("PBGC")) with respect to either thereof nor has there been any event with respect to any Pension Benefit Plan requiring disclosure under Section 4063(a) of ERISA which could result in a material liability to the Company or any of its Sub-sidiaries or any event with respect to any Pension Benefit Plan requiring disclosure under Section 4041(c)(3)(C) of ERISA.

    (j) No Pension Benefit Plan subject to Title IV of ERISA has incurred any liability to the PBGC other than for the payment of premiums, all of which have been paid when due. No Pension Benefit Plan has applied for, or received, a waiver of the minimum funding standards imposed by Section 412 of the Code. The Company has made available to Parent the most recent actu-arial report with respect to each Pension Benefit Plan that is a defined benefit plan, as defined in Section 3(35) of ERISA intended to be qualified under Section 401 of the Code. The information supplied to the actuary by the Company or any of its Subsidiaries for use in preparing the most recent actuarial report for Pension Benefit Plans is complete and accurate in all material respects.

    (k) Neither the Company nor any of its Subsidiaries has incurred any li-ability under Section 4062 of ERISA to the PBGC or to a trustee appointed under Section 4042(b) or (c) of ERISA.
PAGE

    (l) Neither the Company, any of its Subsidiaries nor any trade or busi-ness (whether or not incorporated) under common control within the meaning of Section 4001(b)(1) of ERISA has withdrawn in a complete or partial with-drawal from any multiemployer plan, within the meaning of Section 3(37) of ERISA, which liability has not been fully satisfied.

    (m) Any bonding required with respect to the Pension Benefit Plans in accordance with applicable provisions of ERISA has been obtained and is in full force and effect.

    (n) Except as disclosed in Schedule 4.13, with respect to each of the Pension Benefit and Welfare Plans, true, correct and complete copies of the following documents have been made available to Purchaser: (i) the current plans and related trust documents, including amendments thereto, (ii) any current summary plan descriptions, (iii) the most recent Forms 5500, finan-cial statements, and actuarial reports, if applicable and (iv) the most re-cent Internal Revenue Service determination letter, if applicable.

    (o) Neither the Company, any of its Subsidiaries nor any organization to which the Company is a successor or parent corporation, within the meaning of Section 4069(b) of ERISA, has engaged in any transaction, within the meaning of Section 4069(a) of ERISA.

    (p) Except as disclosed in Schedule 4.13, none of the Welfare Plans maintained by the Company or any of its Subsidiaries are retiree life or re-tiree health insurance plans which provide for continuing benefits or cover-age for any participant or any beneficiary of a participant following termi-nation of employment, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), and at the expense of the participant or the participant's beneficiary. The Company and each of its Subsidiaries which maintains a "group health plan" within the meaning of Section 5000(b)(1) of the Code has complied in all material respects with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regula-tions thereunder.

    (q) No liability under any Pension Benefit or Welfare Plan has been funded nor had any such obligation been satisfied with the purchase of a contract from an insurance company as to which the Company or any of its Subsidiaries has received notice that such insurance company is in rehabili-tation.

    Section 4.14 Insurance. Schedule 4.14 lists all material insurance poli-cies in force on the date hereof covering the businesses, properties and as-sets of the Company and its Material Subsidiaries, and all such policies are currently in effect. True and complete copies of all such policies have been or will be, prior to Closing, made available to the Purchaser. Except as set forth on Schedule 4.14, the Company has not received notice of the cancella-tion of any of such insurance in effect on the date of this Agreement.

    Section 4.15 Composition of the Board of Directors. The name of each director of the Company and its Subsidiaries is set forth on Schedule 4.15. Except as set forth on Schedule 4.15, there have been no changes in the mem-bers of the Board of Directors of the Company since the members of the Board of Directors were elected at the Company's most recent annual stockholders meeting.
PAGE

    Section 4.16 Title to and Condition of Properties. Except as set forth in Schedule 4.16, the Company and its Material Subsidiaries have good title to all of the real property and own outright all of the personal property (except for leased property or assets) which are reflected in the Balance Sheet except for (i) property since sold or otherwise disposed of in the or-dinary course of business and consistent with past practice and (ii) such property the failure of which to so own will not, individually or in the ag-gregate, have a Material Adverse Effect ("Material Properties"). No Mate-rial Property is subject to claims, liens, or encumbrances whether by mort-gage, pledge, lien, conditional sales agreement, charge or otherwise, except for those which will not, individually or in the aggregate, have a Material Adverse Effect. A true and complete list of Material Properties consisting of real properties owned by the Company is set forth on Schedule 4.16.

    Section 4.17 Leases. There has been made available to the Purchaser true and complete copies of each lease to which the Company or any of its Subsid-iaries is a party or any of its properties are bound, except for such leases the loss of which will not, individually or in the aggregate, have a Mate-rial Adverse Effect. A true and complete list of each such lease is set forth on Schedule 4.17. All of the leases so listed are valid and subsisting and in full force and effect with respect to the Company and its Subsidiar-ies and, to the best of the Company's knowledge, with respect to any other party thereto.

    Section 4.18  Contracts and Commitments. Except as are listed on Schedule
4.18 or attached as an Exhibit to any SEC Document, the Company is not a party to any existing material contract or commitment, written or oral, other than such contracts or commitments, the loss, default, breach or vio-lation of which will not, individually or in the aggregate, have a Material Adverse Effect. The Company is not a party to any commitment to register the Shares which commitment will survive the Merger contemplated hereby.

    Section 4.19 Employment and Labor Contracts. Neither the Company nor any of its domestic Subsidiaries is a party to any employment, management, or consultation contract, with any officer, director or employee which con-tains an agreement with respect to any change of control other than those set forth on Schedule 4.19, true and complete copies of which contracts have been made available to the Purchaser.

    Section 4.20 Patents and Trademarks. The Company owns or has the right to use, all patents, patent applications, trademarks, trademark applications, trade names, inventions, processes, know-how and trade secrets except for those the failure of which to own will not, individually or in the aggregate, have a Material Adverse Effect ("Proprietary Rights"). All issued patents, trademark registrations and pending patent and trademark ap-plications of the Proprietary Rights are set forth on Part (a) of Schedule
4.20. No rights or licenses to use Company Proprietary Rights have been granted by the Company except those as are listed on Part (b) of Schedule
4.20 or those the loss of which will not, individually or in the aggregate, have a Material Adverse Effect; and no contrary assertion has been made to the Company or notice of conflict with any asserted right of others has been given by any person, firm or corporation except as are set forth on Part (c) of Schedule 4.20 or those the loss of which will not, individually or in the aggregate, have a Material Adverse Effect. All licenses granted to the Com-pany are listed on Part (d) of Schedule 4.20. True and complete copies of all license agreements under which the Company is a licensor or licensee have been, or will be prior to Closing, made available to the Purchaser ex-cept for such license agreements the absence of which will not, individually or in the aggregate, have a Material Adverse Effect.

    Section 4.21 Other Agreements. The Company has not entered into any other agreement relating to the sale of all or substantially all of the as-sets, business or property of the Company.

    Section 4.22 Labor Matters. The Company and each of its subsidiaries is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and neither the Company nor any of its subsidiaries is en-gaged in any unfair labor practice, except any of which, in either case, will not, individually or in the aggregate, have a Material Adverse Effect. There is no labor strike, slowdown or stoppage pending (or, to the best knowledge of the Company, any labor strike or stoppage threatened) against or affecting the Company or any of its subsidiaries, except any of which will not, individually or in the aggregate, have a Material Adverse Effect. No petition for certification has been filed and is pending before the Na-tional Labor Relations Board with respect to any employees of the Company or any of its subsidiaries who are not currently organized, except for any which, if successful, will not, individually or in the aggregate, have a Ma-terial Adverse Effect.

    Section 4.23 Proxy Statement. None of the information to be supplied by the Company for inclusion or incorporation by reference in the Proxy State-ment will, at the time it is mailed to stockholders and at the time of the Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. If at any time prior to the Effective Time any event with respect to the Company shall occur which is required to be described in the Proxy Statement, such event shall be so described, and an amendment or supplement shall be promptly filed with the SEC and, as re-quired by law, disseminated to the stockholders of the Company. The Proxy Statement will (with respect to the Company) comply as to form in all mate-rial respects with the provisions of the Exchange Act.

                                 ARTICLE V

                                 COVENANTS

    Section 5.01 Conduct of Business of the Company. Except as contemplated by this Agreement or as expressly agreed to in writing by the Purchaser, during the period from the date of this Agreement to the Effective Time, the Company and its Subsidiaries will each conduct its operations according to its ordinary and usual course of business consistent with past practice, and the Company and its Subsidiaries will each use all reasonable efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Effective Time, neither the Company nor any of its Subsidiaries will, without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld):

        (a) amend its Certificate of Incorporation or By-Laws;
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        (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver any shares of any class of its capital stock or any securities or other rights convertible or exchangeable into or exercisable for shares of any class of its capital stock, other than pursuant to currently outstanding options;

        (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or purchase, redeem or otherwise acquire any shares of its own capital stock or any of its subsidiaries;

        (d) except in the ordinary and usual course of business, consistent with past practices (i) create, incur, assume, maintain or permit to ex-ist or prepay any long-term debt or any short-term debt for borrowed money other than under existing lines of credit; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person ex-cept wholly owned subsidiaries of the Company in the ordinary and usual course of business, consistent with past practices; or (iii) make any loans, advances or capital contributions to, or investments in, any other person;

        (e) except in connection with the Company's restructuring plan an-nounced in October 1993, or as contemplated by this Agreement (including amendments necessary to comply with Section 2.05) or plans existing on the date hereof, (i) increase in any manner the compensation of any of its directors, officers or other employees, except in the ordinary course of business and in accordance with its customary past practices;
    (ii) pay or agree to pay any pension, retirement allowance or other em-ployee benefit not required, or enter into or agree to enter into any agreement or arrangement with such director, officer or employee, whether past or present, relating to any such pension, retirement allow-ance or other employee benefit, except as required under currently ex-isting agreements, plans or arrangements or as consistent with past practice; (iii) grant any severance or termination pay to, or enter into any employment, change of control, termination, severance, indemnifica-tion, management, consultation, confidentiality or invention rights, agreement with any director, officer or other employee of the Company or its Subsidiaries or to amend any of such agreements in existence on the date hereof, except on a basis consistent with past practice and other than indemnification agreements with independent directors of the Com-pany on a basis consistent with existing indemnification provisions; or
    (iv) except in accordance with its customary past practices or as may be required to comply with applicable law, become obligated (other than pursuant to any new or renewed collective bargaining agreement) under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, benefit arrangement, or similar plan or arrangement, which was not in existence on the date hereof, including any bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other benefit plan, agreement or arrangement, with or for the benefit of any person, and to amend any of such plans or any of such agreements in existence on the date hereof;

        (f) except in the ordinary and usual course of business, consistent with past practices, sell, transfer, lease, license, pledge, mortgage, or otherwise dispose of, or encumber, or agree to sell, transfer, lease, license, pledge, mortgage or otherwise dispose of or encumber, any prop-erties, real, personal or mixed, except such as will not, individually or in the aggregate, have a Material Adverse Effect;

        (g) enter into any other agreements, commitments or contracts, ex-cept agreements, commitments or contracts as contemplated by Section
    5.07 or for the purchase, sale or lease of goods or services in the or-dinary course of business, consistent with past practice, except such as will not, individually or in the aggregate, have a Material Adverse Ef-fect;

        (h) authorize, recommend, propose or announce an intention to autho-rize, recommend or propose, or enter into any agreement in principle or an agreement with respect to, any plan of liquidation or dissolution (other than the Merger), any acquisition of a material amount of assets or securities, any disposition of a material amount of assets or securi-ties or any material change in its capitalization, or any entry into a material contract or any amendment or modification of any material con-tract or any release or relinquishment of any material contract rights not in the ordinary and usual course of business, except as contemplated by Section 5.02;

        (i) except as previously approved by the Board of Directors of the Company and as identified to the Purchaser prior to the date hereof or otherwise consistent with past practice, authorize or commit to make capital expenditures in an amount in excess of the Company's 1994 budget for Capital expenditures;

        (j) permit any insurance policy naming it as a beneficiary or a loss payee to be cancelled or terminated, except in the ordinary and usual course of business;

        (k) make any change to its accounting methods, principles or prac-tices, except as may be required or permitted by generally accepted ac-counting principles;

        (l) maintain the books and records of the Company in a manner not consistent with past business practices; or

        (m) agree to do any of the foregoing.

    Section 5.02 No Solicitation. The Company agrees that, prior to the Ef-fective Time, it shall not, and shall not permit any of its directors, of-ficers, employees, agents or representatives or those of any of its Subsid-iaries to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing non-public information) inquiries or proposals concern-ing any merger, consolidation or acquisition or purchase of all or any sub-stantial portion of the assets or capital stock of the Company (an "Acqui-sition Transaction") or negotiate with any third party (other than Purchaser or its affiliates) with respect to any Acquisition Transaction; provided, however, that, notwithstanding any other provision of this Agree-ment, (i) the Company may engage in discussions or negotiations with a third party who seeks to initiate such discussions or negotiations and may furnish such third party information concerning the Company and its business, prop-erties and assets, (ii) the Company's Board of Directors may take and dis-close to the Company's stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act and (iii) following receipt of a proposal for an Acquisition Transaction made in accordance with the foregoing clause
(i) the Board of Directors of the Company shall notify the Purchaser of the terms and conditions of such proposal and, then the Board of Directors of the Company may withdraw, modify or not make its recommendation or take the actions referred to in Section 1.04, but in each case referred to in the foregoing clauses (i) through (iii) only to the extent that the Board of Di-rectors of the Company shall conclude in good faith on the basis of the ad-vice of the Company's outside counsel that such action is required by the Board of Directors' fiduciary obligations under applicable law. The Company shall immediately advise the Purchaser of any inquiries or proposals it re-ceives or attempts to negotiate relating to an Acquisition Transaction.

    Section 5.03 Access to Information. (a) From the date of this Agreement until the Effective Time, the Company will give the Purchaser and their au-thorized representatives (including counsel, environmental and other con-sultants, accountants and auditors), upon reasonable notice and in a manner so as to not unduly interfere with the Company's operations, full access during normal business hours to all facilities, personnel and operations and to all books and records of the Company and its Subsidiaries, will permit the Purchaser to make such inspections as they may reasonably require (in-cluding without limitation any air, water or soil testing or sampling deemed reasonably necessary by the Purchaser) and will cause its officers and those of its subsidiaries to furnish the Purchaser with such financial and operat-ing data and other information with respect to the business and properties of the Company and its Subsidiaries as the Purchaser may from time to time reasonably request.

    (b) The Purchaser will hold and will cause its consultants and advisors to hold in strict confidence all documents and information concerning the Company and its Subsidiaries furnished to the Purchaser in connection with the transactions contemplated by this Agreement. With respect to any infor-mation (whether oral or written) conveyed to the Company or its agents by the Purchaser or its agents, such information shall also be held in strict confidence.

    Section 5.04 Filings; Other Action. (a) Subject to the terms and condi-tions herein provided, the Company and the Purchaser shall use all reason-able efforts promptly to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including (i) the filing of No-tification and Report Forms under the HSR Act with the Federal Trade Commis-sion (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") and using all of their reasonable efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation and (ii) the filing with the SEC of the Proxy Statement and using all of their re-spective reasonable efforts to cause the SEC to clear the Proxy Statement for delivery to stockholders.

    (b) The Company shall take all actions and do, or cause to be done, all things reasonably requested by the Purchaser to facilitate the consummation of any offer to purchase made by the Purchaser, at its discretion, for the 10.75% Senior Notes due 2002 of the Company, along with a request for the consent of the holders thereof to certain amendments to the Indenture dated as of July 9, 1992 by and between the Company and The Bank of New York, as Trustee.

    (c) The Company shall not settle or compromise any claim with respect to Dissenting Shares prior to the Effective Time without the prior written con-sent of the Purchaser.

    Section 5.05 Public Announcements. The Purchaser and the Company will consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consulta-tion, except as may be required by law or court order, in which case the parties will make reasonable efforts to consult with each other prior to the making of such public statement.

    Section 5.06 Notification of Certain Matters. The Company shall give prompt notice to the Purchaser of any notice of, or other communication re-lating to, a default or event which, with notice or lapse of time or both, would become a default, received by the Company or any of its Subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract or arrangement except for such a default or event, which, with notice of lapse of time or both would become a default, which will not, individually or in the aggregate have a Material Adverse Effect.

    Section 5.07 Indemnification and Insurance. (a) The Surviving Corpora-tion and Purchaser agree that for a period ending not sooner than the sixth anniversary of the Effective Time the Surviving Corporation will maintain all rights to indemnification (including with respect to the advancement of expenses incurred in the defense of any action or suit) existing on the date of this Agreement in favor of the present and former directors, officers, employees and agents of the Company and its Subsidiaries and affiliates ("Indemnified Persons") as provided in the Company's Certificate of Incor-poration and By-Laws or otherwise, in each case in effect on the date of this Agreement but subject to applicable law, and that, during such period, the Certificate of Incorporation and By-Laws of the Surviving Corporation shall not be amended to reduce or limit the rights of indemnity afforded to the Indemnified Persons, or the ability of the Surviving Corporation to in-demnify them, subject to applicable law, nor to hinder, delay or make more difficult the exercise of such rights of indemnity or the ability to indem-nify.

    (b) The Surviving Corporation will indemnify against all losses, dam-ages, liabilities or claims made against Indemnified Persons arising from their service as an officer, director, employee or agent prior to and in-cluding the Effective Time, to the fullest extent as such persons are cur-rently required to be indemnified pursuant to the Company's Certificate of Incorporation and By-Laws, subject to applicable law, for a period ending not sooner than the sixth anniversary of the Effective Time. To the extent that the Surviving Corporation does not satisfy its obligation to indemnify the Indemnified Persons pursuant to this Section 5.07, the Purchaser shall indemnify the Indemnified Persons.

    (c) Should any claim or claims be made, on or prior to the sixth anni-versary of the Effective Time, against any Indemnified Persons, arising from their services as an officer, director, employee or agent, the provisions of this Section 5.07 respecting the Certificate of Incorporation and By-Laws shall continue in effect until the final disposition of all such claims.

    (d) The Surviving Corporation shall cause to be maintained in effect for a period ending not sooner than the sixth anniversary of the Effective Time, at no expense to the beneficiaries thereof, directors' and officers' liabil-ity insurance with respect to matters occurring prior to the Effective Time, providing at least the same coverage with respect to the Company's officers and directors who are continuing officers and directors as the current poli-cies maintained by or on behalf of the Company, and containing terms and conditions which are no less advantageous. In the event any claim is made against Indemnified Persons that is covered or potentially covered by insur-ance, the Surviving Corporation and the Purchaser shall do nothing that would forfeit, jeopardize, restrict or limit the insurance coverage avail-able for that claim until the final disposition of that claim.

    (e) With respect to non-continuing officers and directors, prior to the Closing, the Company shall purchase (and the Purchaser shall not object to such purchase) (i) a run-off policy for current directors' and officers' li-ability insurance maintained by the Company, such policy to become effective at the Closing and remain in effect for a period of six years after the Closing, at a premium not to exceed five times the annual premium of the Company's director's and officer's insurance policy in effect on the date hereof, and (ii) run-off policies for current fiduciary liability insurance maintained by the Company for directors, officers and employees of the Com-pany and its Subsidiaries applicable to employee benefit plans of the Com-pany and its Subsidiaries, such policies to become effective at the Closing and remain in effect for a period of six years after the Closing, at a pre-mium not to exceed five times the annual premium of the Company's director's and officer's insurance policy in effect on the date hereof.

    (f) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation or the Purchaser shall assume the obligations of the Surviving Corporation set forth in this Section 5.07.

    (g) The provisions of this Section 5.07 are intended to be for the bene-fit of, and shall be enforceable by, each Indemnified Person and his or her heirs and representatives.

    Section 5.08 Expenses. The Purchaser, on the one hand, and the Company shall bear their respective expenses incurred in connection with the contem-plated sale of the Company, including without limitation the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all fees and expenses of investment bankers, finders, brokers, agents, representatives, counsel and accountants.

                                 ARTICLE VI

                      CONDITIONS TO THE OBLIGATIONS OF
                       THE PURCHASER AND THE COMPANY

    The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing of each of the follow-ing conditions:

    Section 6.01 Stockholder Approval. This Agreement shall have been adopted by the affirmative vote of the holders of at least a majority of the Shares at the Stockholders' Meeting, or by written consent in lieu thereof.

    Section 6.02 Hart-Scott-Rodino. All necessary waiting periods under the HSR Act shall have expired or been terminated.
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                                ARTICLE VII

                      CONDITIONS TO THE OBLIGATIONS OF
                               THE PURCHASER

    The obligation of the Purchaser to effect the Merger and to perform their other obligations to be performed at or subsequent to the Closing shall be subject to the fulfillment at or prior to the Closing of the fol-lowing additional conditions, any one or more of which may be waived by the
Purchaser:

    Section 7.01 Representations and Warranties True. The representations and warranties of the Company contained herein shall be true and correct in all material respects on the date of this Agreement and at and on the Clos-ing Date as though such representations and warranties were made at and on such date, except for changes permitted or contemplated by this Agreement.

    Section 7.02 Performance. The Company shall have performed and complied in all material respects with all agreements, obligations and conditions re-quired by this Agreement to be performed or complied with by it on or prior to the Closing Date.

    Section 7.03 Certificates. The Company shall furnish such certificates of its officers to evidence compliance with the conditions set forth in Sec-tions 7.01 and 7.02 as may be reasonably requested by the Purchaser.

    Section 7.04 Certain Proceedings. No writ, order, decree or injunction of a court of competent jurisdiction or governmental entity shall have been entered against the Purchaser or the Company which prohibit or restrict the consummation of the Merger or would otherwise restrict Purchaser's exercise of full rights to own and operate the Company.

    Section 7.05 Opinion of Counsel. The Purchaser shall have received the opinion of James Eastham, Esq., Associate General Counsel of the Company and /or Dewey Ballantine, special counsel to the Company, in form and substance reasonably satisfactory to the Purchaser.

                                ARTICLE VIII

                CONDITIONS TO THE OBLIGATIONS OF THE COMPANY

    The obligations of the Company under this Agreement to effect the Merger shall be subject to the fulfillment on or before the Closing Date of each of the following additional conditions, any one or more of which may be waived by the Company:

    Section 8.01 Representations and Warranties True. The representations and warranties of the Purchaser contained herein shall be true and correct in all material respects on the date of this Agreement and at and on the Closing Date as though such representations and warranties were made at and on such date, except for changes permitted or contemplated by this Agree-ment.

    Section 8.02 Performance. The Purchaser shall have performed and com-plied in all material respects with all agreements, obligations and condi-tions required by this Agreement to be performed or complied with by it on or prior to the Closing Date.
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    Section 8.03  Certificates. The Purchaser shall furnish such certificates of its officers to evidence compliance with the conditions set forth in Sec-tions 8.01 and 8.02 as may be reasonably requested by the Company.

    Section 8.04 Certain Proceedings. No writ, order, decree or injunction of a court of competent jurisdiction or governmental entity shall have been entered against the Parent, the Purchaser or the Company which prohibit or restrict the consummation of the Merger, and any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

    Section 8.05 Opinion of Counsel. The Company shall have received the opinion of Cahill Gordon & Reindel, counsel to the Purchaser, in form and substance reasonably satisfactory to the Company.

    Section 8.06 Purchaser Undertaking. Purchaser shall take all action nec-essary (to the reasonable satisfaction of the Company) to cause the Surviv-ing Corporation to be obligated under the Agreement disclosed in Schedule 8.06.

                                 ARTICLE IX

                                  CLOSING

    Section 9.01 Time and Place. Subject to the provisions of Articles VI, VII, VIII and X, the closing of the Merger (the "Closing") shall take place at the offices of Cahill Gordon & Reindel, 80 Pine Street, New York, New York, as soon as practicable but in no event later than 9:30 A.M., local time, on the second business day after the later to occur of:

        (a) the day the Merger is approved and adopted by a majority of the stockholders of the Company pursuant to Section 5.04; or

        (b) the date on which each of the conditions set forth in Articles VI, VII and VIII have been satisfied or waived by the party or parties entitled to the benefit of such conditions; or at such other place, at such other time, or on such other date as the Purchaser and the Company may mutually agree. The date on which the Closing actually occurs is herein referred to as the "Closing Date."

    Section 9.02 Filings at the Closing. Subject to the provisions of Arti-cles VI, VII, VIII and X hereof, the Purchaser and the Company shall file at the Closing the Certificate of Merger and shall cause the Certificate of Merger to be recorded in accordance with the applicable provisions of the DGCL and shall take any and all other lawful actions and do any and all other lawful things necessary to cause the Merger to become effective.

                                 ARTICLE X

                        TERMINATION AND ABANDONMENT

    Section 10.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stock-holders of the Company:

        (a) by mutual consent of the Boards of Directors of the Purchaser and the Company;
PAGE

        (b) by either the Purchaser or the Company if, without fault of such terminating party, the Merger shall not have been consummated on or be-fore March 31, 1994, which date may be extended by mutual consent of the parties hereto;

        (c) by either the Purchaser or the Company, if any court of compe-tent jurisdiction in the United States or other governmental body in the United States shall have issued an order (other than a temporary restraining order), decree or ruling or taken any other action restrain-ing, enjoining or otherwise prohibiting the Merger, and such order, de-cree, ruling or other action shall have become final and nonappealable; or

        (d) by either the Purchaser or the Company, if the stockholders of the Company fail to duly adopt and approve this Agreement by the affir-mative vote contemplated by Section 6.01.

    Section 10.02 Termination by the Purchaser. This Agreement may be termi-nated and the Merger may be abandoned by action of the Board of Directors of the Purchaser, at any time prior to the Effective Time, before or after the approval by holders of Shares, if the conditions to the obligations of the Purchaser hereunder are not capable of satisfaction prior to the Closing.

    Section 10.03 Termination by the Company. This Agreement may be termi-nated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by holders of Shares, by action of the Board of the Directors of the Company, if (i) the conditions to the obliga-tions of the Company hereunder are not capable of being satisfied prior to the Closing, or (ii) the Board of Directors determines in good faith that its fiduciary duties requires it to approve an Acquisition Transaction pur-suant to Section 5.02.

    Section 10.04 Procedure for Termination. In the event of termination and abandonment of the Merger by the Parent, the Purchaser or the Company pursu-ant to this Article X, written notice thereof shall forthwith be given to the other.

    Section 10.05 Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to this
Article X, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement, except that nothing herein shall relieve any party from liability for any breach of this Agreement.

                                 ARTICLE XI

                               MISCELLANEOUS

    Section 11.01 Nonsurvival of Representations, Etc. None of the repre-sentations, warranties, covenants and agreements in this Agreement (or the Schedules hereto) or in any instrument delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement pursu-ant to Article X, as the case may be, except that the agreements contained in Section 1.07, Article II and Sections 5.07 and 5.08 shall survive the Ef-fective Time and the agreements contained in Sections 10.05, 11.06, 11.08,
11.10 and 11.11 shall survive any termination.
PAGE

    Section 11.02 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of the Purchaser and the Special Committee of the Board of Direc-tors of the Company at any time prior to the Effective Time with respect to any of the terms contained herein; provided, however, that, after this Agreement is adopted by the stockholders pursuant to Section 1.04, no such amendment or modification shall reduce the amount or change the form of the consideration to be delivered to the Stockholders.

    Section 11.03 Waiver of Compliance; Consents. Any failure of the Pur-chaser or the Company to comply with any obligation, covenant, agreement or condition herein may be waived by the Company or the Purchaser, respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Sec-tion 11.03.

    Section 11.04 Investigations. The respective representations and warran-ties of the Purchaser and the Company contained herein or in any certifi-cates or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto.

    Section 11.05 Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable ef-forts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper and advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. If a constituent corporation has been substituted pursu-ant to Section 1.01(c), the Purchaser shall cause such substituted corpora-tion to perform all of its obligations under this Agreement and shall not take any action which would cause the Company to fail to perform its obliga-tions hereunder.

    Section 11.06 Notices. All notices and other communications hereunder shall be in writing and shall be delivered personally or mailed by regis-tered or certified mail (return receipt requested), first class postage pre-paid, or telecopied with confirmation of receipt, to the parties at the ad-dresses specified below (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof). Any such notice shall be effective upon receipt, if personally delivered or telecopied, or three days after mailing, if deposited in the U.S. mail, first class postage prepaid.

    (a) if to the Company, to

        Rexnord Corporation
        4701 West Greenfield Avenue
        Milwaukee, WI 53214-5300

        Attention: James Eastham, Associate General Counsel with copies to

        Dewey Ballantine
        1301 Avenue of the Americas
        New York, New York 10019-6092
        Telecopy: 212-259-6333

        Attention:

        Morton A. Pierce, Esq.
        Douglas L. Getter, Esq.

    (b) if to the Purchaser, to

        BTR Dunlop Holdings, Inc.
        c/o BTR plc
        Silvertown House
        Vincent Square
        London, England SW1P 2PL
        Telecopy: (071) 630-1014

        Attention: Stanley K. Williams,
                   Group Commercial Attorney

        with a copy to

        Cahill Gordon & Reindel
        80 Pine Street
        New York, New York 10005
        Telecopy: (212) 269-5420

        Attention: W. Leslie Duffy, Esq.

    Section 11.07 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, nor is this Agreement intended to confer any rights or remedies hereunder upon any other person except the parties hereto and, with respect to Section 5.07, the officers, directors and employees of the Com-pany and any constituent corporation substituted pursuant to Section 1.01(c).

    Section 11.08 Governing Law. This Agreement shall be governed by the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable Delaware principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, ef-fect, performance and remedies.

    Section 11.09 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    Section 11.10 Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect against a party hereto, the validity, legality and enforceabil-ity of the remaining provisions contained herein shall not in any way be af-fected or impaired thereby and such invalidity, illegality or unenforceabil-ity shall only apply as to such party in the specific jurisdiction where such judgment shall be made.

    Section 11.11 Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, (i) the term "person" shall mean and include an individual, a partnership, a joint ven-ture, a corporation, a trust, an unincorporated organization and a govern-ment or any department or agency thereof; (ii) the term "Subsidiary" of any specified corporation shall mean any person of which a majority of the outstanding securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other governing body, or, if there are no such voting interests, a majority of the equity inter-ests, are directly or indirectly owned by such specified corporation, (iii) the term "Material Subsidiary" shall mean each of the entities listed un-der such heading in Schedule 4.01(b) and (iv) the phrase "to the best knowledge of the Company" or phrases of similar import means the actual knowledge of the officers of the Company.

    Section 11.12 Entire Agreement. This Agreement, including the exhibits hereto and the documents and instruments referred to herein, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements and the understandings between the parties with respect to such subject matter. There are no representations, promises, warranties, covenants, or undertak-ings, other than those expressly set forth or referred to herein and therein.

    Section 11.13 Schedules. For purposes of this Agreement, Schedules shall mean the Schedules contained in the Confidential Disclosure Schedule, dated the date hereof, delivered in connection with this Agreement and initialed by the parties hereto.

    IN WITNESS WHEREOF, the Purchaser and the Company have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.



                        REXNORD CORPORATION

                        By: /s/ James R. Swenson
                            ---------------------
                            Name: James R. Swenson
                            Title: President and Chief
                                   Executive Officer



                        BTR DUNLOP HOLDINGS, INC.

                        By: /s/ Stanley K. Williams
                            -----------------------
                            Name: Stanley K. Williams, Esq.
                            Title: Attorney-in-fact

PAGE

                                         Annex B

                                     Appraisal Rights


PAGE

                              APPRAISAL RIGHTS

    (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursu-ant to (Section) 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation;
the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (Sections) 251, 252, 254, 257, 258, 263 or 264 of this title:

    (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities ex-change or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or
(ii) held of record by more than 2,000 stockholders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of (Section) 251 of this title.

    (2) Notwithstanding paragraph (l) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to (Sections) 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock any-thing except:

    a. Shares of stock of the corporation surviving or resulting from such merger or consolidation;

    b. Shares of stock of any other corporation which at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system secu-rity on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders;

    c. Cash in lieu of fractional shares of the corporations described in the foregoing subparagraphs a. and b. of this paragraph; or

    d. Any combination of the shares of stock and cash in lieu of fractional shares described in the foregoing subparagraphs a., b. and c. of this paragraph.
PAGE

    (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (Section) 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the as-sets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in sub-sections (d) and (e) of this section, shall apply as nearly as is practica-ble.

    (d) Appraisal rights shall be perfected as follows:

    (1) If proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are avail-able for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably in-forms the corporation of the identity of the stockholder and that the stock-holder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or con-solidation of the date that the merger or consolidation has become effec-tive; or

    (2) If the merger or consolidation was approved pursuant to (Section) 228 or (Section) 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corpora-tion. Any stockholder entitled to appraisal rights may, within 20 days after the date of the mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

    (e) Within 120 days after the effective date of the merger or consolida-tion, the surviving or resulting corporation or any stockholder who has com-plied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwith-standing the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the require-ments of subsections (a) and (d) hereof, upon written request, shall be en-titled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stock-holder within 10 days after his written request for such a statement is re-ceived by the surviving or resulting corporation or within 10 days after the expiration of the period for delivery of demands for appraisal under subsec-tion (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Reg-ister in Chancery in which the petition was filed a duly verified list con-taining the names and addresses of all stockholders who have demanded pay-ment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Dela-ware or such publication as the Court deems advisable. The forms of the no-tices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become enti-tled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chan-cery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dis-miss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In de-termining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name ap-pears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not enti-tled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of hold-ers of shares represented by certificates upon the surrender to the corpora-tion of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon ap-plication of a stockholder, the Court may order all or a portion of the ex-penses incurred by any stockholder in connection with the appraisal proceed-ing, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
(d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); pro-vided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolida-tion, either within 60 days after the effective date of the merger or con-solidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they as-sented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PAGE

                                      ANNEX C

                      OPINION OF DONALDSON, LUFKIN & JENRETTE
                              SECURITIES CORPORATION

PAGE

                                [LETTERHEAD]

                                                            December 2, 1993
Committee of Independent Directors
Rexnord Corporation
4701 West Greenfield Avenue
Milwaukee, Wisconsin 53214

Dear Sirs:

    You have requested our opinion as to the fairness from a financial point of view to the shareholders of Rexnord Corporation (the "Company") other than shareholders who are affiliates of the Company (the "Public Sharehold-ers") of the consideration to be received by such Public Shareholders pur-suant to the terms of the Agreement and Plan of Merger dated as of December 1, 1993, between BTR Dunlop Holdings, Inc., a Delaware corporation ("BTR") and the Company (the "Agreement").

    Pursuant to the Agreement, each share of common stock of the Company will be converted into the right to receive in cash, the greater of (i) $22.50 or (ii) the highest price per share paid by BTR or any affiliate thereof to purchase shares from any affiliate of the Company at or prior the Effective Time (as defined in the Agreement).

    In arriving at our opinion, we have reviewed the Agreement. We have also reviewed the financial and other information that was publicly available or furnished to us by the Company including information provided during discus-sions with the management of the Company. Included in the information pro-vided during discussions with the Company's management was certain financial projections of the Company for the fiscal years ending June 30, 1994 to June 30, 1998 prepared by the management of the Company. In addition, we have compared certain financial and securities data of the Company with that of various other companies whose securities are traded in public markets, re-viewed the historical stock prices and trading volumes of the common stock of the Company, reviewed prices and premiums paid in other business combina-tions and conducted such other financial studies, analyses and investiga-tions as we deemed appropriate for purposes of this opinion.

    In rendering our opinion, we have relied upon and assumed, without inde-pendent verification, the accuracy, completeness and fairness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company, its management or its repre-sentatives, or that was otherwise reviewed by us. With respect to the finan-cial projections supplied to us by the management of the Company, we have assumed that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company as to the future operating and financial performance of the Company.

PAGE

Committee of Independent Directors
Rexnord Corporation
December 2, 1993

We did not make any independent evaluation of the Company's assets or lia-bilities and we relied, without independent verification, on the accuracy of all information reviewed by us.

    Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obliga-tion to update, revise or reaffirm this opinion. Our opinion does not con-stitute a recommendation to any shareholder as to how such shareholder should vote on the proposed transaction.

    Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwrit-ings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. DLJ has performed investment banking and other services for the Company in the past, including lead-managing an initial public offering of common stock and co-managing a public offering of debt for the Company in July 1992, and has been compensated for such services.

    Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the consideration to be received by the Public Shareholders of the Company pursuant to the Agreement is fair to such Public Shareholders from a financial point of view.


                                      Very truly yours,

                                      DONALDSON, LUFKIN & JENRETTE
                                      SECURITIES CORPORATION

                                      By: /s/ Joel J. Cohen
                                          __________________
                                          Joel J. Cohen
                                          Managing Director

                            REXNORD CORPORATION                       COMMON

                     PROXY CARD SOLICITED ON BEHALF OF
                           THE BOARD OF DIRECTORS
                  FOR THE SPECIAL MEETING OF STOCKHOLDERS
                              JANUARY 27, 1994

    The undersigned hereby appoints as proxies for the undersigned James R. Swenson and Thomas J. Jansen, or each one of them, with full power of substi-tution in each, to vote all of the Common Stock of the undersigned of Rex-nord Corporation (the "Company") entitled to vote at the Special Meeting of Stockholders of the Company, to be held at The Pfister Hotel, 424
East Wisconsin Avenue, Milwaukee, Wisconsin, on Thursday, January 27, 1994, at 10:00 A.M., local time, or at any adjournment or adjournments thereof, upon a single proposal to approve and adopt an Agreement and Plan of Merger (the "Merger Agreement"), dated as of December 1, 1993, between the Company and BTR Dunlop Holdings, Inc., a Delaware corporation ("BTR Holdings"), pursu-ant to which, among other things, (i) BTR Holdings or, at the discretion of BTR Holdings, a subsidiary thereof, will be merged with and into the Com-pany, with the Company being the surviving corporation (the "Merger") and
(ii) each outstanding share of Common Stock of the Company (other than shares of Common Stock owned by BTR Holdings or the Company or any affiliate thereof and other than shares of Common Stock held by the Company as trea-sury stock immediately prior to the Effective Time (as defined in the Merger Agreement), which shares will be cancelled, and other than shares of Common Stock held by stockholders, if any, who properly exercised their dissenters' rights under Delaware law) will be cancelled and converted into the right to receive in cash the greater of (a) $22.50 or (b) the highest price paid by BTR Holdings (or any affiliate thereof) to purchase shares of Common Stock from any affiliate of the Company at or prior to the Effective Time.

         (continued and to be signed and dated on the reverse side)
PAGE

                                                                      COMMON

                                Please mark your vote as in this example /X/

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSAL.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL.

 - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

                                               FOR   AGAINST   ABSTAIN
  1. Approval and adoption of the merger       / /      / /       / /
     agreement



  2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or adjournments thereof.

                                       Date:           , 1994


                                       ____________________________
                                        (Signature of Stockholder)


                                       ----------------------------
                                              (Signature of
                                       Stockholder - if held jointly)


                                       Signature(s): Please sign name(s) as
                                       printed hereon. When shares are held
                                       by joint tenants, both should sign.
                                       When signing as attorney, executor,
                                       administrator, trustee or guardian,
                                       please give full title as such. If a
                                       corporation, please sign in full cor-
                                       porate name by president or other
                                       authorized officer. If a partnership,
                                       please sign in partnership name by
                                       authorized person.